                                               Filed Pursuant To Rule 424(b)(1)
                                               Registration Statement #333-51025

                                2,525,000 SHARES

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                                  COMMON STOCK
                               ------------------
     Of the 2,525,000 shares of Common Stock (the "Common Stock") of Advanced Communication Systems, Inc. ("ACS" or the "Company") offered hereby, 2,000,000 shares are being sold by the Company and 525,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will receive no proceeds from the sale of shares by the Selling Stockholders.

     The Common Stock is traded on the Nasdaq National Market under the symbol "ACSC." On May 20, 1998, the last sale price of Common Stock as reported on the Nasdaq National Market was $12.375 per share. See "Price Range of Common Stock."
                               ------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

===================================================================================================================
                                         PRICE TO          UNDERWRITING         PROCEEDS TO     PROCEEDS TO SELLING
                                          PUBLIC            DISCOUNT(1)         COMPANY(2)         STOCKHOLDERS
-------------------------------------------------------------------------------------------------------------------
Per Share.........................        $12.375              $0.74              $11.635             $11.635
-------------------------------------------------------------------------------------------------------------------
Total (3).........................      $31,246,875         $1,868,500          $23,270,000         $6,108,375
===================================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated offering expenses of $400,000, all of which will be paid by the Company.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 378,750 additional shares of Common Stock on the same terms and conditions set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $35,933,906, $2,148,775 and $27,676,756, respectively. See "Underwriting."
                               ------------------
     The Common Stock is offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer or to reject any orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made on or about May 27, 1998.

A.G. EDWARDS & SONS, INC.
                             LEGG MASON WOOD WALKER
                                  INCORPORATED
                                                      SCOTT & STRINGFELLOW, INC.

                  THE DATE OF THIS PROSPECTUS IS MAY 20, 1998

                             DESCRIPTION OF GRAPHIC

ABOUT THE COMPANY

     Advanced Communication Systems, Inc. provides communications and information technology services and solutions, predominantly to U.S. government agencies and to a lesser extent commercial and international customers. The Company operates primarily in three interrelated areas: communication systems design and support, information technology services and systems integration.

                                                   COMMUNICATION SYSTEMS
                                                   The Company designs, develops, integrates
                                                   and implements complete communication
                                                   systems. The Company provides program and
        [Picture of satellite dish]                financial management support for large-scale
                                                   system procurement. Another capability
                                                   includes innovative business process
                                                   re-engineering.
INFORMATION TECHNOLOGY
The Company designs, installs and provides
support services for information management
and LAN/WAN systems. The Company is a
Microsoft Certified Solution Provider,             [Drawing of information being transmitted
Banyan Vines Systems Integrator, Lotus             from a ship at sea to shore via satellite]
Business Partner and Novell Authorized
Reseller. The Company also provides
multimedia training, Internet/intranet
solutions and database support.
                                                   SYSTEMS INTEGRATION
                                                   The Company provides COTS solutions for
                                                   customer-specific communication and
                                                   information system needs. Other capabilities
  [Picture of fiber optic cable]                   include "one-stop shopping" for radio
                                                   equipment, satellite time, LAN/WAN
                                                   management and customer-specified
                                                   applications.

PRODUCTS

     The Company's products focus on networked, efficient standards-based information exchange, using COTS computers and Company developed software. ISALTS and INFORMATION 2000 compress, store and forward logistics and other critical data by time-sharing radios or other information transfer media. BGIXS uses COTS technology to permit PC-to-PC transfer of tactical data between a headquarters host and supporting forces using satellite links. The Company-developed information exchange systems allow the use of either communication satellites or high frequency transmission for networked shared media data exchange.

                            ------------------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investors should consider carefully the risk factors related to the purchase of the Common Stock of the Company. See "Risk Factors." Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. References herein to fiscal years are to the Company's fiscal year which ends on September 30. Unless the context otherwise requires, the "Company" refers to Advanced Communication Systems, Inc. and its subsidiaries. A glossary of acronyms used in this Prospectus appears on page 52.

                                  THE COMPANY

     Advanced Communication Systems, Inc. provides communications and information technology services and solutions, predominantly to U.S. government agencies and to a lesser extent commercial and international customers. The Company operates primarily in three interrelated areas: communication systems design and support, information technology services ("IT Services") and systems integration. The Company believes that, from its inception in 1987, it has been a leader in U.S. Navy satellite communications. The Company's revenues have increased each year since fiscal 1987 and grew at a compound annual rate of 43.2% during the last five fiscal years, substantially all through internal growth, reaching $52.2 million for fiscal 1997. Additionally, for the six month period ended March 31, 1998, the Company's revenues grew 54.0% over the comparable prior six month period, increasing to $32.6 million. The Company's total funded and unfunded backlog was $217.6 million as of March 31, 1998. See "Business -- Backlog."

     The Company's primary objective is to provide superior communications and information technology services and solutions to its clients. Consistent with this objective, the Company completed three significant strategic acquisitions since its initial public offering in July 1997. In February 1998, the Company acquired Advanced Management Incorporated ("AMI"), a provider of a wide range of information technology services, including complex computer solutions and management services, to a variety of government and commercial entities, including clients outside the Company's traditional Department of Defense ("DOD") client base. In November 1997, the Company acquired Integrated Systems Control, Inc. ("ISC"), a provider of technical and engineering services to the DOD, primarily the U.S. Navy, in the areas of communications and information technology. In August 1997, the Company acquired RF Microsystems, Inc. ("RFM"), a provider of technical and engineering services to the DOD in the areas of communications, navigation, electronic warfare and digital signal systems. The Company believes that such acquisitions: (i) allow the Company to participate in increasingly large and complex procurement programs; (ii) increase its opportunities to cross-sell products and services to existing customers; (iii) bring new strength to the Company's technical capabilities through the cross-utilization of technology and engineering skills; and (iv) increase the overall depth and experience of the Company's management. See
"Business -- Overview."

     The three main areas of the Company's business summarized below are communication systems, IT Services and systems integration. The Company believes that the convergence of its unique strengths in communications and information technologies has positioned the Company to address space and computer-based communications markets as an end-to-end provider of total solutions.

        - COMMUNICATION SYSTEMS. The Company designs, engineers, develops, integrates, installs and operates satellite and computer-based communication systems. It provides satellite communications engineering and technical services and program and system support primarily to program directorates and field activities of the U.S. Navy. Recently, the Company has expanded its communication systems business capabilities to provide a full range of systems engineering procurement and support for the Command, Control, Communication, Computer and Intelligence ("C4I") initiatives of the DOD. In addition, the Company has expanded its staff to include experts in program and financial management, and now provides support in these areas to its communication systems customers. The Company believes this combination of skills and capabilities is one of the factors that distinguishes it from its competitors in the communications systems business. The Company's communications systems business represented 63.8% of revenues for the six month period ended March 31, 1998.

        - IT SERVICES. The Company provides a full range of services and support in the areas of information management technology, information processing, network design and operations, database design and management, Internet and intranet services and multimedia training services. It provides these services to a wide range of customers, including the DOD, other federal agencies and commercial enterprises. The advanced technical capabilities gained by the Company while performing services for government customers have provided the Company with expertise in the information technology area, which the Company is leveraging to develop its commercial business. The Company's IT Services business represented 25.2% of revenues for the six month period ended March 31, 1998.

        - SYSTEMS INTEGRATION. The Company provides systems integration services for communication systems and, to a lesser extent, acts as a value-added reseller of computer hardware and software to both government and commercial customers. The Company's strategy in this business area is to concentrate on providing total communication systems integration solutions. Most of this communication systems integration business is performed under its contracts (the "GSA Schedule Contracts") with the General Services Administration ("GSA"), which permit the Company to sell approved products to U.S. government agencies and contractors without further competitive bidding. The Company's systems integration business represented 11.0% of revenues for the six month period ended March 31, 1998.

     Growth in the Company's business is being driven in part by the increasing trend in government and commercial organizations to focus on their core competencies and to outsource non-core functions such as information technology. In addition, the U.S. military is placing greater emphasis on increasing productivity while using fewer resources by employing systems that act as "force multipliers." Solutions and technologies such as those offered by the Company permit the use of fewer personnel and assets and result in more effective performance at lower levels of spending. Federal Sources, Inc., an independent market research firm specializing in the U.S. federal market, estimates that the U.S. government has budgeted $28 billion in its fiscal year 1998 for information technology services and products, including approximately $10 billion budgeted by the DOD. The Company believes that the commercial information technology market is significantly larger than the government market.

     The Company believes it has established a reputation in the industry for delivering creative solutions to complex problems through the use of highly skilled personnel and the most current technology. The Company has managed large and complex federal contracts and believes this capability positions it to capitalize on the expected future growth in outsourcing, both in the United States and internationally. To do so, the Company plans to continue to employ the following strategies: (i) maintain leadership in the military satellite communications industry; (ii) expand existing services and customer base; (iii) expand through additional strategic acquisitions and the use of teaming relationships; and (iv) develop additional international and commercial business.

     Advanced Communication Systems, Inc. is a Delaware corporation incorporated in 1987. Its principal executive offices are located at 10089 Lee Highway, Fairfax, Virginia 22030, and its telephone number is (703) 934-8130.

                                  THE OFFERING

Common Stock offered by the Company...................  2,000,000 shares
Common Stock offered by the Selling Stockholders......    525,000 shares
Common Stock to be outstanding after the offering (1).  8,579,000 shares
Use of Proceeds.......................................  The net proceeds of this offering will be used to repay existing bank debt and
                                                        for general corporate purposes,
                                                        including potential acquisitions. See
                                                        "Use of Proceeds."
Nasdaq National Market symbol.........................  "ACSC"

---------------
(1) Based on shares outstanding as of April 15, 1998. Includes 25,000 shares which will be issued upon exercise of an option by one of the Selling Stockholders and sold in this offering. Does not include an aggregate of 738,500 shares of Common Stock reserved for issuance by the Company upon the exercise of stock options as of April 15, 1998, of which options to purchase 99,700 shares will be exercisable at the closing of this offering at a weighted average exercise price of $6.34. See "Management -- Stock Plans and Agreements" and Note 12 of Notes to the Company's Consolidated Financial Statements.

                             SUMMARY FINANCIAL DATA

                                            YEAR ENDED SEPTEMBER 30,                      SIX MONTHS ENDED MARCH 31,
                          ------------------------------------------------------------   -----------------------------
                                                                             PRO FORMA                       PRO FORMA
                                                                             COMBINED                        COMBINED
                           1993      1994      1995      1996     1997 (1)   1997 (2)     1997      1998     1998 (3)
                          -------   -------   -------   -------   --------   ---------   -------   -------   ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues................  $12,223   $19,106   $23,724   $31,665   $52,194     $88,620    $21,130   $32,550    $40,635
Direct costs............    7,050    11,418    14,815    19,307    37,687      60,325     14,746    20,990     25,960
Indirect, general and
  administrative
  expenses..............    4,612     7,177     8,202    10,253    11,128      21,452      5,025     8,821     11,336
Write-off of acquired
  in-process R & D
  costs.................       --        --        --        --     1,910          --         --        --         --
                          -------   -------   -------   -------   -------     -------    -------   -------    -------
Income from
  operations............      561       511       707     2,105     1,469       6,843      1,359     2,739      3,339
Interest expense........      (92)     (125)     (185)     (257)     (136)     (2,047)      (134)     (378)      (942)
Other income, net.......       14        52        52        57       153         153         44        15         15
                          -------   -------   -------   -------   -------     -------    -------   -------    -------
Income before taxes.....      483       438       574     1,905     1,486       4,949      1,269     2,376      2,412
Pro forma income taxes (4)    193       175       229       743       571       1,883        495       879        892
                          -------   -------   -------   -------   -------     -------    -------   -------    -------
Pro forma net income (4)  $   290   $   263   $   345   $ 1,162   $   915     $ 3,066    $   774   $ 1,497    $ 1,520
                          =======   =======   =======   =======   =======     =======    =======   =======    =======
Pro forma net income per
  share -- basic (4)....                                $  0.28   $  0.20     $  0.59    $  0.18   $  0.23    $  0.24
Pro forma net income per
  share -- diluted (4)                                  $  0.27   $  0.19     $  0.58    $  0.18   $  0.23    $  0.23
Pro forma weighted
  average shares
  outstanding --
  basic (5).............                                  4,212     4,682       5,157      4,246     6,438      6,438
Pro forma weighted
  average shares
  outstanding -- diluted
  (5)...................                                  4,361     4,767       5,242      4,346     6,558      6,558

                                                                   MARCH 31, 1998
                                                              -------------------------
                                                              ACTUAL    AS ADJUSTED (6)
                                                              -------   ---------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................  $18,136       $18,220
Total assets................................................   56,788        56,788
Total debt..................................................   24,930         1,902
Stockholders' equity........................................   18,955        41,983

---------------
(1) Includes a one-time, non-cash charge reflecting the write-off of acquired in-process research and development costs in connection with the acquisition of RFM totaling $1.9 million. Excluding such charge, the Company's income from operations, pro forma net income and pro forma net income per share -- diluted would have been $3.4 million, $2.1 million and $0.44, respectively, for the year ended September 30, 1997.
(2) Gives effect to the acquisition of AMI, ISC and RFM assuming such transactions had occurred on October 1, 1996 and the exclusion of the acquired in-process research and development costs of $1.9 million. See "Unaudited Pro Forma Condensed Consolidated Statements of Operations."
(3) Gives effect to the acquisition of AMI assuming such transaction had occurred on October 1, 1997. See "Unaudited Pro Forma Condensed Consolidated Statements of Operations."
(4) Prior to June 25, 1997, the Company elected to be treated as an S corporation and was not subject to federal and certain state income taxes. The pro forma income taxes data reflects federal and state income taxes based on estimated tax rates, as if the Company had elected C corporation status for the periods indicated. Amounts for the six month period ended March 31, 1998 are based on actual results.
(5) See Note 2 of the Notes to the Company's Consolidated Financial Statements. Amounts for the six month period ended March 31, 1998 are based on actual weighted average shares outstanding.
(6) Gives effect to the sale of the 2,000,000 shares of Common Stock offered by the Company hereby, after deducting the underwriting discount and estimated offering expenses, and the application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     Prospective investors should carefully consider the following risk factors relating to the Company and the Common Stock, in addition to the other information contained in this Prospectus. Certain statements contained in this Prospectus that are not related to historical results are forward-looking statements. Actual results may differ materially from those projected or implied in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following risk factors.

CONCENTRATION OF REVENUES

     For fiscal 1995, 1996 and 1997 and the six months ended March 31, 1998, approximately 99%, 90%, 92% and 91%, respectively, of the Company's revenues were derived from contracts or subcontracts funded by the U.S. government, virtually all of which were funded by the DOD. The Company expects that U.S. government contracts are likely to continue to account for a significant portion of its revenues in the future. Accordingly, the Company's financial performance may be adversely affected by changing U.S. government procurement practices and policies and declines in U.S. defense spending. Among the factors that could have a material adverse effect upon the Company's ability to win new contracts with the U.S. government, or retain existing contracts, are budgetary constraints, changes in government funding levels, programs, policies or requirements, technological developments, the adoption of new laws or regulations and general economic conditions. In addition, certain of the Company's contracts individually contribute a significant percentage of its revenues. The Company's two largest contracts, both with the U.S. Navy, generated approximately 46% of its revenues for fiscal 1997 and approximately 29% of its revenues for the six month period ended March 31, 1998, including one contract that generated approximately 32% of its revenues for fiscal 1997 and approximately 18% of its revenues for the six month period ended March 31, 1998. Although the Company is currently focusing on expanding its customer base to increase its non-military and non-government sales, a relatively small number of large U.S. government contracts are likely to continue to account for a significant percentage of the Company's revenues in the future. Termination of these contracts or the Company's inability to renew or replace them when they expire could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Contracts."

GOVERNMENT CONTRACTING RISKS

     Government contracts, including the Company's GSA Schedule Contracts, by their terms, generally can be terminated at any time by the government without cause. If a government contract is so terminated, the Company generally would be entitled to receive compensation for the services provided or costs incurred up to the time of termination and a negotiated amount of the profit on the contract to the date of termination. Termination of any of its large government contracts could have a material adverse effect on the Company's business, financial condition and results of operations.

     Government contracts require compliance with various contract provisions and procurement regulations. The adoption of new or modified procurement regulations could have a material adverse effect on the Company's business, financial condition and results of operations or increase its costs of competing for or performing government contracts. Any violation of these regulations could result in the termination of the contracts, imposition of fines and/or debarment from award of additional government contracts. Most government contracts are subject to modification or termination for the convenience of the government in the event of changes in funding, and the Company's contract costs and revenues are subject to adjustment as a result of audits by the Defense Contract Audit Agency (the "DCAA") and other government auditors. The award of government contracts also is subject to protest by competitors which can result in the re-opening of the bidding process, unanticipated legal costs or the award of a contract to a competitor.

     Government contracts generally are awarded to the Company through a formal competitive bidding process in which the Company has many competitors. Upon expiration, government contracts may be subject to a competitive rebidding process. There can be no assurance that the Company will be successful in winning contract awards or renewals in the future. The Company's failure to renew or replace such contracts when they expire could have a material adverse effect on its business, financial condition and results of operations.

     A significant portion of the Company's revenues in fiscal 1997 (approximately 22%) and in the six months ended March 31, 1998 (approximately 13%) were generated through small business set-aside programs. The Company no longer is eligible to participate in some of these programs and, as its revenues and size expand, it will lose its eligibility to participate in more of these programs. There can be no assurance that the Company will be able to replace revenues from these contracts.

     The Company also derives significant revenues from sales under the GSA Schedule Contracts. For fiscal 1997 and the six months ended March 31, 1998, approximately 26% and 16%, respectively, of the Company's revenues were derived from the GSA Schedule Contracts. The government has no obligation to purchase any significant amount of goods or services under the contracts and there can be no assurance as to the actual level of sales that will be derived from the contracts. The GSA Schedule Contracts are fixed price contracts, which impose greater financial risk on the Company than cost reimbursement or time and materials contracts. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed price contract may reduce the Company's profit or cause a loss. In addition, the GSA Schedule Contracts are renewable every five years by the government. The Company's current GSA Schedule Contracts expire in March 1999. There can be no assurance that the GSA Schedule Contracts will be renewed, and the Company's inability to renew or replace the GSA Schedule Contracts could have a material adverse effect on its business, financial condition and results of operations. See
"Business -- Government Contracts."

VARIABILITY OF QUARTERLY OPERATING RESULTS AND SEASONALITY

     The Company's revenues and earnings may fluctuate from quarter to quarter based on such factors as the number, size and scope of projects, expenditures required by the Company, delays, employee utilization rates, adequacy of provisions for losses, accuracy of estimates of resources required to complete ongoing projects and general economic conditions. Demand for the Company's products and services in each of the markets it serves can vary significantly from quarter to quarter due to revisions in customer budgets or schedules and other factors beyond the Company's control. In addition, the Company's sales tend to be seasonal, with the Company's fourth quarter generally accounting for the greatest proportion of revenues each year, based to a large extent on the uneven government purchasing patterns. Due to all of the foregoing factors, it is possible that in some future period the Company's results of operations will fall below the expectations of securities analysts and investors. In this event, the market price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     A part of the Company's business strategy calls for growth through acquisitions. Consistent with such strategy, the Company made three significant strategic acquisitions since its public offering in July 1997, including the acquisition of AMI in February 1998. The successful integration of the Company and AMI, ISC and RFM is important to the future financial performance of the Company. There can be no assurance that the anticipated benefits from such acquisitions will be realized, that the Company will operate the acquired businesses profitably in the future or that the Company will be able to integrate the operations, products or personnel gained through any such acquisitions without a material adverse effect on the business, financial condition and results of operations of the Company. Accordingly, operating expenses associated with acquired businesses may have a material adverse effect on the business, financial condition and results of operations of the Company. In addition, identifying and pursuing future acquisition opportunities will require a significant amount of management time and skill. There can be no assurance that the Company will be able to identify suitable acquisition candidates, consummate any acquisition on acceptable terms or successfully integrate acquired business operations. Future acquisitions could result in the issuance of additional shares of capital stock or the incurrence of additional indebtedness, could entail the payment of consideration in excess of book value and could have a dilutive effect on the Company's net income per share. Many business acquisitions must be accounted for under the purchase method of accounting. Consequently, such acquisitions may generate significant goodwill or other intangible assets. Acquisition of these businesses would typically result in substantial amortization charges to the Company. Acquisitions could also involve significant charges reflecting write-offs of acquired in-process research and development. As a result of acquisitions, the Company wrote off $1.9 million of in-process research and development in fiscal 1997 and on a pro forma basis would have recorded amortization expenses of $552,000 for acquisition-related intangible assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Business Strategy."

MANAGEMENT OF GROWTH

     The Company's revenues have increased over the past five fiscal years at a compound annual rate of 43.2%. Continued growth could place a significant strain on the Company's limited personnel, management, financial controls and other resources. The Company's ability to manage any future expansion effectively will require it to attract, retain, train, motivate and manage new employees successfully, to integrate new management and employees into its overall operations and to continue to improve its operational, financial and management systems and controls and facilities. The Company's failure to manage any expansion effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

BACKLOG NOT INDICATIVE OF REVENUES

     Many of the Company's contracts are multi-year contracts and contracts with option years, and portions of these contracts are carried forward from one year to the next as part of the Company's contract backlog. The estimated backlog under a government contract is not necessarily indicative of revenues that will actually be realized under that contract. Congress normally appropriates funds for a given program on a fiscal year basis, even though actual contract performance may take many years. As a result, contracts ordinarily are only partially funded at the time of award, and additional monies are normally committed to the contract by the procuring agency as appropriations are made by Congress in subsequent fiscal years. There can be no assurance that Congress will appropriate funds or that procuring agencies will commit funds to the Company's contracts for their anticipated terms. In addition, most of the Company's government contracts have a base term of one year and a number of option years. There can be no assurance that the government will extend a contract through its option years. Many of the Company's large contracts require that the Company supply services upon request, and the Company receives no payments under these contracts until such services are requested and performed. There can be no assurance that cancellations or scope adjustments of these contracts might not occur or that the Company's services under these contracts will be requested at the anticipated levels in the future. See
"Business -- Government Contracts" and "Business -- Backlog."

NEED TO ATTRACT AND RETAIN PROFESSIONAL STAFF

     The Company's success will depend in part upon its ability to attract, retain, train and motivate highly skilled employees, particularly in the area of information technology. There is significant competition for employees with the communication and information technology skills required to perform the services the Company offers. In addition, the Company must often comply with provisions in government contracts which require employment of persons with specified levels of education, work experience and security clearances. There can be no assurance that the Company will be successful in attracting a sufficient number of highly skilled employees in the future. Only five of the Company's key personnel are subject to noncompetition agreements. The loss of its key technical personnel or its inability in the future to attract key employees or to relocate them as required by customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees."

COMPETITION

     The Company experiences significant competition in all of the areas in which it does business. In general, the markets in which it competes are not dominated by a single company or a small number of companies; instead, a large number of companies offer services that overlap and are competitive with those offered by the Company. Many of its competitors are significantly larger and have greater financial resources than the Company, and some of these competitors are divisions or subsidiaries of large, diversified companies that have access to the financial resources of their parent companies. There can be no assurance that the Company will be able to compete successfully. See
"Business -- Competition."

RISKS ASSOCIATED WITH ENTRY INTO COMMERCIAL BUSINESS

     The Company is pursuing a strategy to increase the sales of its services in the commercial market, although the Company and its management have limited experience in this market. To date, the Company's sales to customers other than the U.S. government have been made almost exclusively to military agencies of other countries and to a lesser extent civilian buyers. Commercial contracts accounted for 3.8% of the Company's revenues for fiscal 1997 and 6.6% for the six months ended March 31, 1998. There can be no assurance that the Company will be able to compete successfully in the civilian markets or continue to make sales to defense agencies outside the United States.

     Most of the Company's existing commercial contracts are fixed price contracts, and the Company expects this will continue to be true with respect to new commercial contracts. The Company may fail to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed price contract, any of which may reduce the Company's profit or cause a loss under such contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "Business -- Business Strategy" and "Business -- Government Contracts."

INTERNATIONAL EXPANSION

     As part of its growth strategy, the Company is seeking opportunities to expand into international markets. To date, the Company has limited experience in marketing and distributing its products internationally. International business accounted for 3.7% of the Company's revenues for fiscal 1997 and 1.5% for the six months ended March 31, 1998. In marketing its products and services internationally, the Company will face new competitors, some of which may have established a strong presence in those markets. In addition, the ability of the Company to market its products in foreign countries will be dependent on the Company's ability to adapt its products to operate in foreign languages and to provide the functionality desired by customers in those countries. There can be no assurance that the Company will be successful in so adapting its products. In addition to the uncertainty as to the Company's ability to establish an international presence, there are certain difficulties and risks inherent in doing business on an international level, such as compliance with regulatory requirements and changes in these requirements, export restrictions, tariffs and other trade barriers, limited protection of intellectual property rights, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences. There can be no assurance that one or more of these factors will not have a material adverse effect on any international operations established by the Company, and consequently, on the Company's business, financial condition and results of operations. See "Business -- Business Strategy."

TECHNOLOGICAL CHANGES

     The Company operates principally in the communications and information technology services industry, which changes rapidly and is highly competitive. Even if the Company remains abreast of the latest developments and available technology, technological advances and/or the introduction of new products and services in the communications and information technology services industry could adversely affect the Company. There are many large and successful companies in the communications and information technology services industry, many of which have greater resources than the Company. The Company's future success will depend significantly on its ability to develop and deliver technologically advanced quality products and services. The cost of developing such products and services could adversely affect the Company's future results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant degree on its key management personnel, especially George A. Robinson, Charles G. Martinache, Thomas A. Costello and Dev Ganesan. The loss of any one of these individuals could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not have employment agreements with any of these individuals, except for Mr. Ganesan. See "Management -- Employment Agreement." The Company does not maintain key man life insurance policies on any members of management.

PROPRIETARY INFORMATION

     Much of the Company's business is derived from work product, software programs, methodologies and other information in which it has a proprietary interest. Although the Company seeks to protect this data with trademarks, copyrights and confidentiality agreements, there can be no assurance that these measures will prevent the unauthorized disclosure or use of the Company's technical knowledge, practices or procedures, or that others may not independently develop similar knowledge, practices or procedures. In addition, the government may acquire certain proprietary rights to software programs and other products that result from the Company's services under government contracts or subcontracts and may disclose such information to third parties, including competitors of the Company. Disclosure or loss of control over its proprietary information could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. Any such litigation would be costly and divert management's attention, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from selling its services, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations.

CONTROL BY EXECUTIVE OFFICERS AND DIRECTORS; ANTI-TAKEOVER PROVISIONS

     Upon the completion of this offering, the founders and principal officers of the Company, Messrs. George A. Robinson, Charles G. Martinache and Thomas A. Costello, will beneficially own approximately 27.7% of the outstanding shares of Common Stock. Consequently, Messrs. Robinson, Martinache and Costello, if they act together, will be able to exert significant influence over corporate matters requiring stockholder approval, including the election of directors. See "Principal and Selling Stockholders."

     The directors of the Company are authorized to issue, without stockholder approval, up to 1,000,000 shares of Preferred Stock. Such Preferred Stock may have rights senior to the Common Stock. This Preferred Stock may have the effect of delaying or preventing a change in control, may decrease the amount of earnings and assets available for distribution to the holders of the Common Stock or may adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. Further, certain provisions of Delaware law, including Section 203 of the Delaware General Corporation Law ("DGCL"), could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock -- Preferred Stock" and "Description of Capital Stock -- Certain Provisions of Delaware Law."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Upon the closing of this offering, the Company will have 8,579,000 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option or options outstanding under the Company's stock option plans). The 2,525,000 shares of Common Stock sold in this offering as well as the 2,875,000 shares sold in the Company's initial public offering will be freely tradable without restriction or limitation under the Securities Act of 1933, except for shares purchased by "affiliates" (as is defined in

Rule 144 under the Securities Act of 1933). All of the remaining 3,179,000 shares of Common Stock may be sold in the public market, subject in some cases to the volume and other limitations of Rule 144 promulgated under the Securities Act of 1933. The Company, together with certain of its stockholders (who will hold in the aggregate 2,824,700 shares after the closing of the offering), have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus, subject to certain exceptions, without the prior written consent of A.G. Edwards & Sons, Inc. The restriction on the Company is subject to exceptions for the issuance of shares pursuant to the Company's existing stock plans and as payment for acquisitions by the Company. The Company has filed registration statements on Form S-8 registering an aggregate of 1,038,500 shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to the Company's stock option plans and employee stock purchase plan. If not otherwise subject to a lock-up agreement, shares purchased pursuant to these plans generally would be available for resale in the public market. At closing the Company will have outstanding options to purchase an aggregate of 343,550 shares of Common Stock, 99,700 of which will be exercisable at the closing of this offering. In connection with the acquisition of ISC, the Company granted certain registration rights with respect to the registration of 475,000 shares of Common Stock under the Securities Act of 1933. See "Description of Capital Stock -- Registration Rights." Sales of substantial amounts of Common Stock in the public markets, pursuant to Rule 144 or otherwise, or the availability of such shares for sale, could adversely affect the prevailing market prices for the Common Stock and impair the Company's ability to raise additional capital through the sale of equity securities in the future. See "Management -- Stock Plans and Agreements" and "Shares Eligible for Future Sale."

VOLATILITY OF STOCK PRICE

     There has historically been significant volatility in the market price of securities of technology companies. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of particular companies. Many factors that have influenced trading prices, such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions, will vary from period to period. As a result of the foregoing, the Company's operating results from time to time may be below the expectations of securities analysts and investors. Any such event would likely result in a material adverse effect on the market price of the Common Stock.

PAYMENT OF DIVIDENDS

     The Company does not anticipate declaring or paying cash dividends in the foreseeable future. In addition, the Company's existing credit facility contains provisions which prohibit the payment of dividends. See "Dividend Policy."

YEAR 2000 COMPLIANCE COSTS

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. To distinguish 21st century dates from 20th century dates, these date code fields must be able to accept four digit entries. The Company has evaluated its information technology infrastructure for Year 2000 compliance. The Company does not expect that the cost to modify its information technology infrastructure to be Year 2000 compliant will be material to its financial condition or results of operations. The Company does not anticipate any material disruption in its operations as a result of any failure by the Company to be in compliance. No assurance can be given, however, that unanticipated or undiscovered Year 2000 compliance problems will not have a material adverse effect on the Company's financial condition, results of operations and business. In addition, the Company has limited information concerning the compliance status of its customers or suppliers. In the event that any of the Company's significant customers or suppliers do not successfully and timely achieve Year 2000 compliance, the Company's financial condition, results of operations and business could be materially adversely affected.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock being offered by it will be approximately $22.9 million ($27.3 million if the over-allotment option granted to the Underwriters is exercised in full) after deducting the underwriting discount and estimated expenses to be paid by the Company. The Company will not receive any of the proceeds from the sale of the 525,000 shares of Common Stock offered by the Selling Stockholders.

     The Company intends to use the net proceeds of the offering to repay outstanding amounts on its line of credit. The Company's outstanding principal line of credit consists of two separate facilities, permitting the Company to borrow up to an aggregate of $35 million. The first facility bears interest at either the bank's prime rate or at a London interbank offered rate ("LIBOR") for one, two or three month periods, plus a percentage, not more than 2.2%, which depends on the Company's historical financial performance. The second facility bears interest at either the bank's prime rate or at a LIBOR rate plus a percentage, not more than 2.45%, which depends on the Company's historical financial performance. Each facility expires on February 28, 2000. Borrowings under the bank line of credit to date have been used to finance the acquisition of AMI and for working capital needs. As of March 31, 1998, the outstanding balance on the line of credit was approximately $23.3 million and the weighted average interest rate for the six month period ended March 31, 1998 was approximately 8.2%.

     Any remaining net proceeds received by the Company from the offering will be used for working capital and general corporate purposes, including possible acquisitions of complementary businesses. The Company does not currently have any agreements or commitments with respect to any potential acquisitions, nor are any negotiations regarding any acquisitions ongoing. Pending such uses, the Company intends to invest the net proceeds from the offering in investment grade, interest-bearing instruments.

                                DIVIDEND POLICY

     The Company does not anticipate declaring or paying cash dividends in the foreseeable future. In addition, the Company's existing credit facilities prohibit the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 10 of Notes to the Company's Consolidated Financial Statements.

                          PRICE RANGE OF COMMON STOCK

     Prior to the quotation of the Common Stock on the Nasdaq National Market beginning on June 27, 1997, there was no established trading market for the Common Stock. The following table sets forth the high and low sale prices of the Common Stock as reported by the Nasdaq National Market, where the Common Stock trades under the Symbol "ACSC."

                                                             HIGH       LOW
                                                             ----       ---
FISCAL YEAR ENDED SEPTEMBER 30, 1997
     Third Quarter (from June 27, 1997)...................  $ 8.250   $ 7.500
     Fourth Quarter.......................................   13.000     7.500
FISCAL YEAR ENDED SEPTEMBER 30, 1998
     First Quarter........................................  $12.750   $ 8.000
     Second Quarter.......................................   12.000     8.000
     Third Quarter (through May 20, 1998).................   14.938    11.500

     On May 20, 1998, the closing price of the Company's Common Stock was $12.375 per share. As of April 17, 1998, there were approximately 54 holders of record of Common Stock. The Company believes that there are over 3,000 beneficial owners of Common Stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998 on an actual and as adjusted basis. This table should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus.

                                                                   MARCH 31, 1998
                                                              -------------------------
                                                              ACTUAL    AS ADJUSTED (1)
                                                              -------   ---------------
                                                                   (IN THOUSANDS)
Total debt..................................................  $24,930       $ 1,902
Stockholders' equity
     Preferred stock, $.01 par value, 1,000,000 shares
      authorized, no shares issued and outstanding..........       --            --
     Common Stock, $.01 par value, 40,000,000 shares
      authorized, 9,450,000 shares issued, actual (2),
      11,475,000 shares issued, as adjusted.................       95           115
     Paid-in capital........................................   17,692        40,700
     Retained earnings......................................    1,205         1,205
     Less cost of 2,901,625 shares of treasury stock........      (37)          (37)
                                                              -------       -------
       Total stockholders' equity...........................   18,955        41,983
                                                              -------       -------
          Total capitalization..............................  $43,885       $43,885
                                                              =======       =======

---------------
(1) Gives effect to the sale of the 2,000,000 shares of Common Stock offered by the Company hereby, after deducting the underwriting discount and estimated offering expenses, and the application of the net proceeds therefrom. See "Use of Proceeds."
(2) Includes 25,000 shares which will be issued upon the exercise of an option by one of the Selling Stockholders and sold in this offering. Does not include an aggregate of 738,500 shares of Common Stock reserved for issuance by the Company upon the exercise of stock options as of April 15, 1998, of which options to purchase 99,700 shares will be exercisable at a weighted average exercise price of $6.34. See "Management -- Stock Plans and Agreements" and Note 12 of Notes to the Company's Consolidated Financial Statements.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

     The following unaudited pro forma condensed consolidated statement of operations have been prepared by the Company's management and should be read in conjunction with the historical financial statements of the Company, AMI and ISC and the related notes thereto. The unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of the results of operations that may have actually occurred had the acquisitions occurred on the dates specified, or of the future results of the combined companies. The pro forma adjustments are based upon available information and certain adjustments that the management of the Company believes are reasonable. In the opinion of the Company's management, all adjustments have been made that are necessary to present fairly the unaudited pro forma condensed consolidated financial statements.

                                                     YEAR ENDED SEPTEMBER 30, 1997
                               --------------------------------------------------------------------------
                                                                               PRO FORMA        PRO FORMA
                               COMPANY (1)    RFM (2)   ISC (3)   AMI (4)   ADJUSTMENTS (5)     COMBINED
                               -----------    -------   -------   -------   ---------------     ---------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.....................    $52,194      $4,614    $12,180   $23,165       $(3,533)(6)      $88,620
Direct costs.................     37,687       3,237      6,505    14,794        (1,898)(6)       60,325
Indirect, general and
  administrative expenses....     11,128       1,150      4,975     4,720          (521)(7)       21,452
Write-off of acquired
  in-process R&D costs.......      1,910          --         --        --        (1,910)(8)           --
                                 -------      ------    -------   -------       -------          -------
Income from operations.......      1,469         227        700     3,651           796            6,843
Interest expense.............       (136)         --       (218)       (1)       (1,692)(9)       (2,047)
Other income, net............        153          --         --     1,219        (1,219)(10)         153
                                 -------      ------    -------   -------       -------          -------
Income before taxes..........      1,486         227        482     4,869        (2,115)           4,949
Pro forma tax provision
  (benefit)..................        571          92        183     1,850          (813)(11)       1,883
                                 -------      ------    -------   -------       -------          -------
Pro forma net income.........    $   915      $  135    $   299   $ 3,019       $(1,302)         $ 3,066
                                 =======      ======    =======   =======       =======          =======
Pro forma net income per
  share -- basic.............    $  0.20                                                         $  0.59
Pro forma net income per
  share -- diluted...........    $  0.19                                                         $  0.58
Pro forma weighted-average
  shares outstanding -- basic      4,682                                            475(12)        5,157
Pro forma weighted average
  shares outstanding -- diluted    4,767                                            475(12)        5,242

---------------
 (1) Represents the historical results of operations of the Company.
 (2) Represents the historical results of operations of RFM for the nine months ended June 30, 1997.
 (3) Represents the historical results of operations, derived from the audited statement of income of ISC for the twelve months ended September 30, 1997 included herein.
 (4) Represents the historical results of operations, derived from the audited statement of income of AMI for the year ended December 31, 1997 included herein.
 (5) Gives effect to the acquisition of AMI, ISC and RFM assuming such transactions had occurred on October 1, 1996 and the exclusion of a one-time, non-cash charge reflecting the write-off of acquired in-process research and development costs in connection with the acquisition of RFM totalling $1.9 million.
 (6) Elimination of intercompany transactions between the Company and RFM and ISC.
 (7) Reflects (i) elimination of intercompany transactions between the Company and RFM and ISC of $1,438,000, (ii) increase in amortization of intangible assets totalling $552,000, principally goodwill, resulting from the acquisitions of AMI, ISC and RFM and (iii) an increase in indirect expenses totalling $365,000 relating to additional compensation of $65,000 payable pursuant to employment contracts with key employees and corporate allocation of $300,000 of costs previously billable under cost-plus contracts which are no longer billable under time-and-material contracts.
 (8) Reflects the reversal of the write-off of acquired in-process research and development costs.
 (9) Represents the increase in interest expense due to the borrowings under the credit facility used for the acquisition of AMI.

(10) Represents the elimination of interest and investment income relating to assets distributed to the stockholder of AMI prior to the AMI acquisition.
(11) Represents the tax effect of the pro forma adjustments.
(12) Reflects the issuance of 475,000 shares of the Company's common stock in exchange for all of the outstanding common stock of ISC.

                                                         SIX MONTHS ENDED MARCH 31, 1998
                                               ----------------------------------------------------
                                                                         PRO FORMA        PRO FORMA
                                               COMPANY(1)     AMI(2)   ADJUSTMENTS(3)     COMBINED
                                               ----------     ------   --------------     ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.....................................   $32,550       $8,085      $    --          $40,635
Direct costs.................................    20,990        4,970           --           25,960
Indirect, general and administrative
  expenses...................................     8,821        2,210          305 (4)       11,336
                                                -------       ------      -------          -------
Income from operations.......................     2,739          905         (305)           3,339
Interest expense.............................      (378)          --         (564)(5)         (942)
Other income, net............................        15        1,065       (1,065)(6)           15
                                                -------       ------      -------          -------
Income before taxes..........................     2,376        1,970       (1,934)           2,412
Pro forma tax provision (benefit)............       879          729         (716)(7)          892
                                                -------       ------      -------          -------
Pro forma net income.........................   $ 1,497       $1,241      $(1,218)         $ 1,520
                                                =======       ======      =======          =======
Pro forma net income per share -- basic......   $  0.23                                    $  0.24
Pro forma net income per share -- diluted....   $  0.23                                    $  0.23
Pro forma weighted average shares
  outstanding -- basic.......................     6,438                                      6,438
Pro forma weighted average shares
  outstanding -- diluted.....................     6,558                                      6,558

---------------
(1) Represents the historical results of operations of the Company.
(2) Represents the historical pre-acquisition results of operations of AMI for the four month period beginning October 1, 1997 through January 31, 1998.
(3) Adjustments to reflect the Company's acquisitions as if they had occurred on October 1, 1997.
(4) Includes amortization of intangible assets ($181,000), principally goodwill, resulting from the acquisition and reflects an increase in indirect expenses relating to additional compensation ($22,000) payable pursuant to employment contracts with key employees and corporate allocation ($102,000) of costs, previously billable under cost-plus contracts, which are no longer billable under time-and-material contracts.
(5) Represents the increase in interest expense due to the borrowings under the credit facility used for the acquisition of AMI.
(6) Represents the elimination of interest and investment income relating to assets distributed to the stockholder of AMI prior to the acquisition of AMI.
(7) Represents the tax effect of the pro forma adjustments.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere herein. The Statement of Operations Data set forth below with respect to fiscal 1995, 1996 and 1997 and the Balance Sheet Data as of September 30, 1996 and 1997 are derived from, and are qualified by reference to, the financial statements of the Company audited by Arthur Andersen LLP included elsewhere in this Prospectus. The Statement of Operations Data set forth below with respect to fiscal 1994 are derived from audited financial statements of the Company not included in the Prospectus. The Statement of Operations Data set forth below with respect to fiscal 1993 and the Balance Sheet Data as of September 30, 1993 and 1994 are derived from reviewed financial statements of the Company not included in the Prospectus. The unaudited Statement of Operations Data for the six months ended March 31, 1997 and 1998 and the Balance Sheet Data as of March 31, 1998 are derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus, which, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods.

                                                                                               SIX MONTHS ENDED
                                                      YEAR ENDED SEPTEMBER 30,                     MARCH 31,
                                           -----------------------------------------------     -----------------
                                            1993      1994      1995      1996     1997(1)      1997      1998
                                           -------   -------   -------   -------   -------     -------   -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
Revenues.................................  $12,223   $19,106   $23,724   $31,665   $52,194     $21,130   $32,550
Direct costs.............................    7,050    11,418    14,815    19,307    37,687      14,746    20,990
Indirect, general and administrative
  expenses...............................    4,612     7,177     8,202    10,253    11,128       5,025     8,821
Write-off of acquired in-process R&D
  costs..................................       --        --        --        --     1,910          --        --
                                           -------   -------   -------   -------   -------     -------   -------
Income from operations...................      561       511       707     2,105     1,469       1,359     2,739
Interest expense.........................      (92)     (125)     (185)     (257)     (136)       (134)     (378)
Other income, net........................       14        52        52        57       153          44        15
                                           -------   -------   -------   -------   -------     -------   -------
Income before taxes......................      483       438       574     1,905     1,486       1,269     2,376
Pro forma income taxes (2)...............      193       175       229       743       571         495       879
                                           -------   -------   -------   -------   -------     -------   -------
    Pro forma net income (2).............  $   290   $   263   $   345   $ 1,162   $   915     $   774   $ 1,497
                                           =======   =======   =======   =======   =======     =======   =======
Pro forma net income per share-basic.....                                $  0.28   $  0.20     $  0.18   $  0.23
Pro forma net income per share-diluted...                                $  0.27   $  0.19     $  0.18   $  0.23
Pro forma weighted average shares
  outstanding -- basic (3)...............                                  4,212     4,682       4,246     6,438
Pro forma weighted average shares
  outstanding -- diluted (3).............                                  4,361     4,767       4,346     6,558

                                                                                             SIX MONTHS ENDED
                                                    YEAR ENDED SEPTEMBER 30,                  MARCH 31, 1998
                                          --------------------------------------------   ------------------------
                                           1993     1994     1995     1996      1997     ACTUAL    AS ADJUSTED(4)
                                          ------   ------   ------   -------   -------   -------   --------------
                                                                      (IN THOUSANDS)

BALANCE SHEET DATA:
Working capital.........................  $2,231   $2,616   $2,716   $ 5,387   $ 9,526   $18,136      $18,220
Total assets............................   4,454    6,798    6,987    13,117    26,212    56,788       56,788
Total debt..............................   1,359    2,031    1,821     2,688        --    24,930        1,902
Stockholders' equity....................   1,626    2,006    2,497     4,375    13,828    18,955       41,983

---------------
(1) Includes a one-time, non-cash charge reflecting the write-off of acquired in-process research and development costs in connection with the acquisition of RFM totaling $1.9 million. Excluding such charge, the Company's income from operations, pro forma net income and pro forma net income per share -- diluted would have been $3.4 million, $2.1 million and $0.44, respectively, for the year ended September 30, 1997.
(2) Prior to June 25, 1997, the Company elected to be treated as an S corporation and was not subject to federal and certain state income taxes. The pro forma income taxes data reflects federal and state income taxes based on estimated tax rates, as if the Company had elected C corporation status for the periods indicated. Amounts for the six month period ended March 31, 1998 are based on actual results.
(3) Amounts for the six month period ended March 31, 1998 are based on actual weighted average shares outstanding.
(4) Gives effect to the sale of the 2,000,000 shares of Common Stock offered by the Company hereby, after deducting the underwriting discount and estimated offering expenses, and the application of the net proceeds therefrom.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements based on management's current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. These forward-looking statements involve risks and uncertainties, and actual results may differ materially from those anticipated or expressed in such statements. Potential risks and uncertainties include, among others, those set forth under the "Risk Factors" section of this Prospectus. Except as required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

OVERVIEW

     The Company provides communications and information technology services and solutions, predominantly to U.S. government agencies and to a lesser extent commercial and international customers. The Company operates primarily in three interrelated areas: communication systems design and support, IT Services and systems integration. The Company's revenues have increased each year since fiscal 1987 and grew at a compound annual rate of 43.2% during the last five fiscal years, substantially all through internal growth, reaching $52.2 million for fiscal 1997. Additionally, for the six month period ended March 31, 1998, the Company's revenues grew 54.0% over the comparable prior six month period, increasing to $32.6 million. The Company's total funded and unfunded backlog was $217.6 million as of March 31, 1998. See "Business -- Backlog."

     The Company's primary objective is to provide superior communications and information technology services and solutions to its clients. Consistent with this objective, the Company completed three significant acquisitions since its initial public offering in July 1997. The Company acquired AMI in February 1998, ISC in November 1997 and RFM in August 1997. Since the respective dates of the acquisitions, the Company has integrated these acquired entities in order to draw on the Company's base of technical expertise and capabilities in designing solutions for government and commercial clients. The Company believes that such acquisitions: (i) allow the Company to participate in increasingly large and complex procurement programs; (ii) increase its opportunities to cross-sell products and services to existing customers; (iii) bring new strength to the Company's technical capabilities through the cross-utilization of technology and engineering skills; and (iv) increase the overall depth and experience of the Company's management. See "Risk Factors -- Risks Associated with Acquisition Strategy" and "Business -- Overview."

     Prior to fiscal 1994, virtually all of the Company's revenues were derived from contracts with the U.S. Navy for systems engineering, design, integration, services and support for satellite communications. Beginning in fiscal 1994, the Company began to develop applications for its technical capabilities outside its traditional U.S. Navy business. For example, the Company's GSA Schedule Contracts have fueled significant growth in the systems integration area as the U.S. government's trend toward using readily available software and hardware expands the need for systems integration services, such as those offered by the Company.

     The Company's backlog, including both funded and unfunded backlog, was $217.6 million at March 31, 1998. Two five-year U.S. Navy contracts awarded in fiscal 1996 involve services estimated at approximately $136 million and were the main contributors to the increase in backlog from 1995 to 1996. The Company's acquisitions of AMI, ISC and RFM were primarily responsible for the increase in backlog from 1997 to 1998. Many of the Company's contracts are funded from year to year, based primarily on the procuring company's or agency's fiscal requirements. The estimated backlog under a government contract is not necessarily indicative of revenues that will actually be realized under that contract. See "Risk Factors -- Backlog Not Indicative of Revenues" and
"Business -- Backlog."

     Revenues, by dollar and percentage, from the Company's three interrelated business areas and three major types of customers are given below:

                                             YEAR ENDED SEPTEMBER 30,
                          ---------------------------------------------------------------
                                 1995                  1996                  1997
                          -------------------   -------------------   -------------------
                                              (DOLLARS IN THOUSANDS)
SERVICES PROVIDED
Communications Systems..  $17,785          75%  $20,422          65%  $30,854          59%
IT Services.............    4,634          19     8,008          25     7,563          15
Systems Integration.....    1,305           6     3,235          10    13,777          26
                          -------    --------   -------    --------   -------    --------
         Total..........  $23,724         100%  $31,665         100%  $52,194         100%
                          =======    ========   =======    ========   =======    ========
CUSTOMER TYPE
U.S. Government.........  $23,483          99%  $28,606          90%  $48,284          92%
Commercial..............      219           1       849           3     1,997           4
International...........       22           0     2,210           7     1,913           4
                          -------    --------   -------    --------   -------    --------
         Total..........  $23,724         100%  $31,665         100%  $52,194         100%
                          =======    ========   =======    ========   =======    ========

                                 SIX MONTHS ENDED MARCH 31,
                          -----------------------------------------
                                 1997                  1998
                          -------------------   -------------------
                                   (DOLLARS IN THOUSANDS)
SERVICES PROVIDED
Communications Systems..  $12,415          59%  $20,762          64%
IT Services.............    3,697          17     8,214          25
Systems Integration.....    5,018          24     3,574          11
                          -------    --------   -------    --------
         Total..........  $21,130         100%  $32,550         100%
                          =======    ========   =======    ========
CUSTOMER TYPE
U.S. Government.........  $19,929          94%  $29,886          91%
Commercial..............      403           2     2,162           7
International...........      798           4       502           2
                          -------    --------   -------    --------
         Total..........  $21,130         100%  $32,550         100%
                          =======    ========   =======    ========

     The Company's operating margin is affected by, among other things, the mix of contract types (cost reimbursement, fixed-price or time and materials) as well as the proportion of revenues from higher margin commercial and international sales. A significant portion of the Company's contracts are cost reimbursement contracts, under which the Company is reimbursed for all actual costs, plus a fee or profit. The financial risks under these contracts generally are lower than those associated with other types of contracts, and margins also are typically lower. The Company has also been awarded fixed-price contracts by the government. Such contracts carry higher financial risks because the Company must deliver the contracted services below the fixed price in order to earn a profit. For those companies with low cost structures, these contracts offer the opportunity for higher profit margins. The following table summarizes the percentage of revenues attributable to each contract type for the periods indicated:

                                                                               SIX MONTHS
                                                                                  ENDED
                                           YEAR ENDED SEPTEMBER 30,             MARCH 31,
                                       --------------------------------    -------------------
                                         1995        1996        1997        1997       1998
                                       --------    --------    --------    --------   --------
Cost Reimbursement...................        77%         68%         59%         62%        48%
Fixed-Price..........................        16          25          35          32         29
Time and Materials...................         7           7           6           6         23
                                         ------      ------      ------      ------     ------
          Total......................       100%        100%        100%        100%       100%
                                         ======      ======      ======      ======     ======

     Revenues on cost plus fixed fee contracts are recognized to the extent of costs incurred plus a proportionate amount of fees earned. Revenues on time and materials contracts are recognized at the contractual rates as labor hours and direct expenses are incurred. Revenues on fixed-price contracts are recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs.

     The Company's two significant U.S. Navy communication systems contracts and programs accounted for approximately 29.0% of revenues for the six months ended March 31, 1998. See "Business -- Company Operations -- Communication Systems." Although the Company intends to expand its commercial and international sales, a relatively small number of contracts are likely to continue to account for a significant portion of the Company's future revenues. For fiscal 1997 and the six months ended March 31, 1998, approximately 26% and 16.1%, respectively, of the Company's revenues were derived from sales under the GSA Schedule Contracts. The GSA Schedule Contracts are renewable every five years by the government. Termination of any of these contracts or the Company's inability to renew or replace them when they expire could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Government Contracting Risks."

     The Company generally uses commercially available products in its systems integration business, which are generally available from several sources. The Company has generally been able to obtain adequate supplies from its current suppliers in a timely manner. The Company believes that, in most cases, alternate vendors can be found if its current suppliers are unable to fulfill its needs.

     During fiscal 1997, and the six months ended March 31, 1998, revenues from international business amounted to approximately 4% and 2%, respectively, of revenues. The vast majority of the Company's international business revenues are derived from sales of the Company's products to foreign navies and the performance of services related to such sales. Because international business to date has had higher profit margins than U.S. government business, an inability to obtain future international business could adversely affect the Company's financial condition and results of operations. Because both the Company's expenses and its revenues from its international business are generally denominated in U.S. dollars, the Company does not believe that its operations are subject to material risks associated with currency fluctuations.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data as a percentage of revenues for the periods indicated:

                                                                                  SIX MONTHS
                                                                                    ENDED
                                                   YEAR ENDED SEPTEMBER 30,       MARCH 31,
                                                   -------------------------    --------------
                                                   1995     1996     1997(1)    1997     1998
                                                   -----    -----    -------    -----    -----
Revenues.........................................  100.0%   100.0%     100.0%   100.0%   100.0%
Direct costs.....................................   62.4     61.0       72.2     69.8     64.5
Indirect, general and administrative expenses....   34.6     32.4       21.3     23.8     27.1
Write-off of acquired in-process R&D costs.......   --       --          3.7     --       --
                                                   -----    -----     ------    -----    -----
Income from operations...........................    3.0      6.6        2.8      6.4      8.4
Other income (expense), net......................   (0.6)    (0.6)     --        (0.4)    (1.1)
                                                   -----    -----     ------    -----    -----
Income before taxes..............................    2.4      6.0        2.8      6.0      7.3
Pro forma income taxes(2)........................    1.0      2.3        1.0      2.4      2.7
                                                   -----    -----     ------    -----    -----
Pro forma net income(2)..........................    1.4%     3.7%       1.8%     3.6%     4.6%
                                                   =====    =====     ======    =====    =====

---------------
(1) Includes a one-time, non-cash charge reflecting the write-off of acquired in-process research and development costs incurred in connection with the acquisition of RFM totaling $1.9 million. Excluding such charge, the Company's income from operations and pro forma net income, as a percentage of revenues, would have been 6.5% and 5.4%, respectively, for the year ended September 30, 1997.
(2) Prior to June 25, 1997, the Company elected to be treated as an S corporation and was not subject to federal and certain state income taxes. The pro forma income taxes data reflects federal and state income taxes based on estimated tax rates, as if the Company had elected C Corporation status for the periods indicated. See Note 2 of the Company's Consolidated Financial Statements. Amounts for the six month period ended March 31, 1998 are based on actual results.

SIX MONTHS ENDED MARCH 31, 1998 COMPARED TO SIX MONTHS ENDED MARCH 31, 1997

     Revenues increased 54.0%, or $11.4 million, to $32.6 million for the six months ended March 31, 1998, from $21.1 million for the same period in 1997. The increase was principally due to an increase in revenues from communication systems, primarily under contracts with the U.S. Navy, resulting from the Company's acquisitions of RFM and ISC, and information technology services, resulting from the acquisition of AMI.

     Direct costs include labor costs, related fringe benefits, subcontract costs, material costs and other non-overhead costs directly related to a contract. Direct costs increased to $21.0 million for the six months ended March 31, 1998 from $14.7 million for the same period in 1997 due primarily to increased revenues from the Company's acquisitions. Direct costs, expressed as a percentage of revenues, decreased to 64.5% for the six months ended March 31, 1998 from 69.8% for the same period in 1997, primarily due to a decrease in the proportion of revenues coming from systems integration services. These services have higher direct costs than the other services the Company provides because the contracts generally require the Company to purchase hardware components as part of the services.

     Indirect, general and administrative expenses include fringe benefits, overhead, selling and administrative costs, depreciation and amortization, bid and proposal costs and research and development expenses. Indirect expenses increased to $8.8 million for the six months ended March 31, 1998 from $5.0 million for the same period in 1997. The increase was due primarily to the higher level of revenues discussed above. Indirect expenses, expressed as a percentage of revenues, increased to 27.1% for the six months ended March 31, 1998 from 23.8% for the comparable period last year, due to the amortization of intangible assets, primarily goodwill, resulting from the acquisition of RFM, ISC and AMI.

     Income from operations increased 101.5%, to $2.7 million for the six months ended March 31, 1998, from $1.4 million for the same period in 1997, primarily due to increased communication systems and IT Services revenues from the acquisition of AMI, ISC and RFM. As a percentage of revenues, income from operations increased to 8.4% for the six months ended March 31, 1998, from 6.4% for the comparable period in the prior year, principally attributable to increased revenues from fixed price and time-and-material contracts which typically carry higher margins.

     Other income (expense), net, consists of interest expense, offset in part by interest income from short-term deposits of cash. Interest expense was $378,000 and $134,000 for the six-month periods ended March 31, 1998 and 1997, respectively. The increase in interest expense resulted primarily from $19.5 million borrowed to fund the AMI acquisition. Interest income was $15,000 and $44,000 for the six months ended March 31, 1998 and 1997, respectively.

     The Company's effective tax rate was 37.0% for the six months ended March 31, 1998. The Company's pro forma effective tax rate was 39.0% for the six months ended March 31, 1997. This decrease is primarily due to lower state taxes.

FISCAL 1997 COMPARED TO FISCAL 1996

     Revenues increased 64.8%, or $20.5 million, to $52.2 million for fiscal 1997, from $31.7 million for fiscal 1996. The increase was due to a $10.0 million increase in revenues from communication systems, primarily under contracts with the U.S. Navy, and a $10.5 million increase in revenues from systems integration services.

     Direct costs increased to $37.7 million for fiscal 1997 from $19.3 million for fiscal 1996. Direct costs, expressed as a percentage of revenues, increased to 72.2% for fiscal 1997 from 61.0% for fiscal 1996, primarily due to an increased proportion of revenues coming from systems integration services. These services have higher direct costs because the contracts generally require the Company to purchase hardware components as part of the services.

     Indirect expenses increased to $11.1 million for fiscal 1997 from $10.3 million for fiscal 1996. The increase was due primarily to the higher level of revenues discussed above. Indirect expenses, expressed as a percentage of revenues, decreased to 21.3% for fiscal 1997 from 32.4% for fiscal 1996, due to the higher proportion of systems integration revenues, which typically have lower associated indirect expenses.

     Based on the results of a third-party appraisal, the Company recorded a write-off of $1.9 million in the fourth quarter of 1997 to expense in-process research and development costs related to the acquisition of RFM, because the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses.

     Income from operations decreased 30.2%, to $1.5 million for fiscal 1997, from $2.1 million for fiscal 1996, primarily due to the $1.9 million in-process research and development write-off incurred in connection with the RFM acquisition. Excluding the $1.9 million write-off, income from operations increased 60.5%, to $3.4 million for fiscal 1997. This increase was primarily due to increased revenues from U.S. Navy contracts and systems integration. Excluding the in-process research and development write-off, as a percentage of revenues, income from operations decreased slightly to 6.5% for fiscal 1997, from 6.6% for fiscal 1996, primarily attributable to lower high-margin international revenues.

     Other income (expense), net, consists of interest expense offset by interest income from short-term deposits of cash. Interest expense was $136,000 and $257,000 for fiscal 1997 and 1996, respectively. Interest income was $153,000 and $57,000 for fiscal 1997 and 1996, respectively. The increase in interest income and decrease in interest expense during fiscal 1997 was attributable to the paydown of debt and short-term investments of initial public offering proceeds.

     The Company's pro forma effective tax rate was 38.4% and 39.0% for fiscal 1997 and 1996, respectively.

FISCAL 1996 COMPARED TO FISCAL 1995

     Revenues increased 33.3%, or $7.9 million, to $31.7 million for fiscal 1996, from $23.7 million for fiscal 1995. The increase was due to a $6.0 million increase in revenues from communication systems and IT Services, primarily under contracts with the U.S. Navy, and a $1.9 million increase in revenues from systems integration services.

     Direct costs increased to $19.3 million for fiscal 1996 from $14.8 million for fiscal 1995. Direct costs, expressed as a percentage of revenues, decreased to 61.0% for fiscal 1996 from 62.4% for fiscal 1995, primarily due to increased revenues from international fixed price contracts which generally have lower direct costs as a percentage of revenues. This decrease as a percentage of revenue was partially offset by the higher direct costs attributable to systems integration services.

     Indirect expenses increased to $10.3 million for fiscal 1996 from $8.2 million for fiscal 1995. The increase was due primarily to the higher level of revenues discussed above. Indirect expenses, expressed as a percentage of revenues, decreased to 32.4% for fiscal 1996 from 34.6% for fiscal 1995, because a higher proportion of revenues came from systems integration services.

     Income from operations increased 197.7%, to $2.1 million for fiscal 1996, from $707,000 for fiscal 1995. As a percentage of revenues, income from operations increased to 6.6% in fiscal 1996 from 3.0% in fiscal 1995. This increase was due primarily to a shift in the Company's revenue mix, with an increased proportion of revenues coming from higher margin international, systems integration and commercial sales.

     Interest expense was $257,000 and $185,000 for fiscal 1996 and 1995, respectively. Interest income was $57,000 and $52,000 for fiscal 1996 and 1995, respectively.

     The Company's pro forma effective tax rate was 39.0% and 40.0% for fiscal 1996 and 1995, respectively.

QUARTERLY RESULTS OF OPERATIONS

     The Company's revenues and earnings may fluctuate from quarter to quarter based on such factors as the number, size and scope of projects, expenditures required by the Company, delays, employee utilization rates, adequacy of provisions for losses, accuracy of estimates of resources required to complete ongoing projects, general economic conditions and acquisition related charges. Demand for the Company's products and services in each of the markets it serves, particularly its systems integration business, can vary significantly from quarter to quarter due to revisions in customer budgets or schedules and other factors beyond the Company's control. In addition, the Company's sales tend to be seasonal, with the Company's fourth quarter generally representing the highest quarterly revenues in the fiscal year, based to a large extent on the uneven government purchasing patterns. Additionally, a change in revenue mix from quarter to quarter may result in fluctuating earnings, as experienced by the Company on the sale of higher margin products to international customers in the quarters ending December 31, 1995 and March 31, 1996.

     The following tables set forth certain unaudited statement of operations data for the last ten quarters, and such data expressed as a percentage of revenues for each quarter. This data has been derived from the Company's unaudited quarterly financial statements. In management's opinion, these quarterly financial statements have been prepared on a basis consistent with the audited financial statement contained elsewhere herein, and include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the information presented, when read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere herein. The results of trends are not necessarily indicative of the results to be expected for any future periods.

                                                               THREE MONTHS ENDED
                             ---------------------------------------------------------------------------------------
                                            FISCAL 1996                                  FISCAL 1997
                             ------------------------------------------   ------------------------------------------
                             DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                               1995       1996       1996       1996        1996       1997       1997       1997
                             --------   --------   --------   ---------   --------   --------   --------   ---------
                                                                 (IN THOUSANDS)
Revenues...................   $5,775     $7,261     $7,215     $11,415     $9,066    $12,064    $14,379     $16,685
Direct costs...............    3,331      3,864      4,475       7,638      6,038      8,708     10,432      12,509
Indirect, general and
  administrative expenses..    2,027      2,748      2,358       3,121      2,442      2,583      3,040       3,063
Write-off of acquired
  in-process R&D costs.....       --         --         --          --         --         --         --       1,910
                              ------     ------     ------     -------     ------    -------    -------     -------
Income from operations.....   $  417     $  649     $  382     $   656     $  586    $   773    $   907     $  (797)(1)
                              ======     ======     ======     =======     ======    =======    =======     =======
                                                          (AS A PERCENTAGE OF REVENUES)
Revenues...................    100.0%     100.0%     100.0%      100.0%     100.0%     100.0%     100.0%      100.0%
Direct costs...............     57.7       53.2       62.0        66.9       66.6       72.2       72.6        75.0
Indirect, general and
  administrative expenses..     35.1       37.9       32.7        27.4       26.9       21.4       21.1        18.4
Write-off of acquired
  in-process R&D costs.....       --         --         --          --         --         --         --        11.4
                              ------     ------     ------     -------     ------    -------    -------     -------
Income from operations.....      7.2%       8.9%       5.3%        5.7%       6.5%       6.4%       6.3%       (4.8)%(1)
                              ======     ======     ======     =======     ======    =======    =======     =======

                             THREE MONTHS ENDED
                             -------------------
                                 FISCAL 1998
                             -------------------
                             DEC. 31,   MAR. 31,
                               1997       1998
                             --------   --------
                               (IN THOUSANDS)
Revenues...................  $14,170    $18,380
Direct costs...............    9,131     11,859
Indirect, general and
  administrative expenses..    3,933      4,888
Write-off of acquired
  in-process R&D costs.....       --         --
                             -------    -------
Income from operations.....  $ 1,106    $ 1,633
                             =======    =======
Revenues...................    100.0%     100.0%
Direct costs...............     64.4       64.5
Indirect, general and
  administrative expenses..     27.8       26.6
Write-off of acquired
  in-process R&D costs.....       --         --
                             -------    -------
Income from operations.....      7.8%       8.9%
                             =======    =======

---------------
(1) The three month period ended September 30, 1997 includes a one-time, non-cash charge for acquired in-process research and development costs incurred in connection with the acquisition of RFM totaling $1.9 million. Excluding such charge, the Company's income from operations would have been $1.1 million and income from operations as a percentage of revenues would have been 6.7%.

LIQUIDITY AND CAPITAL RESOURCES

     Since the Company's inception in 1987, it has generally financed its working capital needs through internally generated funds, supplemented by borrowings under the Company's revolving credit facility with a commercial bank and the proceeds from the Company's initial public offering in July 1997.

     The Company used cash from operating activities of $3.3 million for the six months ended March 31, 1998, resulting primarily from net income, increases in contract receivables and decreases in accrued expenses and accounts payable. The increase in contract receivables was due to increases in revenue recognized on contracts for which billings had not been presented to the customer, particularly on a contract with the Australian Navy. For the six months ended March 31, 1997, the Company generated cash from operating activities of $3.2 million resulting primarily from net income, increases in accounts payable and accrued expenses and partially offset by increases in contract receivables.

     The principal use of cash for investing activities has been for the purchase of computers and equipment and the acquisition of AMI. The purchases of computers and equipment totaled $765,000 and $350,000 for the six month period ended March 31, 1998 and 1997, respectively. Further, the Company invested $686,000 in software development costs for its communication products, including the latest Microsoft Exchange-based product, INFORMATION 2000, in the six months ended March 31, 1998. In February 1998, the Company acquired AMI for $19.5 million in cash and additional contingent payments based upon achievement of certain financial goals.

     In February 1998, the Company entered into a revolving credit facility with a commercial bank, refinancing the Company's then-existing line of credit and the outstanding commercial bank debt of ISC. This line of credit consists of two separate facilities, permitting the Company to borrow up to an aggregate of $35 million. The first facility, in an amount up to $15 million, may be used to finance acquisitions and for working capital and other corporate purposes, and bears interest at either the bank's prime rate or at LIBOR for one, two or three month periods, plus a percentage, not more than 2.2%, which depends on the Company's historical financial performance. The second facility, in an amount up to $20 million, may be used to finance acquisitions, and bears interest at either the bank's prime rate or at a LIBOR rate plus a percentage, not more than 2.45%, which depends on the Company's historical financial performance. Each facility expires on February 28, 2000. The credit agreement contains various covenants requiring the Company and its subsidiaries, on a consolidated basis, to maintain certain financial ratios, including debt to net income, minimum net income and minimum net worth. The credit agreement also prohibits the payment of dividends. As of March 31, 1998, the Company was in compliance with all covenants contained in the credit agreement. As of March 31, 1998, the outstanding balance on the line of credit was $23.3 million and the weighted average interest rate for the six months ended March 31, 1998 was approximately 8.2%.

     The Company consummated the initial public offering of its Common Stock in July 1997, selling 2,225,000 shares of Common Stock for $7.50 per share resulting in net proceeds to the Company of approximately $14.4 million.

     In connection with the termination of the Company's S corporation status and its initial public offering, the Board of Directors declared a $6.7 million dividend of its previously undistributed S corporation earnings in June 1997. The distribution was made as follows: $3.5 million, in kind, in the form of contract receivables in June 1997, and $3.2 million in cash in July 1997.

     The Company is regularly evaluating potential acquisition candidates. In February 1998, the Company acquired AMI for $19.5 million in cash and additional earn-out payments upon achievement of certain financial goals in each of the two sequential twelve month periods subsequent to the acquisition up to a maximum of $5.25 million per year. In November 1997, the Company acquired all of the outstanding capital stock of ISC in exchange for 475,000 shares of the Company's Common Stock. In August 1997, the Company acquired all of the outstanding capital stock of RFM for $5.0 million in cash. The consolidated statement of operations includes a $1.9 million charge taken at the time of the acquisition of RFM for acquired research and development costs related to acquired technology that had not reached technological feasibility and that had no alternative future use. All three acquisitions have been accounted for as purchases and the financial results of AMI, ISC and RFM have been included in the results of operations from the dates of the respective acquisitions. For each of the acquisitions, the total purchase price has been allocated to the acquired assets and liabilities assumed at their estimated fair values in accordance with the provisions of Accounting Principles Board Opinion No. 16. The estimated excess of the aggregate purchase price of the acquisitions over the net assets acquired is being carried as goodwill and intangible assets, in the aggregate amount of $19.3 million, which will be amortized over their estimated useful lives.

     The Company currently anticipates that its current cash balances, amounts available under its credit facility and net cash provided by operating activities will be sufficient to meet its working capital and capital expenditure requirements for at least the next twelve months. Inflation did not have a material impact on the Company's revenues or income from operations in fiscal 1995, 1996 and 1997.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board (FASB) issued two
SFASs: SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." As specified by these statements, the Company will apply these statements beginning in fiscal 1999 and reclassify its financial statements for earlier periods provided for comparative purposes.

     SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. It amends FASB No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidiaries. The Company believes the impact of adopting SFAS 131 is currently not material.

                                    BUSINESS

OVERVIEW

     The Company provides communications and information technology services and solutions, predominantly to U.S. government agencies and to a lesser extent commercial and international customers. The Company operates primarily in three interrelated areas: communication systems design and support, IT Services and systems integration. The Company believes that, from its inception in 1987, it has been a leader in U.S. Navy satellite communications. Recently, using its information management capabilities in such areas as network and database design and support, the Company has begun to expand its services to the U.S. military and to develop business with other federal agencies, state and local governments and commercial and international customers. The Company's revenues have increased each year since fiscal 1987 and grew at a compound annual rate of 43.2% during the last five fiscal years, substantially all through internal growth, reaching $52.2 million for fiscal 1997. Additionally, for the six month period ended March 31, 1998, the Company's revenues grew 54.0% over the comparable prior six month period, increasing to $32.6 million. The Company's total funded and unfunded backlog was $217.6 million as of March 31, 1998.

     The Company's primary objective is to provide superior communication and information technology services and solutions to its clients. Consistent with this objective, the Company acquired AMI in February 1998, ISC in November 1997 and RFM in August 1997. The Company believes that such acquisitions: (i) allow the Company to participate in increasingly large and complex procurement programs; (ii) increase its opportunities to cross-sell products and services to existing customers; (iii) bring new strength to the Company's technical capabilities through the cross-utilization of technology and engineering skills; and (iv) increase the overall depth and experience of the Company's management.

     ADVANCED MANAGEMENT INCORPORATED. The Company acquired AMI in February 1998. Founded in 1981, AMI provides a wide range of information technology services, including complex computer solutions and management services, to a variety of government and commercial entities, including clients outside the Company's traditional DOD client base. AMI's clients include the Federal Deposit Insurance Corporation (the "FDIC"), U.S. Secret Service, General Accounting Office, U.S. Customs Service, Department of Health and Human Services, Department of Labor, the U.S. Department of Agriculture and U.S. Army. AMI is headquartered in McLean, Virginia, and has operations in California, Connecticut, Georgia, Illinois, Maryland, Massachusetts, Missouri, New York, Tennessee, Texas, Virginia and Washington, D.C.

     INTEGRATED SYSTEMS CONTROL, INC. The Company acquired ISC in November 1997. Founded in 1983, ISC provides technical and engineering services to the DOD, primarily the U.S. Navy, in the areas of communications and information technology. Among others, its clients include the Space and Naval Warfare Systems Center, Defense Information Systems Agency Joint Interoperability Engineering Office, Naval Air Systems Command, U.S. Coast Guard and the North Atlantic Treaty Organization ("NATO"). Headquartered in Virginia Beach, Virginia, ISC has operations in Virginia Beach, San Diego, Charleston and the Washington, D.C. area and provides support services from a number of sites worldwide, including Japan, Bahrain, Honolulu, Italy and Guam.

     RF MICROSYSTEMS, INC. The Company acquired RFM in August 1997. Founded in 1985, RFM provides technical and engineering services to the DOD in the areas of communications, navigation, electronic warfare and digital signal systems. Its clients include the Space and Naval Warfare Systems Center, Naval Air Warfare Center -- Aircraft Division, Space and Missile Center, Air Force Space Command, Defense Information Systems Agency and Department of Transportation. Headquartered in San Diego, RFM has operations in San Diego, the Los Angeles area, Colorado Springs and the Washington, D.C. area.

INDUSTRY OVERVIEW

     Growth in the Company's business is being driven by increasing demand for satellite-based communications systems and the increasing trend in government and commercial organizations to focus on their core competencies by outsourcing non-core functions such as communications and information technology. In addition, the U.S. military is placing greater emphasis on increasing productivity while using fewer resources by employing systems that act as "force multipliers." Solutions and technologies such as those offered by the Company permit the more effective use of personnel and assets and result in increased performance.

     Improvements in space and communications technologies have resulted in modern communications satellites with power, capacity, switching capabilities and longevity significantly greater than those of their predecessors. These improvements in performance, together with satellites' inherent geographic coverage and technical advantages, have made satellite-based communications increasingly competitive with other communications technologies, broadening the market for satellite services such as telephony support for cable and network television, broadband data transmission, paging, earth-sensing and position location.

     Government and business organizations also are increasingly demanding that information technology systems be designed for interoperability with commercial off-the-shelf ("COTS") computer hardware and software products and that such products be usable with existing legacy systems. In addition, concerns over excessive development costs and the rapid pace of technological change have led both government and business organizations to demand flexible systems created by adapting COTS software and hardware, rather than systems that have been built to customized specifications. This emphasis on system flexibility using readily available commercial products creates extensive systems integration opportunities.

     Federal Sources, Inc., an independent market research firm specializing in the U.S. federal market, estimates that the U.S. government has budgeted $28 billion in its fiscal year 1998 for information technology services and products, including approximately $10 billion budgeted by the DOD. The Company believes that the commercial information technology market is significantly larger than the government market.

BUSINESS STRATEGY

     To capitalize on opportunities created by these industry developments, the Company has adopted the following business strategies:

MAINTAIN LEADERSHIP IN MILITARY SATELLITE COMMUNICATIONS INDUSTRY. Since its inception, the Company has focused on being a leader in the military satellite communications industry. It now seeks to expand its services in this market by continuing its early identification of program needs and its support of government program offices in formulating requirements. In addition, through incremental investments the Company seeks to leverage its existing products base to develop lower cost military products with shorter delivery times, including its products based on its Streamlined Automated Logistics Transmission System ("SALTS") and Battle Group Information Exchange System ("BGIXS") technology. The Company also believes it can leverage its expertise with U.S. Navy satellite communications to expand its presence as a military satellite communications provider both within the U.S. Navy and other branches of the DOD.

EXPAND EXISTING SERVICES AND CUSTOMER BASE. The Company plans to continue to expand its capabilities into new but related areas of technology which the Company believes will allow it to both further penetrate its existing customer base and develop new customers. For example, the Company has developed and is marketing high speed data transfer technology and is currently enhancing that technology to include high frequency communication capability with Internet and intranet access. The Company's strategy also involves expanding its customer base beyond the DOD. In particular, the Company seeks to capitalize on the U.S. government's trend toward using readily available commercial products and systems integration services by offering such products and services through its GSA Schedule Contracts. As a result of the Company's acquisitions, it now has access to two additional GSA Schedule Contracts.

EXPAND THROUGH STRATEGIC ACQUISITIONS AND THE USE OF TEAMING RELATIONSHIPS. Strategic acquisitions are an integral component of the Company's growth strategy. The Company has completed three significant acquisitions and continues to evaluate potential acquisitions of businesses, technologies and products which are complementary to its core communications business. See "Business -- Overview." The Company believes that acquisitions will allow it to develop technical services and products it does not currently provide, to target markets it does not currently serve and, with its increased capabilities, successfully pursue larger communication and IT Services opportunities. For example, the Company's acquisition of AMI provides the Company access to clients outside its traditional DOD client base, including the FDIC and the U.S. Customs Service.

Additionally, the Company is pursuing teaming relationships with significant industry participants in order to enhance its ability to participate in additional large and complex procurement programs. Examples of this strategy include RFM's teaming relationship with Science Applications International Corporation, and the Company's teaming relationships with British Aerospace and GE Marconi.

DEVELOP ADDITIONAL COMMERCIAL AND INTERNATIONAL BUSINESS. While servicing its government customers, the Company has developed many advanced technical capabilities in areas such as networking, local area network ("LAN") and wide area network ("WAN") services and database design and support. The Company's strategy is to market these skills and capabilities in selected commercial businesses, especially small and medium-sized businesses that are outsourcing their increasingly complex information technology needs, and to selected foreign governments desiring to upgrade their communications systems capabilities. ISC's NATO Services Basic Ordering Agreement, awarded in 1997, provides a new vehicle by which the Company can provide its services and products to international clients.

COMPANY OPERATIONS

     The Company operates primarily in three interrelated areas: communication systems, IT Services and systems integration. The Company believes that the convergence of its unique strengths in communications and information technologies has positioned the Company to address space and computer-based communications markets as an end-to-end provider of total solutions. The nature of those operations areas and the progression of operations within the Company have resulted in very close ties between the business areas. The distinction between communications systems and IT Services have become clouded, as the traditional communications systems have taken on an increasingly information technology role, with many communications systems becoming fully integrated information technology systems. Additionally, the business of communication systems procurement must heavily rely on the information technology infrastructure in place to manage these multi-faceted programs.

COMMUNICATION SYSTEMS

     The Company believes it is recognized as a leader in the satellite communications industry, providing technical and program management services and support for satellite communication systems to the U.S. military. It provides satellite communications engineering and technical services and program and system support primarily to various program directorates and field activities of the U.S. Navy. While the Company initially developed a staff of highly qualified communications engineers and systems analysts to provide state-of-the-art engineering and technical support services, it has expanded its staff to include experts in program and financial management as well as professional support personnel with backgrounds in communication systems. The Company believes this combination of skills and capabilities is one of the key factors that distinguishes it from its competitors in the communication systems market. The Company's communications systems business represented 63.8% of revenues for the six month period ended March 31, 1998.

ENGINEERING. The Company provides comprehensive communications engineering support to assist in the development of military communication systems. Many of its contracts are not project specific, but require that it provide technical services and support to a variety of projects and programs being run by a particular U.S. Navy office. In particular instances, the Company may perform some or all of the technical engineering and other support for a specific U.S. Navy program or system, or may provide technical review and support services to assist the U.S. Navy in evaluating or assessing engineering tasks. These services cover a full range of engineering and technical support, including requirements analyses, design, hardware and software engineering, studies and development.

     The Company's skills and experience permit it to apply innovative solutions to communications engineering problems. For example, the Company has developed receiver, modulator and coder design alternatives for a major U.S. Navy communication system and has defined satellite payload modifications for a major military satellite program. The Company's expertise in both military and commercial satellite programs has enabled it to develop innovative military uses of commercial satellite systems. For instance, the Company developed the concept which permitted the U.S. Navy to conduct its first worldwide video teleconference, simultaneously linking all European, Atlantic and Pacific commanders by satellite with the Pentagon and a major command ship at sea. In addition, the Company's engineers have operational experience to translate a user's requirements into practical technical specifications for a communication system. This experience has enabled the Company's engineers to analyze major U.S. Navy communication systems, such as High Speed Fleet Broadcast and the Communication Support System, and project future needs and technology requirements. The Company's capability to conduct high level theoretical engineering tasks, coupled with an intimate knowledge of the system under investigation, permits the Company to assist its customers in avoiding costly troubleshooting efforts on communication problems related to natural phenomena. Many of these concepts and techniques which were developed for the U.S. Navy have natural extensions to other military and commercial applications.

     As an extension of the Company's capability to provide total engineering solutions, the Company supports communication systems after development with a complete set of in-service engineering skills, which include planning for and conducting installation, testing operational performance and providing training and maintenance assistance. The Company provides this engineering support for a wide variety of communications equipment, such as antennas, receivers, processors and complete systems. For example, the Company provides installation check-out for the U.S. Navy's extra high frequency terminals installed on-board ships and also provides training for ship and submarine crews in their operation, both in port and, when appropriate, at sea.

PROGRAM PLANNING AND MANAGEMENT. The Company assists DOD program managers in planning and managing all facets of defense and military programs and hardware procurement, from determining needs and objectives through development, acquisition, integration, testing and fielding. These services include procurement planning and management, financial management, cost estimating and control and production support.

     The Company has a staff specializing in financial management who have worked with government managers in the Executive Office of the President, national budget offices, Congressional committees, the Office of the Secretary of Defense and the Office of the Secretary of the Navy. This staff has supported several domestic and international government and commercial customers in communication systems and other areas. The Company has tailored a variety of project management techniques and tools to customer needs, such as developing networks which enable simultaneous progressive tracking of over 100 acquisition documents and developing dependency schedules to track the progress of industrial manufacturing processes for a major U.S. Navy weapons system. The dependency schedules were used to identify a production schedule problem for a shipboard weapons control system, to conduct analyses of the system and to develop a work-around alternative to maintain the schedule.

     Additionally, the Company provides program support to U.S. and foreign governments in the sale of U.S. military equipment to foreign governments. The Company believes that this area of expertise presents significant potential for growth as foreign governments upgrade their communication system capabilities. The Company has established a presence in this niche market with its experience in foreign military sales, including advising on compliance with licensing and security requirements, preparing technical documentation, forecasting and tracking equipment deliveries and funding obligations, providing program and financial reviews and reconciling and closing foreign military sales cases. The Company prepares schedules of available equipment and provides data for existing and new technologies, recommendations for release of hardware and software, and guidance on approval or disapproval of commercial export license requests. This experience is also being applied to provide direct sales to foreign governments. See "Business -- Products."

     The Company's network management and satellite communications expertise also permit it to develop systems for business users in geographically dispersed locations. The Company believes that office locations of companies will continue to become more geographically dispersed and that the commercial market for systems to link these offices can be a significant opportunity for future growth.

     The following are significant communication systems contracts and programs, which also include IT Services, emphasizing the nature of the Company's interrelated business areas:

        - The Company is the prime contractor under a five-year cost plus fixed fee contract awarded by the U.S. Navy in March 1996 and expiring at the end of fiscal 2000 to provide technical engineering and other support services to a U.S. Navy command. The contract had a backlog of approximately $67.8 million at March 31, 1998. The contract team includes, as subcontractors, Computer Sciences Corporation, Booz-Allen and Hamilton, Inc., Tele-Consultants, Inc. and others.

        - The Company is the prime contractor under a five-year cost plus fixed fee contract awarded by the U.S. Navy in August 1996 and expiring in fiscal 2001 to provide program management support, financial management support, cost and schedule analysis, information management support, foreign military sales support, installation and inventory management and configuration management for the PD 70 Integrated Command, Control, Communication, Computers and Intelligence ("IC4I") project and staff offices. The contract had a backlog of approximately $29.7 million at March 31, 1998.

INFORMATION TECHNOLOGY SERVICES

     Through its IT Services business, the Company offers a broad array of professional information technology services and information systems to commercial and government markets. The IT Services offered by the Company include information management systems design and integration; LAN/WAN design, installation and support; database design and real-time database management; Internet and intranet services; and multi-media training development. The advanced technical capabilities gained by the Company while performing services for government customers has provided expertise in the information technology area, which the Company is leveraging to develop its commercial business. The Company is currently focusing on expanding its customer base to include commercial and international customers. The Company's IT Services business represented 25.2% of revenues for the six month period ended March 31, 1998.

     The Company designs and implements information management systems that enable its customers to create integrated productivity software and communication tools which allow uninterrupted transmission of information throughout a customer's infrastructure. The Company has been designated as a Microsoft Certified Solution Provider, a Lotus Business Partner, Banyan Vines Systems Integrator and a Novell Authorized Reseller, designations which permit the Company to pursue some business opportunities not available to all competitors because these certifications frequently are cited as eligibility requirements for commercial bids.

     The Company plans and creates conceptual designs, system designs and system updates, including identifying functional requirements and creating database, system and subsystem specifications. It performs feasibility and cost-benefit studies on system alternatives and presents recommendations. The Company believes that there is a substantial demand for these kinds of services and is actively seeking to market them to small and midsize companies and to municipalities.

     The Company also provides office automation system services. It analyzes current office functions and matches them with appropriate office software and provides integrated office tools to permit data sharing and improve office efficiency. The Company established the first office automation system for a major program directorate of the U.S. Navy over ten years ago, using a central computer with multiple processors and work station terminals, applying then-available technology to an office environment. As it continued to provide network services for that office, improving the system through advances in technology, the Company implemented and now supports a 250 station LAN with five servers. The Company has applied that same technology to several commercial customers.

     Additionally, the Company provides technical assistance to end users on system configuration issues, software upgrades and functionality. In 1993, the Company was awarded a contract to operate the network used by the International Joint Commission, a quasi-government organization of the U.S. and Canada charged with protecting the environmental conditions along the border between the two countries. After successful completion of that three year contract, the Company was awarded a multi-year contract to continue the network support with expanded work scope, including software application training.

     The Company provides a full range of database support using innovative solutions to manage databases and present the information back to a variety of end users at the level and detail specific to their needs. The

Company has extensive expertise in developing and implementing plans to migrate data from legacy systems to modern technology products, as well as the design and implementation of new applications. In fiscal 1997, the Company completed a major database task for the U.S. Army to provide access to U.S. Army databases using a data warehousing approach. The Company believes that this successful implementation will result in additional contracts from the U.S. Army to extend the data warehousing to additional databases.

     The Company has extensive hands-on experience designing complex management, program and financial databases and graphical user interfaces ("GUI"). The Defense Technical Information Center ("DTIC") awarded a contract to the Company to provide a user-friendly interface to be used world-wide to access and search the DTIC database, which contains data on virtually every technical study completed for the DOD. The Company has continued to receive assignments to implement additional GUIs for the DTIC. The current contract with DTIC expires at the end of fiscal year 1998.

     To permit its customers to communicate more efficiently, the Company develops and implements both external (Internet) and internal (intranet) connectivity solutions. It conducts needs analyses to define specific objectives for web sites; designs marketing objectives and strategies; provides design services for the appearance of web sites; provides technical and project management services and support; hosts customer web sites on its server; and provides web site promotional services to create the desired site traffic.

     The Company offers a wide range of training services utilizing innovative techniques and tools, such as computer based training ("CBT") aids, training videos and on-line performance tools, to promote increased productivity and efficient use of installed systems. It prepares and conducts CBT seminars for government and commercial customers and has developed CBT programs covering a wide variety of subjects as required by customers, including, for example, identifying persons driving while under the influence of alcohol (for the National Highway Traffic Safety Administration) and training seamen on the operation of on-board submarine communication systems. Activities the Company undertakes as part of its multi-media training services include developing customized training concepts and plans, including undertaking front-end analyses of a customer's business and business processes to identify training requirements and the appropriate training media; developing user and administrator guides as well as self study work books, wall charts, training videos and other materials; and surveying and updating curricula for training courses.

     A United Kingdom based subsidiary of the Company was recently awarded ISO 9001 TickIT certification, an internationally recognized endorsement for quality management and quality assurance. This certification provides assurance to customers that the process involved in the design, development, maintenance, and support of software developed by the subsidiary adheres to the ISO 9001 quality management standard.

     An example of a significant IT Services program is represented by two Basic Ordering Agreements that AMI has in place with the FDIC, with expiration dates in July and November 1998. In addition, AMI currently has a GSA Schedule Contract and has been providing various IT Services to the FDIC, including nationwide WAN/LAN design and implementation, network operations system migrations, new technologies evaluations, system development life cycle of major financial application and logistical systems, relational database design and programming, network monitoring and troubleshooting. The contracts had a backlog of approximately $23.3 million at March 31, 1998.

SYSTEMS INTEGRATION

     The Company provides systems integration for communication systems and to a lesser extent acts as a value-added reseller of computer hardware, software and integrated systems to both government and commercial customers. Sales to government customers are through the Company's GSA Schedule Contracts. Sales to commercial customers are through direct contracts with other commercial customers. The Company supports the systems and products it sells by providing its customers a wide range of services, including employee training, maintenance, repair and user assistance. The Company offers individual components of its systems and other products from various vendors for resale through its GSA Schedule Contracts. The resale business often provides the opportunity for additional systems integration business. The Company's systems integration business represented 11.0% of revenues for the six month period ended March 31, 1998.

     The Company believes that a market opportunity has developed as government and commercial customers have begun to migrate to systems composed of COTS hardware and software components. Its strategy has been to anticipate the systems needs of customers and to develop systems using readily available commercial hardware and software. This strategy differs from that of many of the Company's reseller competitors, which traditionally provide individual hardware and software items for resale without integration, and many of its integration competitors, which traditionally have developed entire systems. The Company concentrates on relatively low quantity procurements which are not cost-competitive for large systems integration companies, applying system knowledge gained through following technology trends and providing ease of procurement through GSA Schedule Contracts for government customers and direct purchase for commercial customers. A recent example of this strategy resulted in the sale to the U.S. Navy of over $4.0 million of integration work for extra high frequency communications controllers.

     The Company believes it has been successful as a system integrator because it has targeted certain technologies and systems to offer through the GSA Schedule Contracts. Expecting that many government agencies were planning to use Versa-Module European ("VME") technology, the Company focused on offering VME products and systems, which provide users with a versatile modular computer system that allows users to combine products and functions. However, recognizing that technology changes constantly, the Company is now targeting replacement technology for some of the VME applications and will offer further technology advances as appropriate. Because of the nature of this systems integration work, the Company does not have a large investment in VME plant or equipment and can continue to provide VME technology while pursuing additional technologies.

PRODUCTS

     The Company has developed a set of communication systems and software products which have both military and commercial applications.

ISALTS

     The Company believes that its International Streamlined Automated Logistics Transmission Systems ("ISALTS") which is based on the SALTS technology, is an example of its ability to adapt its military expertise to commercial uses. The Company's SALTS technology is designed to provide military and commercial organizations with the ability to store and forward large amounts of administrative and logistics data in a compressed, secure format using many forms of communication media. SALTS provides a near real-time means of communicating mass data at minimum cost.

     The SALTS technology originally was developed by the U.S. Navy as an alternative data transmission system so that the transmission of logistics and administrative data would not interfere with the transmission of tactical data during the Persian Gulf war. Following the Persian Gulf war, the U.S. Navy contracted with the Company to operate and enhance the SALTS system. Subsequently, the Company has customized versions of SALTS for other specialized applications. For example, the U.S. Army's 18th Airborne Corps and the troops occupying Haiti used it to exchange accounting data. In addition, SALTS successfully conveyed mission support data during other major military operations and disaster relief efforts.

     The ISALTS program is the Company's major commercial application of its SALTS technology. The Company has developed a version of the ISALTS software which it is marketing to friendly foreign governments for their military data transmission needs. The Company also provides readily available commercial hardware, installation and ongoing maintenance, software upgrades and other support services for its ISALTS customers. To date, the Company has installed an ISALTS system for the UK Royal Navy and is completing the installation of an ISALTS system for the Royal Australian Navy.

     The Company is currently developing its latest version of ISALTS, INFORMATION 2000. This is Microsoft Exchange-based and thus takes advantage of existing COTS technology, while adding significant messaging, file transfer and database query capabilities. The product is expected to be released and available for sale in late 1998.

BGIXS

     BGIXS was developed by the Company as a way to permit reliable and efficient data communication (as compared to text communication only) between land, sea and air units in half-duplex mode using a hub/spoke architecture. BGIXS uses COTS technology to permit PC-to-PC transfer of tactical data between a headquarters host and supporting forces using satellite links. Additionally, BGIXS permits rapid file transfer with guaranteed delivery and provides multimedia capability. The Company is currently developing an internet compatible BGIXS product. The U.S. Navy and the UK Royal Navy have purchased BGIXS systems, and the Company is actively marketing the product to other foreign military organizations in friendly countries.

     ISALTS and BGIXS illustrate the Company's ability to build systems to satisfy a particular customer's needs and then use the same technology in a refined and augmented form to create salable products for a different, and potentially wider, customer base. The Company believes that these technologies have significant commercial applications.

DEVELOPING TECHNOLOGIES

MICROMACHINING TECHNOLOGY

     RFM has sponsored independent research and development in the area of micromachining technology since 1994. Micromachining technology utilizes the processing of CMOS and GaAs materials to produce devices such as thermopiles and associated bridge and display components on a single substrate. Although the company believes that this technology may have a variety of applications, the Company is currently focusing on RF power measurement. Using this technology, a sensor may be placed in a radome of a satellite antenna to accurately monitor transmitted power. RFM plans to target the market for compact, low cost, accurate power sensors.

TAGGING TECHNOLOGY

     RFM is in the process of leveraging its U.S. Navy experience in the development of remote tagging devices into a range of commercial and military applications. This technology will utilize inexpensive tag devices that will be attached to an item or person of interest. For instance, the tag device may be used for the tracking of freight or any high value merchandise. The information incorporated in a tag can be read remotely in response to an interrogation or the tag can report at predetermined times. For RFM's applications this involves RF links to the tags and the remoting distances can be a few feet or thousands of miles depending on the communication link used.

MARKETING

     The Company's operations group is primarily responsible for marketing its services and products, including the development and execution of marketing plans, proposal presentations and the performance of related tasks. The Company's marketing activities are conducted by its professional managers who have technical expertise and whose efforts are supplemented by the Company's staff of engineers, scientists and analysts. Company personnel use customer contacts, attend new business briefings sponsored by government agencies and review publications such as Commerce Business Daily for contracting opportunities and to learn of new business opportunities. The Company also participates in several major trade shows, both domestic and international, that showcase applicable technologies.

     One of the Company's primary marketing strategies is to anticipate and understand the changing needs of its customers and then to be prepared to meet those needs as they arise in new programs or in new program functions. The Company believes that its experience in providing services to the U.S. Navy enhances its ability to understand and anticipate the U.S. Navy's needs. The Company emphasizes customer satisfaction, as evidenced by its ability to retain customers such as the U.S. Navy since the Company's inception in 1987. In fiscal 1996, the Company won a major contract recompetition as the prime contractor on an engineering services and support contract for which it originally served as a subcontractor. Under this recompete contract, the Navy made the award to the Company as the prime contractor, although the Company is substantially smaller than the prime contractors on the original contracts.

GOVERNMENT CONTRACTS

     In general, the Company's business with the government (as both a prime contractor and a subcontractor) is performed under cost reimbursement contracts, time and materials contracts or fixed price contracts. Cost reimbursement contracts, including cost plus fixed fee contracts, provide for the reimbursement of costs (to the extent allowed under federal regulations) plus the payment of a fixed fee. Under time and materials contracts, the Company is reimbursed for labor hours at negotiated hourly billing rates and is reimbursed (without fee) for travel and other direct expenses at actual cost plus applied indirect, general and administrative expense. Under fixed price contracts, it agrees to perform certain work for a fixed price and, accordingly, realizes the financial benefit or detriment to the extent that the actual cost of performing the work differs from the contract price. The majority of the Company's revenues from government contracts are derived from cost plus fixed fee contracts.

     The Company has several multi-year contracts with U.S. government agencies to provide communication systems services and support, information technology services and systems integration services and support. Typically, these contracts require the Company to provide a broad range of services and support, as requested by the customer, which may include systems engineering, production support, management information systems services and support and program operational support. Each contract generally provides an estimate of the number of staff years that the government agency believes will be utilized each year under the contract. The Company receives specific work assignments under the contract on an as-identified basis through the issuance by the U.S. government of task orders setting out the specific work to be performed, the staff years allocated to the task and the estimated cost, fee and travel allocated to such task. Payments are made to the Company incrementally during the performance of each task. In order to plan for orderly performance under a contract, it is not unusual, prior to or at the commencement of each government fiscal year during the term of the contract, for the U.S. government and the Company to define proposed tasks to be completed under the contract during the coming fiscal year.

     Under the Company's GSA Schedule Contracts, government agencies may purchase, at prices approved by the GSA, hardware and software integration, systems engineering, automated data processing services, hardware and software, repair (service and parts) and training, without further competitive bidding. Products that the Company can provide under the GSA Schedule Contracts must be approved by the GSA prior to being offered to end-users. Also, at the time the contract was initially awarded and at each contract renewal, prices to end-users under the contract are set for the duration of the contract at a specified level or specified levels varying over time. The contract is a fixed price contract and does not have any pre-set delivery schedules or obligation to purchase any significant amount of goods or services. The GSA Schedule Contracts are renewable every five years and each of the current contract terms expire in 1999. The Company believes that the GSA Schedule Contracts will be renewed, although there can be no assurance to this effect.

     The Company currently has a total of four blanket purchase agreements ("BPAs") with federal agencies. A BPA is a simplified but non-mandatory, fixed price, contract for the government to purchase products, usually by establishing charge accounts with qualified sources. Agencies typically enter into BPAs for similar products with several companies. BPAs generally include a list of products at established prices, individual purchase limits for authorized purchasers, and other pre-negotiated terms and conditions. Purchases under BPAs are often paid for with a government-issued credit card.

     In 1996, the GSA authorized agencies to enter into BPAs with GSA Schedule holders. The GSA-authorized BPAs incorporate many terms and conditions of the GSA Schedule Contracts, and incorporate many products offered on the GSA Schedule Contracts, often at lower prices than available on the GSA Schedules. The Company normally enters into separate agreements with vendors in order to offer reduced BPA prices to the government. The BPA sales vehicle allows the Company to focus specific vendor relationships on specific sets of customers.

     The Company's contracts and subcontracts with federal government agencies are competitively bid and awarded on the basis of technical merit, personnel qualifications, experience and price. The Company's business, financial condition and results of operations could be materially affected by changes in procurement policies, a reduction in funds available for the services provided by it and other risks generally associated with federal government contracts. New government contract awards also are subject to protest by competitors at the time of award which can result in the re-opening of the bidding process or the award of a contract to a competitor. None of the Company's current government contracts is the subject of a bid protest; however, there can be no assurance that government contracts awarded to it in the future will not be challenged by competitors.

     A significant portion of the Company's revenues in fiscal 1997 (approximately 22%) and in the six months ended March 31, 1998 (approximately 13%) were generated through small business set-aside programs. The Company no longer is eligible to participate in some of these programs and, as its revenues and size expand, it will lose its eligibility to participate in more of these programs. There can be no assurance that the Company will be able to replace revenues from these contracts.

     The Company's contractual costs and revenues also are subject to audits and adjustments by negotiation between it and the DCAA and other government auditors. As part of the audit process, the DCAA verifies that all charges made by a contractor against a contract are legitimate and appropriate. Audits may result in recalculation of contract revenues and non-reimbursement of some contract costs and fees. The Company was audited by DCAA for contract performance through fiscal 1994 under all of its government contracts, which resulted in immaterial adjustments to its revenues under the contracts audited. However, there can be no assurance that future audits will not result in material adjustments to the Company's revenues.

     The Company's contracts with the government and its subcontracts with government prime contractors are subject to termination for the convenience of the government; termination, reduction or modification in the event of change in the government's requirements or budgetary constraints; and, when it participates as a subcontractor, termination for the failure or inability of the prime contractor to perform its prime contract. If a termination for the convenience of the government occurs, the government generally is obligated to pay the costs incurred by the Company under the contract plus a pro rata fee based upon the work completed.

     In addition to the right to terminate, government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded, and additional funds are normally committed to the contract by the procuring agency as appropriations are made by Congress for future fiscal years. In addition, contractors often experience revenues uncertainties during the first quarter of the government's fiscal year (beginning October 1) until differences between budget requests and appropriations are resolved. To date, Congress has funded all years of the multi-year major program contracts for which the Company has served as prime contractor or a subcontractor, although there can be no assurance that this will be the case in the future.

BACKLOG

     Many of the Company's contracts are multi-year contracts and contracts with option years, and portions of these contracts are carried forward from one year to the next as part of the Company's contract backlog. The Company's total contract backlog represents management's estimate of the aggregate unearned revenues expected to be earned by the Company over the life of all of its contracts, including option periods. Because many factors affect the scheduling of projects, there can be no assurance as to when revenues will be realized on projects included in the Company's backlog. In addition, although contract backlog represents only business which is considered to be firm, there can be no assurance that cancellations or scope adjustments will not occur. The majority of backlog represents contracts under the terms of which cancellation by the customer under the termination for convenience clause would entitle the Company to all or a portion of its costs incurred and potential fees to the date of cancellation.

     Many of the Company's contracts are funded from year to year, based primarily on the procuring company's or agency's fiscal requirements. This results in two different categories of contract backlog: funded and unfunded backlog. "Funded backlog" represents the sum of contract amounts for which funds have been specifically obligated to contracts by customers, which in the case of a U.S. government contract requires appropriation by the U.S. Congress to the applicable agency and allocation to the contract by the agency. "Unfunded backlog" represents future contract or option amounts that have not been specifically obligated by customers. "Backlog" is the total of funded and unfunded backlog.

     The following table summarizes the Company's funded and unfunded backlog at the dates indicated:

                                            SEPTEMBER 30,             MARCH 31,
                                   -------------------------------    ---------
                                    1995        1996        1997        1998
                                   -------    --------    --------    ---------
                                                  (IN THOUSANDS)
BACKLOG COMPONENT
Funded...........................  $ 3,255    $  6,437    $  5,323    $ 26,421
Unfunded.........................   29,920     132,803     141,314     191,202
                                   -------    --------    --------    --------
          Total..................  $33,175    $139,240    $146,637    $217,623
                                   =======    ========    ========    ========

     The Company believes that approximately 37% of its backlog as of September 30, 1997 will result in revenues in fiscal 1998. However, the Company also believes that backlog is not necessarily indicative of future revenues. The Company's backlog typically is subject to large variations from quarter to quarter as existing contracts are renewed or new contracts are awarded. Additionally, all U.S. government contracts included in backlog, whether funded or unfunded, may be terminated at the convenience of the government.

COMPETITION

     The Company experiences significant competition in all of the areas in which it does business. In general, the markets in which it competes are not dominated by a single company or a small number of companies; instead, a large number of companies offer services that overlap and are competitive with those offered by the Company. Many of its competitors are significantly larger and have greater financial resources than the Company, and some of these competitors are divisions or subsidiaries of large, diversified companies that have access to the financial resources of their parent companies. There can be no assurance that the Company will be able to compete successfully.

     Because its communication systems business is specialized and the Company is a leader in the portion of the communication business it pursues, the market for this business is somewhat less competitive than the markets for its systems integration and IT Services businesses. In satellite communication systems and services, the Company competes against technical services companies in the defense industry, including Computer Sciences Corporation, Science Applications International Corporation, Booz-Allen and Hamilton, Inc. and SEMCOR. In its other business areas, the Company competes against a vast array of computer manufacturers, systems integrators and product resellers and distributors. In the IT Services area, the Company frequently teams as a subcontractor on large procurement programs with one of its larger competitors since it can be very expensive to bid as a prime contractor on such large procurement programs.

     The Company believes that the principal competitive factors in the businesses in which it operates are technical understanding, management capability, past contract performance, personnel qualifications and price. In the federal government market, procurement reforms over the past years have increased the importance of a contractor's past performance in deciding new bid awards.

EMPLOYEES

     The Company believes that its employees and their knowledge and capabilities are a major asset. The Company has been successful in attracting and retaining employees skilled in its core business competencies. The Company intends to continue to employ highly skilled personnel, as well as personnel knowledgeable concerning the needs and operations of its major customers.

     As of March 31, 1998, the Company employed 759 people. The Company believes that its relations with its employees are good. None of the Company's employees are covered by collective bargaining agreements.

     There is significant competition for employees with the communication and information technology skills required to perform the services the Company offers. The Company's success will depend in part upon its ability to attract, retain, train and motivate highly skilled employees, particularly in the area of information technology.

FACILITIES

     The Company's headquarters occupies approximately 22,200 square feet at 10089 Lee Highway, Fairfax, Virginia. This space is provided under the terms of a lease from 10089 Management, a related party to the Company, that expires August 31, 2003. See "Certain Transactions -- Transactions with Directors and Executive Officers." In the United States, the Company, including AMI, ISC and RFM, occupies an aggregate of approximately 155,000 square feet of office space. In addition to the Company's headquarters, the Company has offices in Arlington, Virginia; Virginia Beach, Virginia; Charleston, South Carolina; and San Diego, California. The Company also maintains an office near Plymouth, England. ISC maintains its headquarters in Virginia Beach, Virginia as well as offices in San Diego, California; North Charleston, South Carolina; and Arlington, Virginia. RFM maintains its headquarters in San Diego, California as well as offices in El Segundo, California; Colorado Springs, Colorado; Lusby, Maryland; and Alexandria, Virginia. AMI maintains its headquarters in McLean, Virginia and has facilities in California, Connecticut, Georgia, Illinois, Maryland, Massachusetts, Missouri, New York, Tennessee, Texas, Virginia and Washington, D.C. The Company believes that its current facilities are adequate for its existing needs and that additional suitable space will be available as required.

LEGAL PROCEEDINGS

     The Company currently is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information regarding the directors, executive officers and other key employees of the Company.

                                AGE                              POSITION
                                ---                              --------
DIRECTORS AND EXECUTIVE
  OFFICERS:
George A. Robinson............  60    President, Chief Executive Officer and Chairman of the Board
                                        of Directors
Charles G. Martinache.........  57    Executive Vice President, Chief Operating Officer and Director
Thomas A. Costello............  50    Executive Vice President, Chief Technology Officer, Secretary
                                        and Director
Dev Ganesan...................  39    Executive Vice President, Chief Financial Officer and
                                        Treasurer
Wayne Shelton.................  65    Director
Charles R. Collins............  66    Director

KEY EMPLOYEES:
Kenneth D. Regan..............  55    President of ACS Services
Kevin R. Adams................  40    President of ACS Technologies
Howard Sparks.................  60    President of ISC
Dwayne Junker.................  56    President of RFM
John Lin......................  52    President of AMI

     GEORGE A. ROBINSON. Mr. Robinson was a founder of the Company and has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in 1987. From 1986 to 1987, Mr. Robinson held the position of Vice President for East Coast Operations of Advanced Digital Systems, Inc., a military communication software development company. Prior to working at Advanced Digital Systems, Inc., Mr. Robinson spent over 20 years as a civilian employee in the U.S. Navy Satellite communication program, most recently as Deputy Director.

     CHARLES G. MARTINACHE. Mr. Martinache was a founder of the Company and has served as Chief Operating Officer and a Director of the Company since 1987. From 1987 to July 1992, Mr. Martinache also held the office of Vice President, and in July 1992 was made Executive Vice President. From 1986 to 1987, Mr. Martinache was a program manager for Advanced Digital Systems, Inc. Prior to that, Mr. Martinache served 23 years in the U.S. Navy as a cryptologic officer.

     THOMAS A. COSTELLO. Mr. Costello was a founder of the Company and has served as Secretary and a Director of the Company since 1987. Mr. Costello also served as Treasurer of the Company from 1987 to August 1997. From 1987 to 1994, Mr. Costello held the positions of Senior Vice President and Technical Director, and in 1995 was made Executive Vice President and Chief Technology Officer of the Company. From 1983 to 1987, Mr. Costello was a Senior Systems Engineer for Advanced Digital Systems, Inc. where, among other things, he led the Integrated Navy SATCOM Architecture study to upgrade existing information exchange subsystems.

     DEV GANESAN. Mr. Ganesan has served as the Chief Financial Officer of the Company since February 1997 and as Executive Vice President and Treasurer since August 1997. From June 1994 to January 1997, Mr. Ganesan was employed by GSE Systems, Inc., a publicly held international software systems and technology solutions developer, as Vice President of Finance and Accounting. From 1990 to June 1994, Mr. Ganesan served as the Treasurer and Corporate Controller of U.S. Lime & Minerals, Inc., a publicly held mineral resources company. From 1987 to 1990, Mr. Ganesan was with Deloitte & Touche, most recently as an audit manager.

     WAYNE SHELTON. Mr. Shelton has served on the Board of Directors since August 1997. From January 1995 to June 1997, he served as president of Hughes Information Systems and as a senior vice president of Hughes Aircraft Company. From December 1990 to January 1995, Mr. Shelton was president of Hughes Information Technology Corporation and corporate vice president of Hughes Aircraft Company. Mr. Shelton is currently a member of the Board of Directors of ADI Technology, Inc., a software engineering company.

     CHARLES R. COLLINS. Mr. Collins has served on the Board of Directors since August 1997. He is also currently an advisory partner with the law firm Gibson, Dunn & Crutcher LLP and has held such position since April 1, 1996. From 1990 to such date, Mr. Collins was a partner with Gibson, Dunn & Crutcher LLP. Mr. Collins is a general partner of a real estate partnership that filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in 1995. The partnership emerged from reorganization in 1996 and currently is performing under its obligations, as reorganized. Mr. Collins was not the managing general partner of the partnership at the time it was put into Chapter 11 and currently is not the managing general partner.

     KENNETH D. REGAN. Mr. Regan joined the Company in October 1997 as Vice President for International Development and assumed the position of President of ACS Services, a business unit of the Company focusing on IT Services in January 1998. Before joining the Company, Mr. Regan served for seven years as head of the Communication and Information Systems Department at the Navy Research and Development Laboratory Center ("NRaD") in San Diego, California. Prior to becoming head of the department, he was division head, branch head and program manager for large communication and surveillance programs at the Naval Ocean Systems Center and predecessor organizations.

     KEVIN R. ADAMS. Mr. Adams has served as President of ACS Technologies since October 1997. Mr. Adams joined the Company in September 1993 as a Systems Engineer, and in September 1994 he was made Manager of VME Technologies. In April 1996, Mr. Adams was promoted to Director of ACS Technologies, a business unit of the Company focusing on systems integration work, and in May 1997, Mr. Adams was appointed to the position of Vice President of the Company. From December 1991 to August 1993, Mr. Adams was employed as an engineer by VisiCom Laboratories, Inc., a software development company.

     HOWARD SPARKS. Mr. Sparks was a founder of ISC and has been President and a Director of ISC since its inception in 1983. Prior to founding ISC, Mr. Sparks was a Senior Analyst and Business Manager for Sonalysts, Inc. Mr. Sparks has 38 years of C3I experience.

     DWAYNE JUNKER. Mr. Junker joined RFM in 1989 and has served as RFM's President since November 1997. Prior to becoming President, Mr. Junker served as Vice President from 1996 to November 1997, C4I Division Vice President from 1994 to 1996, head of the C3I Department from 1992 to 1994 and as Milstar Satellite Program Manager from 1989 to 1992. Prior to working at RFM, Mr. Junker served 30 years as a Navy Officer specializing in telecommunications and electronics.

     JOHN LIN. Mr. Lin is a founder of AMI and has been President of AMI since its inception in 1981. Mr. Lin has over 25 years experience as a systems engineer, facilities manager, operating system programmer, application programmer, office automation designer and network designer and installer. Prior to founding AMI, Mr. Lin worked for Electronic Data Systems and Planning Research Corporation.

     The Bylaws of the Company provide that the Board of Directors shall consist of five directors (plus such number of directors as may be directed from time to time pursuant to the terms of any series of preferred stock that may be issued and outstanding from time to time). Each director is elected for a one-year term at each annual meeting of the stockholders. Officers are elected by the Board of Directors. Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers.

STOCKHOLDERS AGREEMENT

     On May 2, 1997, Messrs. Robinson, Martinache and Costello, individually and as trustees of certain trusts, entered into a Stockholders Agreement pursuant to which each has agreed to vote the shares beneficially owned by him to elect each other as directors of the Company and on other matters as a block as determined by the affirmative vote of the majority of their shares. Upon completion of this offering, the Stockholders Agreement will automatically terminate due to Messrs. Robinson, Martinache and Costello as a group beneficially owning less than forty percent (40%) of the outstanding Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     Subsequent to the initial public offering in July 1997, the Board of Directors established a Compensation Committee and an Audit Committee. The Compensation Committee and Audit Committee are comprised of Messrs. Shelton and Collins. The Compensation Committee determines the compensation of the Company's executive officers and administers the 1996 Stock Incentive Plan, the 1997 Stock Incentive Plan and the Employee Stock Purchase Plan. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plan and results of the audit engagement, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Neither member of the Compensation Committee was an officer or employee of the Company during the fiscal year ending September 30, 1997. Prior to the formation of the Compensation Committee in August 1997, the functions of the Compensation Committee were performed by the Board of Directors as a whole. For information concerning certain transactions and relationships among the Company and the current members of the Board of Directors, see "Certain Transactions."

DIRECTOR COMPENSATION

     Directors who are employees of the Company do not receive any compensation for their service as directors. The Company pays each director who is not an employee of the Company: (i) an annual retainer of $15,000, which is paid quarterly in cash; (ii) a stipend of $1,200 for attending each meeting of the Board of Directors and each meeting of a committee of the Board of Directors if such committee meeting is held on a date separate from a meeting of the Board of Directors; and (iii) reimbursement for his out-of-pocket expenses for attending these meetings. In addition, Directors who are not employees of the Company receive options to purchase 5,000 shares of the Company's Common Stock upon election to the Board of Directors and an additional 5,000 shares upon each reelection to the Board of Directors. Such options have an exercise price equal to the current market price on the date of the grant, a term of five years and vest in three equal annual installments beginning on the date of the grant and on the first and second anniversary of the grant. All non-vested options are terminated six months after a member leaves the Board of Directors, other than by death or disability. On death or disability, all non-vested options automatically vest.

EXECUTIVE COMPENSATION

     The following table presents certain information concerning compensation earned for services rendered in all capacities to the Company for the years ended September 30, 1996 and 1997 by the Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose salaries and bonuses exceeded $100,000 in fiscal 1997 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                          ANNUAL COMPENSATION   ------------------
                   NAME AND                     FISCAL    -------------------    NUMBER OF SHARES     ALL OTHER
              PRINCIPAL POSITION                 YEAR      SALARY     BONUS     UNDERLYING OPTIONS   COMPENSATION
              ------------------                ------    --------   --------   ------------------   ------------
George A. Robinson............................   1997     $239,578   $113,266             --           $ 4,112(1)
  President, Chief Executive                     1996      250,000     79,440             --             4,333(1)
  Officer and Chairman of the Board
Charles G. Martinache.........................   1997      214,576    113,266             --             4,112(1)
  Executive Vice President and                   1996      225,000     79,440             --            23,233(2)
  Chief Operating Officer
Thomas A. Costello............................   1997      214,576    113,266             --             4,112(1)
  Executive Vice President,                      1996      225,000     79,440             --             4,967(1)
  Chief Technology Officer and Secretary
Dev Ganesan...................................   1997(3)    75,010     50,000        115,000                --
  Executive Vice President, Chief Financial
    Officer and Treasurer

---------------
(1) Represents matching 401(k) plan contributions by the Company.
(2) Includes matching 401(k) plan contributions by the Company of $4,967 and $18,266 in moving expenses paid by the Company.
(3) Reflects compensation earned from Mr. Ganesan's date of hire, February 1, 1997, through September 30, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table presents certain information concerning the stock option grants made to the Named Officers for the fiscal year ended September 30, 1997.

                                                      INDIVIDUAL GRANTS
                                            --------------------------------------   POTENTIAL REALIZABLE VALUE
                                            PERCENTAGE OF                                        AT
                               NUMBER OF        TOTAL                                  ASSUMED RATES OF STOCK
                                 SHARES        OPTIONS                                 PRICE APPRECIATION FOR
                               UNDERLYING    GRANTED TO     EXERCISE                       OPTION TERM(1)
                                OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   ---------------------------
            NAME                GRANTED      FISCAL 1997      SHARE        DATE          5%              10%
            ----               ----------   -------------   ---------   ----------   ----------       ----------
George A. Robinson...........     --             --           --          N/A           N/A              N/A
Charles G. Martinache........     --             --           --          N/A           N/A              N/A
Thomas A. Costello...........     --             --           --          N/A           N/A              N/A
Dev Ganesan..................  115,000 (2)       51%          $6.50      1/1/05       $356,898         $854,833

---------------
(1) Amounts are based on the hypothetical 5% and 10% annual compounded rates of appreciation of the Common Stock price as prescribed by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's Common Stock. The Company expresses no opinion regarding whether this level of appreciation will be realized and expressly disclaims any representation to that effect.
(2) Mr. Ganesan received such options under the terms of his employment agreement. Such options have an exercise price of $6.50 per share and a term of eight years. Options to purchase 28,750 became exercisable in January 1998 and the remainder will become exercisable upon completion of this offering pursuant to the terms of his employment agreement. See
    "Management -- Employment Agreement."

         FISCAL 1997 STOCK OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table presents certain information concerning the value of options for the fiscal year ended September 30, 1997 by each of the Named Officers. None of the Named Officers exercised options during the fiscal year ended September 30, 1997.

                                                         NUMBER OF SHARES
                                                            UNDERLYING
                                                           UNEXERCISED              VALUE OF UNEXERCISED
                                                        OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS AT
                                                             YEAR-END                FISCAL YEAR-END(1)
                                                    --------------------------   --------------------------
                       NAME                         EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                       ----                         --------------------------   --------------------------
George A. Robinson................................    --             --            --                 --
Charles G. Martinache.............................    --             --            --                 --
Thomas A. Costello................................    --             --            --                 --
Dev Ganesan.......................................    --          115,000  (2)     --           $718,750

---------------
(1) Value for "in-the-money" options represent the positive spread between the exercise prices of outstanding options and the closing price of the Company's Common Stock on September 30, 1997 on the Nasdaq National Market of $12.75.
(2) Options to purchase 28,750 became exercisable in January 1998 and the remainder will become exercisable upon completion of this offering pursuant to the terms of his employment agreement. See "Management -- Employment Agreement." Options to purchase 25,000 of such shares will be exercised at closing and such shares will be sold in this offering.

EMPLOYMENT AGREEMENT

     Mr. Ganesan serves as the Executive Vice President, Chief Financial Officer and Treasurer of the Company pursuant to the terms of an employment agreement which continues in effect until Mr. Ganesan's termination or separation from the Company. Under the terms of the employment agreement, Mr. Ganesan receives an annual salary of $150,000 and was given a one-time signing bonus of $25,000 upon commencing work with the Company on February 1, 1997. Mr. Ganesan received a first-year bonus of $25,000 upon the accomplishment of certain mutually agreed upon objectives. In addition, under the terms of the employment agreement, Mr. Ganesan received options to purchase 115,000 shares of the Company's Common Stock. Such options have an exercise price of $6.50 per share, which represents the fair market value on the date of the grant and a term of eight years. All of the options will become exercisable upon the completion of this offering pursuant to the terms of the employment agreement. At the closing of this offering Mr. Ganesan will exercise options for 25,000 shares which shares will be sold pursuant to this offering.

     There are no other employment agreements in effect with respect to any directors or executive officers of the Company.

STOCK PLANS AND AGREEMENTS

     1996 STOCK INCENTIVE PLAN. The 1996 Stock Incentive Plan of the Company (the "1996 Plan") was adopted by the Company's Board of Directors in July 1996. The 1996 Plan permits the Company to grant options to purchase stock, stock appreciation rights, "performance" awards and restricted and unrestricted stock up to an aggregate of 337,500 shares of Common Stock to participants in the 1996 Plan. Options for a total of 263,500 shares of Common Stock were granted under the 1996 Plan, 171,750 of which remain outstanding. The Board of Directors has determined not to award any additional options or other rights or awards under the 1996 Plan.

     1997 STOCK INCENTIVE PLAN. The 1997 Stock Incentive Plan of the Company (the "1997 Plan") was adopted by the Company's Board of Directors effective March 1997 and approved by the Company's stockholders as of March 25, 1997. The Company has reserved 450,000 shares of Common Stock for issuance pursuant to grants under the 1997 Plan. Options for a total of 196,800 shares of Common Stock were granted under the 1997 Plan. The 1997 Plan has a term of 10 years. The 1997 Plan provides for the grant of stock options, stock appreciation rights, restricted stock or "performance shares" to directors, employees (including officers) and consultants of the Company and its subsidiaries. Pursuant to the 1997 Plan, options may be incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options, although incentive stock options may be granted only to employees. All incentive stock options are nontransferable other than by will or the laws of descent and distribution.

     EMPLOYEE STOCK PURCHASE PLAN. The Company's Employee Stock Purchase Plan (the "ESPP") was adopted by the Board of Directors in March 1998. A total of 325,000 shares of Common Stock have been reserved for issuance under the ESPP. The ESPP automatically terminates on the earlier of March 31, 2008 or the issuance of the maximum number of shares available under the ESPP. The ESPP, which is intended to qualify under Section 423 of the Code, provides for consecutive quarterly offering periods. The first offering period commenced on April 1, 1998. The offering periods start on the first business day of each offering period and ends on the last business day of the offering period. Employees of the Company and any subsidiary designated by the Company's Board of Directors are eligible to participate in the ESPP. However, no employee may be granted an option under the ESPP who (i) immediately after the grant would own stock or outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or any subsidiary or (ii) whose rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrue at a rate which exceeds $25,000 in fair market value of the stock for each calendar year. The ESPP permits participants to purchase Common Stock through payroll deductions of up to 10% of the participants' base pay. The maximum number of shares a participant may purchase during a single offering period is 500 shares. The purchase price of stock under the ESPP is 90% of the lower of the fair market value of the Common Stock at the beginning of the offering period or at the end of the offering period.

INDEMNIFICATION ARRANGEMENTS

     The Company has entered into indemnification agreements pursuant to which it agreed to indemnify certain of its directors and officers against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director or officer, in his capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons will be indemnified to the fullest extent now or hereafter permitted by the DGCL, as amended. The indemnification agreements provide for the advancement of certain expenses to such directors and officers in connection with any such suit or proceeding. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of officers and directors to the fullest extent authorized by the DGCL.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

     In 1993, the Company entered into a ten year lease with 10089 Management, the members of which include, among others, Messrs. Robinson, Martinache and Costello, who collectively own 91% of 10089 Management. Under the terms of the lease, the Company leases approximately 22,200 square feet at 10089 Lee Highway, Fairfax, Virginia from 10089 Management for use as the Company's headquarters at a current rental rate of approximately $27,000 per month. The monthly rental rate increases annually based upon the annual increase in the Consumer Price Index. The Company, as tenant, also pays for insurance for the premises and for increases in real estate taxes over 1993 real estate taxes for the building. The lease expires on August 31, 2003. This arrangement, in contrast to outright ownership of the building by the Company, enables the Company to allocate the cost of its facilities to its government contracts. The Company believes that the terms of the lease, including the rental rate, are at least as favorable to the Company as those which could have been negotiated with an unaffiliated third party. The Company had guaranteed 10089 Management's bank borrowings, but this guaranty was terminated upon the closing of the Company's initial public offering. The Company also provides management services for 10089 Management at no cost.

     10089 Management purchased the Company's headquarters building in 1993 using, in part, a loan in the amount of $1,125,000 from a third party institutional lender, which loan was previously guaranteed by the Company. Pursuant to the loan agreement, as amended, the guarantee was canceled upon the Company's initial public offering in July 1997. Also in connection with 10089 Management's acquisition of the Company's headquarters building, the Company lent to each of Messrs. Robinson, Martinache and Costello approximately $119,000 for use as part of the purchase price for the building. The outstanding balance of principal and accrued interest in respect of these loans as of September 30, 1997 was $443,000. All loans were repaid in full from the proceeds received by the makers from the $6.7 million dividend of the Company's previously undistributed S corporation earnings declared by the Board of Directors in connection with the termination of the Company's S corporation status and its initial public offering (the "S Corporation Distribution").

     Mr. Martinache received a loan from the Company in 1996 in the amount of $50,000, bearing interest at a rate equal to 8.75% per annum. This loan was repaid by Mr. Martinache in full with proceeds received by him from the S Corporation Distribution.

     Charles R. Collins, a director of the Company, is an advisory partner at the law firm of Gibson Dunn & Crutcher LLP and prior to his election to the Board of Directors was a partner with the same firm. Gibson Dunn & Crutcher LLP received legal fees from the Company during the Company's last fiscal year in connection with the Company's initial public offering in July 1997 and for certain other legal services.

TERMINATION AGREEMENTS

     Immediately prior to the consummation of the Company's initial public offering, the Company, Messrs. Robinson, Martinache and Costello, as the majority stockholders, Thomas and Margaret M. Costello and the trusts controlled by them, Charles and Helen Martinache and the trusts controlled by them and George and Barbara Robinson and the trusts controlled by them entered into Termination Agreements pursuant to which certain Stock Redemption Agreements previously entered into by and between the Company and each other party to the Termination Agreements were terminated.

FAIRFAX COMMUNICATIONS LTD.

     Effective as of April 1, 1997, Fairfax Communications Ltd. became a subsidiary of the Company pursuant to a transaction in which the Company purchased all of its outstanding shares of stock. Each of Messrs. Robinson, Martinache and Costello had owned 26.8% of the outstanding share capital of Fairfax Communications Ltd. The Company purchased all of the ordinary shares of Fairfax Communications Ltd. for $46,500 in a transaction intended to qualify as a tax free reorganization under the Code. The proceeds of the sale were distributed to the stockholders of Fairfax Communications Ltd., which stockholders include, among others, Messrs. Robinson, Martinache and Costello, who each received $12,500. Revenues and operating income of Fairfax Communications Ltd. are not material.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1998 by: (i) each person known by the Company to beneficially own five percent or more of the outstanding shares of Common Stock; (ii) each director and Named Officer of the Company;
(iii) all executive officers and directors as a group; and (iv) all Selling Stockholders. The address of the stockholders listed below as beneficially owning more than five percent of the Common Stock is that of the Company's principal executive offices. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned.

                                               SHARES BENEFICIALLY                  SHARES TO BE
                                                 OWNED PRIOR TO                  BENEFICIALLY OWNED
                                                    OFFERING         NUMBER OF   AFTER OFFERING (1)
                                               -------------------    SHARES     -------------------
                    NAME                        NUMBER     PERCENT    OFFERED     NUMBER     PERCENT
                    ----                       ---------   -------   ---------   ---------   -------
EXECUTIVE OFFICERS, DIRECTORS:
  George A. and Barbara Robinson (2).........    947,500    14.5%     100,000      847,500     9.9%
  Charles G. Martinache (3)..................    777,750    11.9      100,000      677,750     7.9
  Thomas A. and Margaret M. Costello (4).....    947,500    14.5      100,000      847,500     9.9
  Dev Ganesan (5)............................     86,950     1.3       25,000       61,950     *
  Wayne Shelton (6)..........................      4,333     *             --        4,333     *
  Charles R. Collins (7).....................      4,333     *             --        4,333     *
  All executive officers and directors as a
     group (6 persons).......................  2,768,366    41.6      325,000    2,443,366    28.3
OTHER 5% STOCKHOLDERS:
  FMR Corp. (8)..............................    405,100     6.2%          --      405,100     4.7%
OTHER SELLING STOCKHOLDERS:
  Christine and Gale V. Berry (9)............    237,500     3.6%     100,000      137,500     1.6%
  Howard F. and Irene L. Sparks (10).........    237,500     3.6%     100,000      137,500     1.6%

---------------
  *  Less than one percent of stock outstanding.

 (1) Assumes no exercise of the Underwriters' over allotment options.

 (2) Includes 421,305 shares owned by the Robinson 1997 Trust No. 1 and 421,305 shares owned by the Robinson 1997 Trust No. 2, both of which George A. Robinson is the sole trustee, and 104,890 shares owned by George A. Robinson and Barbara Robinson as joint tenants.

 (3) Includes 186,782 shares owned by the Martinache 1997 Trust No. 1 and 190,729 shares owned by the Martinache 1997 Trust No. 2, both of which Charles G. Martinache is the sole trustee.

 (4) Includes: (i) 300,000 shares owned by the Costello 1997 Trust No. 1; (ii) 300,000 shares owned by the Costello 1997 Trust No. 2; (iii) 173,750 shares owned by Thomas A. Costello Revocable Trust; and (iv) 173,750 shares owned by Margaret M. Costello Revocable Trust. Margaret M. Costello and Thomas A. Costello are trustees for the Costello 1997 Trust No. 1 and Costello Trust No. 2; Thomas A. Costello is the trustee for the Thomas A. Costello Revocable Trust; and Margaret M. Costello is the trustee for Margaret M. Costello Revocable Trust.

 (5) Includes outstanding options to purchase 86,250 shares of Common Stock which will become exercisable at the closing of this offering. Concurrently with the closing of this offering, these options will be exercised to purchase 25,000 shares of Common Stock which will be offered for sale as part of this offering.

 (6) Includes outstanding options to purchase 3,333 shares of Common Stock which are exercisable within 60 days.

 (7) Includes outstanding options to purchase 3,333 shares of Common Stock which are exercisable within 60 days.

 (8) The information concerning the shares beneficially owned by FMR Corp. is based upon Schedule 13G dated February 14, 1998 filed by FMR Corp. together with Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp. Fidelity Management & Research Company

     ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 405,100 shares of Common Stock as a result of acting as investment advisor to various investment companies (the "Funds"). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of 405,100 shares owned by the Funds. Neither Edward C. Johnson 3d nor FMR Corp. has sole power to vote or direct the voting of the shares owned by the Funds, which power resides in the Board of Trustees of each of the Funds. The principal business address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

 (9) Includes 123,500 shares owned by the Christine Berry Trust, of which Christine Berry is the sole trustee, and 114,000 shares owned by the Gale
     V. Berry Trust, of which Gale V. Berry is the sole trustee.

(10) Includes 114,000 shares owned by the Howard F. Sparks Trust, of which Howard F. Sparks is the sole trustee, and 123,500 shares owned by the Irene
     L. Sparks Trust, of which Irene L. Sparks is the sole trustee.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. The following brief description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable law and the provisions of the Company's Certificate of Incorporation and Bylaws. Upon completion of this offering, the Company will have 8,579,000 shares of Common Stock outstanding, and no shares of preferred stock outstanding. As of April 17, 1998 there were 54 holders of Common Stock. The Company believes that there are over 3,000 beneficial owners of Common Stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after liabilities and obligations have been paid in full and after each class of stock, if any, having preference over the Common Stock has been paid in total amounts to which such class is entitled, or an amount sufficient for such payments in full has been set aside. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. Holders of Common Stock do not have preemptive rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

     Preferred Stock may be issued from time to time in one or more classes or series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as may be fixed by the Company's Board of Directors without stockholder approval. The Board of Directors could issue the Preferred Stock with voting and/or conversion rights and thereby dilute the voting power and equity of the holders of the Common Stock and adversely affect the market price of such stock. The issuance of Preferred Stock could also be used as an antitakeover measure by the Company without any further action by the stockholders. The Company has no present plans to issue shares of Preferred Stock.

REGISTRATION RIGHTS

     In connection with the acquisition of ISC, the Company granted certain rights with respect to the registration of 475,000 shares of Common Stock under the Securities Act of 1933. Under the terms of the stock purchase agreement between the Company and the holders of such registerable securities, if the Company proposes to register any of its securities under the Securities Act of 1933 pursuant to an underwritten public offering, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. These rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration in certain circumstances.

CERTAIN PROVISIONS OF DELAWARE LAW

     The Company is a Delaware corporation and is subject to Section 203 of the DGCL ("Section 203"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person became an interested stockholder unless: (i) before that person became an interested stockholder, the Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
(iii) on or following the date on which that person became an interested stockholder, the business combination is approved by the Company's Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66.7% of the outstanding voting stock of the Company not owned by the interested stockholder.

     Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions which (i) involve the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the directors and (ii) is approved or not approved by a majority of directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the closing of this offering, the Company will have 8,579,000 shares of Common Stock outstanding. The 2,525,000 shares of Common Stock sold in this offering (assuming no exercise of the Underwriters' over-allotment option or options outstanding under the Company's stock option plans) as well as the 2,875,000 shares sold in the Company's initial public offering will be freely tradable without restriction or limitation under the Securities Act of 1933, except for shares purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act of 1933 (which sales would be subject to certain limitations and restrictions described below). All of the remaining 3,179,000 shares of Common Stock may be sold in the public market, subject in some cases to the volume and other limitations of Rule 144 promulgated under the Securities Act of 1933. The Company, together with certain of its stockholders (who will hold in the aggregate 2,824,700 shares after the closing of the offering) have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus, without the prior written consent of A.G. Edwards & Sons, Inc. The restriction on the Company is subject to exceptions for the issuance of shares pursuant to the Company's existing stock plans and as payment for acquisitions by the Company.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 85,790 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144.

     The Company has filed registration statements on Form S-8 registering an aggregate of 1,038,500 shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to the Company's stock option plans and employee stock purchase plan. If not otherwise subject to a lock-up agreement, shares purchased pursuant to these plans generally would be available for resale in the public market. At closing the Company will have outstanding options to purchase an aggregate of 343,550 shares of Common Stock, 99,700 of which will be exercisable at the closing of this offering. Options to purchase 25,000 shares held by one of the Selling Shareholders will be exercised at the closing of the offering and included for sale therein. See "Management -- Stock Plans and Agreements."

     In connection with the acquisition of ISC, the Company granted certain registration rights with respect to the registration of 475,000 shares of Common Stock under the Securities Act of 1933. See "Description of Capital
Stock -- Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the underwriters named below (the "Underwriters"), for whom A.G. Edwards & Sons, Inc., Legg Mason Wood Walker, Incorporated and Scott & Stringfellow, Inc. are acting as representatives (the "Representatives"), and each of the Underwriters has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
A.G. Edwards & Sons, Inc. ..................................    614,334
Legg Mason Wood Walker, Incorporated........................    614,333
Scott & Stringfellow, Inc. .................................    614,333
BT Alex. Brown & Sons Incorporated..........................     51,000
CIBC Oppenheimer Corp. .....................................     51,000
Credit Lyonnais Securities (USA) Inc. ......................     51,000
Merrill Lynch, Pierce, Fenner & Smith Inc. .................     51,000
NationsBanc Montgomery Securities LLC.......................     51,000
PaineWebber Incorporated....................................     51,000
Prudential Securities Incorporated..........................     51,000
Anderson & Strudwick Inc. ..................................     25,000
William Blair & Co., L.L.C. ................................     25,000
Brean Murray & Co., Inc. ...................................     25,000
C.E. Unterberg, Towbin......................................     25,000
Ferris, Baker Watts Inc. ...................................     25,000
Friedman, Billings, Ramsey & Co., Inc. .....................     25,000
Johnston, Lemon & Co. Inc. .................................     25,000
Ladenberg Thalmann & Co. Inc. ..............................     25,000
McDonald & Company Securities, Inc. ........................     25,000
Needham & Co., Inc. ........................................     25,000
Raymond James & Associates Inc. ............................     25,000
Sanders Morris Mundy Inc. ..................................     25,000
Wheat First Securities, Inc. ...............................     25,000
                                                              ---------
     Total..................................................  2,525,000
                                                              =========

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all 2,525,000 shares of Common Stock offered hereby if any such shares of Common Stock are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company and the Selling Stockholders have been advised by the Representatives that the several Underwriters propose initially to offer such shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $0.43 per share. The Underwriters may allow and such dealers may re-allow a concession not in excess of $0.10 per share to other dealers. After the initial public offering, the public offering price and such concessions may be changed.

     The Company has granted to the Underwriters an option, expiring 30 days from the date of this Prospectus, to purchase up to an aggregate of 378,750 additional shares of Common Stock at the public offering price less underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely to cover overallotments, if any, made in connection with the sale of shares of Common Stock that the Underwriters have agreed to purchase. To the extent the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

     The Company has agreed that it will not sell, without the consent of A.G. Edwards & Sons, Inc., any Common Stock or any securities convertible into Common Stock, during the 180 days following the date of this Prospectus except for certain limited exceptions. The restriction on the Company is subject to exceptions for the issuance of shares pursuant to the Company's existing stock plans and as payment for acquisitions by the Company. In addition, certain of the stockholders of the Company, including the Selling Stockholders, who will hold in the aggregate 2,824,700 shares after the closing of this offering have agreed not to sell, without the consent of A.G. Edwards & Sons, Inc., any Common Stock for the 180 day period. A.G. Edwards & Sons, Inc. may release shares from these lock-up agreements in whole or in part in its sole discretion without notice.

     The Representatives have advised the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     In connection with the offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the offering than they are committed to purchase from the Company and the Selling Stockholders, and in such case may purchase Common Stock in the open market following completion of the offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 378,750 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, A.G. Edwards & Sons, Inc., on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the offering), for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Venable, Baetjer and Howard, LLP, McLean, VA. Certain legal matters relating to the offering will be passed upon for the Underwriters by Hale and Dorr LLP, Washington, D.C.

                                    EXPERTS

     The audited financial statements of the Company for the three years ended September 30, 1997 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, and are included herein in reliance upon the authority of said firm as experts in giving such reports. The audited financial statements of AMI for the two years ended December 31, 1997 included in this Prospectus have been audited by Keller Bruner & Company, L.L.C., as indicated in their report, and are included herein in reliance upon the authority of said firm as experts in giving such reports. The audited financial statements of ISC for the two years ended September 30, 1997 included in this Prospectus have been audited by Failes and Associates, P.C., as indicated in their report, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

                             AVAILABLE INFORMATION

     This Prospectus, which constitutes a part of a Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains an Internet website that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. The address of such web site is http://www.sec.gov. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                              GLOSSARY OF ACRONYMS

        ACRONYM                                        DEFINITION
        -------                                        ----------
BGIXS..................  Battle Group Information Exchange System
C3I....................  Command, control, communications and intelligence
C4I....................  Command, control, communications, computer and intelligence
CBT....................  Computer based training
COTS...................  Commercial off-the-shelf
CMOS...................  Complementary Metal Oxide Semiconductor
DCAA...................  Defense Contract Audit Agency
DGCL...................  Delaware General Corporation Law
DOD....................  Department of Defense
DTIC...................  Defense Technical Information Center
GaAs...................  Gallium Arsenide
GSA....................  General Services Administration
GUI....................  Graphical user interface
IC4I...................  Integrated command, control, communications, computers and intelligence
ISALTS.................  International Streamlined Automated Logistics Transmission System
IT Services............  Information technology services
LAN....................  Local area network
NATO...................  North Atlantic Treaty Organization
NRaD...................  Navy Research and Development Laboratory Center
SALTS..................  Streamlined Automated Logistics Transmission System
RF.....................  Radio Frequency
SATCOM.................  Satellite communications
VME....................  Versa-Module European
WAN....................  Wide area network

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
ADVANCED COMMUNICATION SYSTEMS, INC.
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets as of September 30, 1996 and
  1997 and March 31, 1998 (unaudited).......................   F-3
Consolidated Statements of Operations for the Years Ended
  September 30, 1995, 1996 and 1997 and the Six Month
  Periods Ended March 31, 1997 and 1998 (unaudited).........   F-4
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended September 30, 1995, 1996 and 1997 and
  the Six Month Period Ended March 31, 1998 (unaudited).....   F-5
Consolidated Statements of Cash Flows for the Years Ended
  September 30, 1995, 1996 and 1997 and the Six Month
  Periods Ended March 31, 1997 and 1998 (unaudited).........   F-6
Notes to Consolidated Financial Statements..................   F-7

ADVANCED MANAGEMENT INCORPORATED
Report of Independent Public Accountants....................  F-21
Balance Sheets as of December 31, 1996 and 1997.............  F-22
Statements of Income for the Years Ended December 31, 1996
  and 1997..................................................  F-23
Statements of Shareholder's Equity for the Years Ended
  December 31, 1996 and 1997................................  F-24
Statements of Cash Flows for the Years ended December 31,
  1996 and 1997.............................................  F-25
Notes to Financial Statements...............................  F-26

INTEGRATED SYSTEMS CONTROL, INC.
Report of Independent Public Accountants....................  F-30
Balance Sheets as of September 30, 1996 and 1997............  F-31
Statements of Income for the Years Ended September 30, 1996
  and 1997..................................................  F-32
Statements of Retained Earnings for the Years Ended
  September 30, 1996 and 1997...............................  F-33
Statements of Cash Flows for the Years Ended September 30,
  1996 and 1997.............................................  F-34
Notes to Financial Statements...............................  F-35

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Advanced Communication Systems, Inc.:

We have audited the accompanying consolidated balance sheets of Advanced Communication Systems, Inc. (a Delaware corporation) and subsidiaries, as of September 30, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Communication Systems, Inc. and subsidiaries as of September 30, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
November 7, 1997

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                        SEPTEMBER 30,
                                                                 ---------------------------           MARCH 31,
                                                                   1996              1997                1998
                                                                 ---------         ---------         -------------
                                                                                                      (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                    ASSETS
Current assets:
Cash and cash equivalents.................................        $ 1,177           $ 2,744             $   802
Contract receivables......................................          9,987            17,643              27,440
Other receivables.........................................             69               154                 621
Income taxes receivable...................................             --               529                  --
Inventories...............................................             --               544                 677
Prepaid expenses..........................................            208               296                 805
                                                                  -------           -------             -------
    Total current assets..................................         11,441            21,910              30,345
                                                                  -------           -------             -------
Property and equipment, net...............................            571             1,261               5,157
Other assets:
Notes receivable, stockholders............................            443                --                  --
Other related party receivables...........................            138                86                 152
Software development costs, net...........................            461               950               1,568
Intangibles, net..........................................             --             1,706              19,333
Long-term deferred tax asset..............................             --               147                  --
Other non-current assets..................................             63               152                 233
                                                                  -------           -------             -------
    Total other non-current assets........................          1,105             3,041              21,286
                                                                  -------           -------             -------
         Total assets.....................................        $13,117           $26,212             $56,788
                                                                  =======           =======             =======
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt.........................        $    --           $    --             $    84
Accounts payable..........................................          2,125             3,321               2,325
Accrued expenses and other current liabilities............          3,476             8,838               9,224
Billings in excess of revenue.............................            362               225                 245
Income taxes payable......................................             --                --                 331
Deferred income tax liability.............................             91                --                  --
                                                                  -------           -------             -------
    Total current liabilities.............................          6,054            12,384              12,209
Long-term debt............................................          2,688                --              24,846
Deferred income tax liability.............................             --                --                 778
                                                                  -------           -------             -------
    Total liabilities.....................................          8,742            12,384              37,833
Commitments and contingencies (Notes 4 and 13)
Stockholders' equity:
Preferred stock, $.01 par value, 1,000,000 shares
  authorized, no shares issued and outstanding............             --                --                  --
Common stock, $.01 par value, 40,000,000 shares
  authorized, 6,750,000, 8,975,000, and 9,450,000 shares
  issued at September 30, 1996, September 30 1997, and
  March 31, 1998, respectively............................             67                90                  95
Paid-in capital and accretion.............................         16,506            14,409              17,692
Retained earnings (deficit)...............................          4,520              (382)              1,205
Adjustment for redemption value greater than amounts paid
  in by stockholders......................................        (16,438)               --                  --
Less treasury stock, 3,017,250, 2,945,000 and 2,901,625
  shares at September 30, 1996, September 30, 1997, and
  March 31, 1998..........................................           (280)             (289)                (37)
                                                                  -------           -------             -------
    Total stockholders' equity............................          4,375            13,828              18,955
                                                                  -------           -------             -------
         Total liabilities and stockholders' equity.......        $13,117           $26,212             $56,788
                                                                  =======           =======             =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               SIX MONTHS ENDED
                                                YEAR ENDED SEPTEMBER 30,           MARCH 31,
                                               ---------------------------   ---------------------
                                                1995      1996      1997        1997        1998
                                               -------   -------   -------   -----------   -------
                                                                                  (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.....................................  $23,724   $31,665   $52,194     $21,130     $32,550
Direct costs.................................   14,815    19,307    37,687      14,746      20,990
Indirect, general and administrative
  expenses...................................    8,202    10,253    11,128       5,025       8,821
Write-off of acquired in-process R & D costs
  (Note 4)...................................       --        --     1,910          --          --
                                               -------   -------   -------     -------     -------
Income from operations.......................      707     2,105     1,469       1,359       2,739
Interest expense.............................     (185)     (257)     (136)       (134)       (378)
Other income, net............................       52        57       153          44          15
                                               -------   -------   -------     -------     -------
Income before taxes..........................      574     1,905     1,486       1,269       2,376
(Benefit) provision for income taxes.........       --        --      (250)         --         879
                                               -------   -------   -------     -------     -------
Net income...................................  $   574   $ 1,905   $ 1,736     $ 1,269     $ 1,497
                                               =======   =======   =======     =======     =======
Net income per share -- basic...........................................................   $  0.23
                                                                                           =======
Net income per share -- diluted.........................................................   $  0.23
                                                                                           =======
Weighted average shares outstanding -- basic............................................     6,438
                                                                                           =======
Weighted average shares outstanding -- diluted..........................................     6,558
                                                                                           =======
Pro forma statement of operations data:
  (unaudited): (Note 2)
     Income before taxes as reported.........            $ 1,905   $ 1,486     $ 1,269
     Pro forma tax provision.................                743       571         495
                                                         -------   -------     -------
     Pro forma net income....................            $ 1,162   $   915     $   774
                                                         =======   =======     =======
     Pro forma net income per
       share -- basic........................            $  0.28   $  0.20     $  0.18
                                                         =======   =======     =======
     Pro forma net income per
       share -- diluted......................            $  0.27   $  0.19     $  0.18
                                                         =======   =======     =======
     Pro forma weighted average shares
       outstanding -- basic..................              4,212     4,682       4,246
                                                         =======   =======     =======
     Pro forma weighted average shares
       outstanding -- diluted................              4,361     4,767       4,346
                                                         =======   =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                            ADJUSTMENT FOR
                                                                              REDEMPTION
                                                                             VALUE GREATER
                                    COMMON STOCK                             THAN AMOUNTS
                                 ------------------   PAID-IN    RETAINED     PAID IN BY      TREASURY
                                  SHARES     AMOUNT   CAPITAL    EARNINGS    STOCKHOLDERS      STOCK      TOTAL
                                 ---------   ------   --------   --------   ---------------   --------   -------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE AT SEPTEMBER 30, 1994..  6,750,000    $67     $  4,864   $ 2,068       $ (4,796)       $(197)    $ 2,006
Net income.....................         --     --           --       574             --           --         574
Sale of treasury stock.........         --     --           --        --             --            5           5
Purchase of treasury stock.....         --     --           --        --             --          (88)        (88)
Adjustment for redemption value
  greater than amounts paid in
  by stockholders..............         --     --          593        --           (593)          --          --
                                 ---------    ---     --------   -------       --------        -----     -------
BALANCE AT SEPTEMBER 30, 1995..  6,750,000     67        5,457     2,642         (5,389)        (280)      2,497
Net income.....................         --     --           --     1,905             --           --       1,905
Stockholder distributions......         --     --           --       (27)            --           --         (27)
Adjustment for redemption value
  greater than amounts paid in
  by stockholders..............         --     --       11,049        --        (11,049)          --          --
                                 ---------    ---     --------   -------       --------        -----     -------
BALANCE AT SEPTEMBER 30, 1996..  6,750,000     67       16,506     4,520        (16,438)        (280)      4,375
Net income.....................         --     --           --     1,736             --           --       1,736
Sale of common stock from
  initial public offering......  2,225,000     23       14,341        --             --           --      14,364
Sale of treasury stock.........         --     --           --        --             --           57          57
Purchase of treasury stock.....         --     --           --        --             --          (66)        (66)
Stockholder distributions......         --     --           --    (6,625)            --           --      (6,625)
Translation adjustment.........         --     --           --       (13)            --           --         (13)
Cancellation of stock
  repurchase agreements........         --     --      (16,438)       --         16,438           --          --
                                 ---------    ---     --------   -------       --------        -----     -------
BALANCE AT SEPTEMBER 30, 1997..  8,975,000     90       14,409      (382)            --         (289)     13,828
Net income (unaudited).........         --     --           --     1,497             --           --       1,497
Issuance of common stock
  (unaudited)..................    475,000      5        3,296        --             --           --       3,301
Sale of treasury stock
  (unaudited)..................         --     --           --        --             --          252         252
Expenses attributable to sale
  of common stock
  (unaudited)..................         --     --          (13)       --             --           --         (13)
Tax benefit attributable to the
  exercise of non-qualified
  stock options (unaudited)....         --     --           --        81             --           --          81
Translation adjustment
  (unaudited)..................         --     --           --         9             --           --           9
                                 ---------    ---     --------   -------       --------        -----     -------
BALANCE AT MARCH 31, 1998
  (UNAUDITED)..................  9,450,000    $95     $ 17,692   $ 1,205             --        $ (37)    $18,955
                                 =========    ===     ========   =======       ========        =====     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               SIX MONTHS ENDED
                                                    YEAR ENDED SEPTEMBER 30,       MARCH 31,
                                                    ------------------------   -----------------
                                                    1995     1996     1997      1997      1998
                                                    -----   ------   -------   -------   -------
                                                                   (IN THOUSANDS) (UNAUDITED)
Cash flow from operating activities:
Net income........................................  $ 574   $1,905   $ 1,736   $ 1,269   $ 1,497
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities --
  Depreciation and amortization...................    330      402       471       201       549
  Write-off of acquired in-process R&D Costs......     --       --     1,910        --        --
  Loss on property and equipment..................      4        2        --        --        --
  Changes in assets and liabilities, net of
     effects from acquisitions:
     Contract receivables.........................   (282)  (5,328)   (9,414)   (1,557)   (2,249)
     Other receivables............................     (3)     (18)      (85)     (128)     (406)
     Prepaid expenses.............................     50     (125)      (84)     (307)      (94)
     Income taxes receivable......................     --       --      (636)       --        --
     Inventories..................................     --       --      (182)       --      (133)
     Other related party receivables..............    (53)     (37)     (218)     (123)      (66)
     Long-term deferred tax asset.................     --       --      (147)       --       147
     Other assets.................................     17      (21)      (80)      (54)      (27)
     Accounts payable.............................   (476)   1,439       715     2,278    (2,083)
     Accrued expenses and other current
       liabilities................................    306    1,874     4,983     1,574    (1,010)
     Billings in excess of revenue................     78       79      (502)       83        20
     Income taxes payable.........................      7       (7)       --        --       942
     Deferred income taxes........................     (7)      --       (91)       --      (363)
                                                    -----   ------   -------   -------   -------
          Net cash provided by (used in) operating
            activities............................    545      165    (1,624)    3,236    (3,276)
                                                    -----   ------   -------   -------   -------
Cash flows from investing activities:
Collection (advances) of notes
  receivable -- stockholders......................      7      (50)      443        --        --
Purchases of property and equipment...............   (270)    (370)     (678)     (350)     (765)
Capitalized software development costs............   (240)      --      (626)       --      (686)
Acquisitions, net of cash acquired................     --       --    (4,438)       --   (19,748)
Deferred financing costs..........................     --       --        --        --      (101)
Insurance proceeds from loss of property and
  equipment.......................................     23       --        --        --        --
                                                    -----   ------   -------   -------   -------
          Net cash used in investing activities...   (480)    (420)   (5,299)     (350)  (21,300)
                                                    -----   ------   -------   -------   -------
Cash flows from financing activities:
Net proceeds (costs) from sale of common stock....     --       --    14,364        --       (13)
Net repayments from borrowings....................     --       --        --        --      (866)
Net (repayments) borrowings under line of credit..   (209)     867    (2,701)   (2,688)   23,261
Stockholders' distributions.......................     --      (27)   (3,164)       --        --
Purchase of treasury stock........................    (88)      --       (66)       --        --
Sale of treasury stock............................      5       --        57        38       252
                                                    -----   ------   -------   -------   -------
          Net cash (used in) provided by financing
            activities............................   (292)     840     8,490    (2,650)   22,634
                                                    -----   ------   -------   -------   -------
Net (decrease) increase in cash...................   (227)     585     1,567       236    (1,942)
Cash and cash equivalents, beginning of year......    819      592     1,177     1,177     2,744
                                                    -----   ------   -------   -------   -------
Cash and cash equivalents, end of period..........  $ 592   $1,177   $ 2,744   $ 1,413   $   802
                                                    =====   ======   =======   =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION:

Advanced Communication Systems, Inc. (the "Company") was incorporated in 1987 in the state of Delaware. The Company provides communications and information technology services and solutions, predominantly to U.S. government agencies and to a lesser extent commercial and international customers. The Company focuses its operations in three interrelated areas: communication systems design and support, information technology services and systems integration. In August 1997, the Company acquired RF Microsystems, Inc. ("RFM") which became a wholly owned subsidiary of the Company. RFM provides technical and engineering services to the Department of Defense in the areas of communications, navigation, electronic warfare and digital signal systems. In fiscal 1998, the Company acquired Integrated Systems Control, Inc. ("ISC"), a satellite communication engineering company, and Advanced Management, Incorporated ("AMI"), a provider of a wide range of information technology services.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Advanced Communication Systems, Inc. and its wholly owned subsidiaries. All intercompany transactions have been eliminated.

NET INCOME PER COMMON SHARE

Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This statement replaces the previously reported primary and fully diluted net income per share with basic and diluted net income per share. Unlike primary net income per share, basic net income per share excludes any dilutive effects of stock options. Diluted net income per share is very similar to the previously reported fully diluted net income per share. All net income per share amounts have been restated to conform to SFAS No. 128. No reconciling items existed between the net income used for basic and diluted net income per share. The only reconciling item between the shares used for basic and diluted net income per share related to outstanding stock options.

PRO FORMA NET INCOME PER SHARE (UNAUDITED)

Prior to June 25, 1997, the Company elected to be treated as an S corporation and was not subject to federal and certain state income taxes. The pro forma statement of operations data reflects federal and state income taxes at applicable rates as if the Company had not elected S corporation status for the periods indicated. Pro forma net income per share has been computed by dividing pro forma net income by the pro forma weighted average number of common shares outstanding during each period.

The pro forma weighted average shares outstanding is based on: (i) the weighted average shares outstanding during the period assuming the dilutive effect of all options outstanding; (ii) stock options issued during the twelve months immediately preceding the offering date (using the treasury stock method and the initial public offering price of $7.50 per share) for all periods presented, through the date of the offering; and (iii) the assumed sale of a sufficient number of shares of the Company's common stock necessary to fund the distribution of all undistributed S corporation earnings in excess of the preceding twelve months earnings, through the date of the offering. (Note 12)

INTERIM REPORTING

The financial information as of March 31, 1998 and for the six months ended March 31, 1997 and 1998 has been prepared by the Company, without audit, and includes, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the interim period results.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
Operating results for any interim period are not necessarily indicative of the results for any other period or for the entire year.

MANAGEMENT'S USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SUPPLEMENTAL STATEMENTS OF CASH FLOWS DATA

The Company paid income taxes in the amount of $1,000, $14,000 and $608,000 and interest expense of $175,000, $251,000 and $136,000 during the fiscal years ended September 30, 1995, 1996, and 1997, respectively. The Company paid income taxes in the amount of $0 (unaudited) and $155,000 (unaudited) and interest expense of $134,000 (unaudited) and $352,000 (unaudited) for the six months ended March 31, 1997 and 1998, respectively.

The Company acquired all of the outstanding shares of ISC in exchange for 475,000 shares of the Company's common stock (see Note 4).

REVENUE RECOGNITION

The Company provides services, primarily to the U.S. government, on a contractual basis. Revenue on cost plus fixed fee contracts is recognized to the extent of costs incurred plus a proportionate amount of fees earned. Revenue on time and materials contracts is recognized at the contractual rates as labor hours and direct expenses are incurred. Revenue on fixed price contracts is recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Anticipated contract losses are recognized as soon as they become known and estimable.

The Company also provides off-the-shelf hardware and software products to the U.S. government under its GSA Schedule Contracts and to commercial companies. Related revenue is recognized when products are shipped or when customers have accepted the products, depending on contractual terms.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents and contract receivables. The Company maintains cash and cash equivalents in a high credit quality financial institution. The credit risk with respect to accounts receivable is mitigated because the majority of the Company's contract receivables are due from agencies of the U.S. government.

For the years ended September 30, 1995, 1996 and 1997 and the six months ended March 31, 1997 and 1998, approximately $23,483,000, $28,607,000, $48,284,000,
$19,929,000 (unaudited) and $29,886,000 (unaudited), respectively, of the Company's revenues were derived from contracts or subcontracts funded by the U.S. government, most of which were funded by the Department of Defense. Government contracts can be terminated at any time by the government without cause, are subject to competitive rebidding process upon expiration, require compliance with various contract procurement regulations and are subject to audit by the Defense Contract Audit Agency and other government auditors.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
CASH AND CASH EQUIVALENTS

Cash and cash equivalents include short-term investments with original maturities of three months or less.

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using the average cost method.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and are depreciated over their estimated useful lives, five to seven years, using an accelerated method. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the asset or the lease terms.

SOFTWARE DEVELOPMENT COSTS

In compliance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, certain software development costs are capitalized in the accompanying balance sheets. Capitalization of software development costs begins upon the establishment of technological feasibility. Capitalization ceases and amortization of capitalized costs begins when the software product is commercially available for general release to customers. Amortization of capitalized software development costs is computed using the straight-line method over the remaining estimated economic life of the product, not to exceed five years.

RESEARCH AND DEVELOPMENT EXPENSES

The Company expenses research and development costs as they are incurred. Research and development expenses for all periods presented were not material except for acquired in-process research and development costs (Note 4).

INTANGIBLE ASSETS

Intangible assets, net of accumulated amortization, consists of the following:

                                                 SEPTEMBER 30,     (UNAUDITED)
                                                ---------------     MARCH 31,     AMORTIZATION
                                                1996      1997        1998           PERIOD
                                                -----    ------    -----------    ------------
                                                        (IN THOUSANDS)
Goodwill......................................     --    $1,706      $15,127       40 years
Customer relationship.........................     --        --        4,039       16 years
Debt financing costs..........................     --        --          167        2 years
                                                -----    ------      -------
                                                   --    $1,706      $19,333
                                                =====    ======      =======

Debt financing costs represent fees and other costs incurred in connection with the issuance of long term debt. These costs are amortized to interest expense over term of the related debt using the effective interest rate method.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews its long-lived assets, including software development costs and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the

                      ADVANCED COMMUNICATION SYSTEMS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. The Company has determined that as of September 30, 1996 and 1997 and March 31, 1998, there has been no impairment in the carrying value of long-lived assets.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that imposes an obligation to deliver cash or other financial instruments to a second party. The carrying amounts of current assets and current liabilities in the accompanying financial statements approximate fair value due to the short maturity of these instruments.

INCOME TAXES

From inception through September 30, 1989, the Company was subject to corporate income taxes. On October 1, 1989, the Company elected to be treated as an S corporation under Subchapter S of the Internal Revenue Code. The Company recorded a deferred tax liability for the built-in gain on the cumulative accrual to cash difference as of September 30, 1989. As of September 30, 1996 and 1997, and March 31, 1998 the remaining deferred tax liability is $91,000, $0, and $0 (unaudited), respectively.

From October 1, 1989 through June 25, 1997, the Company elected to be treated as an S corporation and was not subject to federal and certain state income taxes. As a result, no provision for federal and state income taxes has been included in the historical statements of operations prior to June 25, 1997. On June 25, 1997, in connection with the public offering (Note 3), the S corporation status was terminated, thereby subjecting future income of the Company to federal and state income taxes. Subsequent to June 25, 1997, the Company has provided for federal and state income taxes in the statements of operations at the effective tax rates.

3.  INITIAL PUBLIC OFFERING AND DISTRIBUTION TO STOCKHOLDERS:

In July 1997, the Company consummated the initial public offering of its common stock (the "Initial Public Offering"), selling 2,225,000 shares of common stock, including the underwriter's overallotment option of 375,000 shares, for $7.50 per share. The Initial Public Offering resulted in net proceeds to the Company of approximately $14,400,000 after deducting underwriters discounts and offering expenses payable by the Company. In connection with the Initial Public Offering, the Company terminated its S corporation election and made distributions to the pre-Initial Public Offering stockholders of its undistributed S corporation earnings of approximately $6,700,000.

4.  ACQUISITIONS:

RF MICROSYSTEMS, INC.

Effective August 26, 1997, the Company acquired all of the outstanding common stock of RFM for cash consideration of $5,000,000. The acquisition has been accounted for as a purchase, and the financial results of RFM have been included in the results of operations from the date of acquisition. The total purchase price has been allocated to the acquired assets and liabilities assumed at their estimated fair values in accordance with the provisions of Accounting Principles Board Opinion No. 16. The estimated excess of the purchase price over the net assets acquired is being carried as goodwill, in the amount of $1,671,000, which will be amortized over its estimated useful life of fifteen years. The consolidated statement of operations includes a $1,910,000 charge taken at the time of the acquisition for acquired research and development costs related to acquired technology that has not reached technological feasibility and that has no alternative future use.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

4.  ACQUISITIONS -- (CONTINUED)
The following unaudited pro forma summary presents information as if the acquisition had occurred at the beginning of each fiscal year presented. The charge of $1,910,000 related to the write-off of acquired in-process research and development has been included in the pro forma results for the year ended September 30, 1997. The pro forma information does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined companies.

                                                             SEPTEMBER 30,
                                                       -------------------------
                                                        1996            1997
                                                       -------       -----------
                                                              (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT
                                                            PER SHARE DATA)
Revenues.............................................  $37,607         $58,195
Net income...........................................    1,294           1,048
Net income per share -- basic........................     0.31            0.22
Net income per share -- diluted......................     0.30            0.22

FAIRFAX COMMUNICATIONS LIMITED

A common group of stockholders held a substantial interest in both Fairfax Communications, Limited ("FCL") and the Company. As of September 30, 1996, the Company had a receivable of $54,000 due from FCL for payroll services which the Company performs on its behalf. In April 1997, the Company acquired all the outstanding stock of FCL for $46,500. Revenues and operating income of FCL are not material.

INTEGRATED SYSTEMS CONTROL, INC. (UNAUDITED)

In November 1997, the Company acquired all the outstanding shares of ISC in exchange for 475,000 shares of the Company's Common Stock. The acquisition has been accounted for as a purchase and accordingly the total purchase price has been allocated to acquired assets and liabilities assumed at their estimated fair values. The excess of the purchase price over the net assets acquired is being carried as goodwill, in the amount of approximately $1.3 million, which will be amortized over its estimated useful life of forty years.

ADVANCED MANAGEMENT, INC. (UNAUDITED)

In February 1998, the Company acquired all the outstanding shares of AMI for $19,500,000 in cash and additional contingent payment for each of two consecutive twelve month periods following the closing date of the acquisition up to a maximum of $5.25 million for each period. The acquisition has been accounted for as a purchase, and accordingly, the purchase price has been allocated to the acquired assets and liabilities assumed at their estimated fair values. The excess of the purchase price over the net assets acquired is being carried as intangible assets, including goodwill and customer relationship, in the amounts of approximately $12.1 million and $4.1 million, respectively, which will be amortized over its estimated useful lives ranging from 16 to 40 years.

The following unaudited pro forma summary presents information as if all of the above acquisitions had occurred at the beginning of each period presented. The pro forma information does not necessarily reflect the

                      ADVANCED COMMUNICATION SYSTEMS, INC.

4.  ACQUISITIONS -- (CONTINUED)
actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined companies.

                                                YEAR ENDED           SIX MONTHS ENDED
                                            SEPTEMBER 30, 1997        MARCH 31, 1998
                                            ------------------       ----------------
                                                           (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues..................................       $88,620                 $40,635
Net income................................         3,066                   1,520
Net income per share -- basic.............          0.59                    0.24
Net income per share -- diluted...........          0.58                    0.23

5.  CONTRACT RECEIVABLES:

Contract receivables consist of the following:

                                                SEPTEMBER 30,           (UNAUDITED)
                                             --------------------        MARCH 31,
                                              1996         1997            1998
                                             ------       -------       -----------
                                                         (IN THOUSANDS)
U.S. government:
     Amounts billed........................  $4,103       $ 2,927         $ 9,996
     Recoverable costs and accrued profit
       on progress completed; not billed...   5,187        11,860          13,418
                                             ------       -------         -------
          Subtotal.........................   9,290        14,787          23,414
Commercial customers:
     Amounts billed........................     123           904           1,133
     Recoverable costs and accrued profit
       on progress completed; not billed...     574         1,952           2,893
                                             ------       -------         -------
          Subtotal.........................     697         2,856           4,026
                                             ------       -------         -------
          Total............................  $9,987       $17,643         $27,440
                                             ======       =======         =======

6.  PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:

                                                 SEPTEMBER 30,          (UNAUDITED)
                                              -------------------        MARCH 31,
                                               1996         1997           1998
                                              ------       ------       -----------
                                                         (IN THOUSANDS)
Land and building...........................  $   --       $   --         $3,177
Furniture and equipment.....................   1,561        2,575          5,191
Leasehold improvements......................      13           18             86
                                              ------       ------         ------
                                               1,574        2,593          8,454
Less -- Accumulated depreciation and
  amortization..............................   1,003        1,332          3,297
                                              ------       ------         ------
Total property and equipment, net...........  $  571       $1,261         $5,157
                                              ======       ======         ======

                      ADVANCED COMMUNICATION SYSTEMS, INC.

7.  SOFTWARE DEVELOPMENT COSTS:

Software development costs consist of the following:

                                                                       (UNAUDITED)
                                                 SEPTEMBER 30,
                                               -----------------        MARCH 31,
                                               1996        1997           1998
                                               ----       ------       -----------
                                                         (IN THOUSANDS)
Cost.........................................  $685       $1,311         $1,997
Accumulated amortization.....................   224          361            429
                                               ----       ------         ------
Total software development costs, net........  $461       $  950         $1,568
                                               ====       ======         ======

Software development costs capitalized were $0, $626,000 and $686,000 in the years ended September 30, 1996 and 1997, and six months ended March 31, 1998, respectively. Amortization expense for the years ended September 30, 1995, 1996 and 1997 and for the six months ended March 31, 1997 and 1998 was $88,000, $137,000, $137,000, $68,000 (unaudited) and $68,000 (unaudited), respectively.

8.  ACCRUED EXPENSES:

Accrued expenses consist of the following:

                                                 SEPTEMBER 30,          (UNAUDITED)
                                              -------------------        MARCH 31,
                                               1996         1997           1998
                                              ------       ------        ---------
                                                         (IN THOUSANDS)
Accrued salaries, benefits and related
  taxes.....................................  $  833       $  984         $1,673
Accrued vacation............................     411          543          1,149
Accrued bonuses.............................     387          310            121
Accrued subcontractor costs.................   1,726        6,579          5,408
Other.......................................     119          422            873
                                              ------       ------         ------
Total accrued expenses......................  $3,476       $8,838         $9,224
                                              ======       ======         ======

9.  RELATED-PARTY TRANSACTIONS (SEE NOTE 4):

In 1993, the Company entered into a ten-year lease with a real estate management company ("10089 Management") to lease its headquarters facility. The owners of 10089 Management include the principal stockholders of the Company. The lease, which expires on August 31, 2003, requires current rental payments of approximately $27,000 (unaudited) per month, increased annually based on the Consumer Price Index.

10089 Management purchased the headquarters facility, using in part a loan of $1,125,000 from a third party lender, which was guaranteed by the Company. In March 1997, the loan agreement was amended to cancel the guarantee upon the initial public offering resulting in net proceeds to the Company of at least $10,000,000. The remaining purchase price was financed through promissory notes from various stockholders due to the Company. Accordingly, this guarantee was terminated upon the closing of the initial public offering in July 1997. The mortgage requires monthly principal payments of $6,000 plus interest and a balloon payment for the balance of $750,000 in 1998. The outstanding balance as of September 30, 1996, was $894,000.

Stockholders' notes receivable at September 30, 1996 and 1997 were $443,000 and $0, respectively. The loans bore interest at rates ranging from 7.0% to 8.75% per annum and had maturity dates ranging from 1998 to 2001. Interest was due annually on the anniversary date of the loans, with principal due at maturity. One loan for $50,000 was secured by a lien on real estate. Accrued interest receivable at September 30, 1996 and 1997 of $83,000 and $0, respectively, is included in related party receivables in the accompanying balance sheets.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

9.  RELATED-PARTY TRANSACTIONS (SEE NOTE 4) -- (CONTINUED)
All of the stockholder notes receivable and the related interest receivables were repaid at the time of the initial public offering.

The Company also provides management services for 10089 Management at no cost. Included in other related-party receivables are amounts due from 10089 Management for reimbursable operating expenses paid for by the Company.

10.  LONG-TERM DEBT:

Notes payable and line of credit consist of the following:

                                                    SEPTEMBER 30,    (UNAUDITED)
                                                   ---------------    MARCH 31,
                                                    1996     1997       1998
                                                   ------   ------   -----------
                                                          (IN THOUSANDS)

Lines of Credit:
     $5,000,000 line of credit with a commercial
       bank expiring February 28, 1998...........  $2,688   $   --     $    --
     $35,000,000 line of credit with a commercial
       bank expiring February 28, 2000...........      --       --      23,261
Notes Payable:
     Note payable to bank, interest at 9.9%, due
       February 2005, secured by a First Deed of
       Trust on an office building...............      --       --         971
     Note payable to Urban Business Development
       Corporation, interest at 8.575%, due
       January 2015, guaranteed by the Small
       Business Administration and secured by a
       Second Deed of Trust on an office
       building..................................      --       --         698
                                                   ------   ------     -------
                                                    2,688               24,930
Less: Current Maturation.........................      --       --          84
                                                   ------   ------     -------
                                                   $2,688   $   --     $24,846
                                                   ======   ======     =======

LINE OF CREDIT (UNAUDITED)

In February 1998, the Company entered into a line of credit arrangement with a commercial bank, refinancing the Company's then-existing line of credit and the outstanding commercial bank debt of ISC. This line of credit consists of two separate facilities, permitting the Company to borrow up to an aggregate of $35 million. The first facility in an amount up to $15 million may be used to finance acquisitions, working capital, and other corporate purposes, and bears interest at either the bank's prime rate or at a London interbank offered rate ("LIBOR") for one, two or three month periods, plus a percentage, not more than 2.2%, which depends on the Company's historical financial performance. The second facility, in an amount up to $20 million, may be used to finance acquisitions, and bears interest at either the bank's prime rate or at a LIBOR rate plus a percentage, not more than 2.45%, which depends on the Company's historical financial performance. Each facility expires on February 28, 2000. The credit agreement contains various covenants requiring the Company and its subsidiaries, on a consolidated basis, to maintain certain financial ratios, including debt to net income, minimum net income and minimum net worth. The credit agreement also prohibits the payment of dividends.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

10.  LONG-TERM DEBT -- (CONTINUED)
As of March 31, 1998, the outstanding balance on its line of credit amounted to $23.3 million and the weighted average interest rate for the six months ended March 31, 1998 was approximately 8.2%.

The Company's subsidiary, ISC, had three notes payable totalling approximately $1,671,000 at the date of acquisition, secured by accounts receivable, equipment and other assets, which were repaid using the above mentioned facility in February 1998.

The Company had a line of credit arrangement with a commercial bank under which it could borrow up to a maximum of $5,000,000. The borrowings were limited to 80% of the eligible receivables, as defined, and 90% of eligible government receivables, as defined, and were secured by all assets including inventory, contract receivables and intangibles. Interest was payable monthly, at the bank's prime rate plus a percentage, not more than 0.25%. The agreement contained various covenants requiring the Company to maintain certain financial ratios, each as defined, including tangible net worth, liabilities to tangible net worth, funded debt to operating cash flow and debt service. The agreement also restricted the payment of dividends. The line of credit arrangement expired on February 28, 1998.

For the years ended September 30, 1995, 1996 and 1997, interest expense related to the Company's debt was $185,000, $249,000 and $136,000, respectively, at weighted average interest rates of 9.20%, 8.87% and 8.75% respectively. For the six months ended March 31, 1997 and 1998, interest expense was $134,000 (unaudited) and $378,000 (unaudited), respectively, at weighted average interest rates of 8.70% and 8.2%, respectively.

11.  INCOME TAXES:

Following the completion of the Initial Public Offering, the Company became subject to federal and state income taxes. The following unaudited pro forma information has been determined based upon the provisions of SFAS No. 109. This information reflects income tax expense (benefit) that the Company would have incurred had it been subject to federal and state income taxes.

                                                           (UNAUDITED)
                                                    (PRO FORMA)
                                                    YEARS ENDED     FOR THE SIX
                                                   SEPTEMBER 30,    MONTHS ENDED
                                                  ---------------    MARCH 31,
                                                  1996       1997       1998
                                                  ----       ----   ------------
                                                          (IN THOUSANDS)
Income tax provision (benefit)
Current
     Federal....................................  $708       $521      $ 988
     State......................................    87         75        121
Deferred........................................   (52)       (25)      (230)
                                                  ----       ----      -----
                                                  $743       $571      $ 879
                                                  ====       ====      =====

The provision for income taxes results in effective rates which differ from the federal statutory rate as follows:

                                                                       (UNAUDITED)
                                                       SEPTEMBER 30,    MARCH 31,
                                                           1997           1998
                                                       -------------   -----------
Statutory federal income tax rate....................      34.0%          34.0%
State income taxes, net of federal tax benefit.......       4.9            4.2
Other................................................      (0.5)          (1.2)
                                                           ----           ----
                                                           38.4%          37.0%
                                                           ====           ====

                      ADVANCED COMMUNICATION SYSTEMS, INC.

11.  INCOME TAXES -- (CONTINUED)
As of September 30, 1997, the Company had net operating loss carryforwards of approximately $1,007,000, which expire in the year 2012. The benefits of there carryforwards may be limited in the future in the event of significant changes in the ownership of the Company. Net operating loss carryforwards may be used to offset up to 90% of the Company's alternative minimum taxable income. The provision for the alternative minimum tax will be allowed as a credit carryover against regular tax in the future in the event regular tax exceeds alternative minimum tax expense.

Under the provisions of SFAS No. 109, the tax effect of the net operating loss carryforwards, together with net temporary differences, represents a net deferred tax asset for which management has reserved certain deferred tax assets based on their long-term nature. The components of the net deferred tax assets are as follows:

                                                                      (UNAUDITED)
                                                      SEPTEMBER 30,    MARCH 31,
                                                          1997            1998
                                                      -------------   -----------
                                                             (IN THOUSANDS)
Deferred tax assets
     Net operating loss carryforwards...............     $   386        $   338
     Write-off of acquired in-process R&D costs.....         729            705
     Cash to accrual adjustment (ACS)...............         607            506
     Accrued vacation...............................         116            323
     Other..........................................         191            157
                                                         -------        -------
                                                           2,029          2,029
                                                         -------        -------
Deferred tax liabilities
     Unbilled receivables...........................      (1,143)          (926)
     Capitalized software development costs.........        (307)          (342)
     Cash to accrual adjustment (ISC)                         --         (1,121)
     Other..........................................         (46)           (80)
                                                         -------        -------
                                                          (1,496)        (2,469)
                                                         -------        -------
Net deferred tax asset (liability)..................         533           (440)
Valuation allowance.................................        (386)          (338)
                                                         -------        -------
Long-term deferred tax asset........................     $   147        $  (778)
                                                         =======        =======

12.  STOCKHOLDERS' EQUITY:

RECAPITALIZATION AND STOCK SPLIT

On May 5, 1997, the Company amended and restated its Certificate of Incorporation to increase the number of authorized shares to 40,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. In June, 1997, the Board of Directors approved a stock dividend having the effect of a 6,750-for-1 stock split of the Common Stock, which was paid to the stockholders effective June 25, 1997. The change in the Company's Common Stock for the stock dividend has been given retroactive effect for all periods presented.

STOCK REDEMPTION AGREEMENTS

All of the outstanding shares of common stock and options, upon exercise, were subject to Stock Redemption Agreements. Under certain circumstances, the Company was required to buy back the stock at a price equal to fair value, as determined by the Board of Directors. Adjustment for redemption value greater than amounts

                      ADVANCED COMMUNICATION SYSTEMS, INC.

12.  STOCKHOLDERS' EQUITY -- (CONTINUED)
paid in by stockholders represents the change in the redemption value per share of outstanding Common Stock in each period. The redemption value per share, based on the fair market value, was $4.44 and $1.48 as of September 30, 1996 and 1995, respectively. The Stock Redemption Agreements were terminated in connection with the Initial Public Offering and the corresponding accretion was removed. All treasury stock purchases were a result of the provisions of these Stock Redemption Agreements.

STOCK PLANS AND AGREEMENTS

The 1997 Stock Incentive Plan of the Company (the "1997 Plan") was adopted by the Company's Board of Directors effective March 1997 and by the Company's stockholders on March 25, 1997. The Company may grant options, stock appreciation rights, "performance" awards and restricted and unrestricted stock (collectively, the "Awards") to purchase up to 450,000 shares of Common Stock to participants in the 1997 Plan. The 1997 Plan has a term of 10 years. Options granted under the 1997 Plan can have an exercise period of up to 10 years. The 1997 Plan provides for the grant of stock options to directors, employees (including officers) and consultants of the Company and its subsidiaries. Pursuant to the 1997 Plan, options may be incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options, although incentive stock options may be granted only to employees. All incentive stock options are nontransferable other than by will or the laws of descent and distribution. At September 30, 1997 and March 31, 1998, 341,200 shares and 248,200 shares (unaudited), respectively, are available for grant under this plan.

The 1996 Stock Incentive Plan of the Company (the "1996 Plan") was adopted by the Company's Board of Directors and approved by the Company's stockholders effective July 1996. The Company may grant options, stock appreciation rights, "performance" awards and restricted and unrestricted stock (collectively, the "Awards") to purchase up to 337,500 shares of Common Stock to participants in the 1996 Plan. The 1996 Plan has a term of 10 years. Options granted under the 1996 Plan can have an exercise period of up to 10 years. The 1996 Plan provides for the grant of stock options to directors, employees (including officers) and consultants of the Company and its subsidiaries. Pursuant to the 1996 Plan, options may be incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options, although incentive stock options may be granted only to employees. All incentive stock options are nontransferable other than by will or the laws of descent and distribution. The Board of Directors has determined not to grant any additional awards under the 1996 Plan.

The Company's Employee Stock Purchase Plan (the "ESPP") was adopted by the Board of Directors in March 1998. A total of 325,000 shares of Common Stock have been reserved for issuance under the ESPP. The ESPP automatically terminates on the earlier of March 31, 2008 or the issuance of the maximum number of shares available under the ESPP. The ESPP, which is intended to qualify under Section 423 of the Code, provides for consecutive quarterly offering periods.

In 1996, the Board of Directors granted options under the 1996 Plan to purchase 148,500 shares of Common Stock. These options have an exercise price of $4.44 per share and become exercisable in three equal annual increments beginning on October 1, 1997, and the options expire on the earlier of January 1, 2000 or termination of employment.

On January 2, 1997, the Company granted a stock option under the 1996 Plan to purchase 115,000 shares of Common Stock. The option has an exercise price of $6.50 per share, a term of eight years and becomes exercisable in four equal annual installments beginning on January 1, 1998. This option has been included in the weighted average shares outstanding computation for all periods presented.

In 1997, the Board of Directors granted options under the 1997 Plan to purchase 108,800 shares of Common Stock. These options have an average exercise price of $8.10 per share and become exercisable in three equal increments and expire after seven years or upon termination of employment.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

12.  STOCKHOLDERS' EQUITY -- (CONTINUED)
The Company has entered into nonqualified option agreements with various employees. The per share exercise price of such options was at least 100% of the fair market value, as determined by the Board of Directors, of a share of Common Stock as of the respective dates of grant.

In 1993, the Board of Directors granted options to purchase 101,250 shares of Common Stock to various employees. The employees were fully vested in the options upon granting, and the options expire on the earlier of January 1, 1998 or termination of employment. As of September 30, 1995, 1996 and 1997, these options were exercisable in the amounts of 81,000, 81,000 and 0 shares, respectively. All sales of treasury stock were a result of the exercise of options.

The following table summarizes the activity of all the Company's stock options:

                                                                          WEIGHTED
                                                                           AVERAGE
                                                            EXERCISE      EXERCISE
                                              NUMBER       PRICE PER      PRICE PER
                                             OF SHARES       SHARE          SHARE
                                             ---------   --------------   ---------
Shares under option, September 30, 1994....    87,750        $0.70         $ 0.70
     Options exercised.....................    (6,750)        0.70           0.70
                                              -------    --------------    ------
Shares under option, September 30, 1995....    81,000         0.70           0.70
     Options granted.......................   148,500         4.44           4.44
     Options exercised.....................        --         0.70           0.70
                                              -------    --------------    ------
Shares under option, September 30, 1996       229,500     0.70 - 4.44        3.12
     Options granted.......................   115,000         6.50           6.50
     Options granted.......................   108,800     7.50 - 9.875       8.10
     Options exercised.....................   (81,000)        0.70           0.70
     Options forfeited.....................   (13,500)        4.44           4.44
                                              -------    --------------    ------
Shares under option, September 30, 1997....   358,800     0.70 - 9.875       6.21
     Options granted (unaudited)...........    93,000    8.875 - 12.50      10.70
     Options exercised (unaudited).........   (43,375)    4.44 - 6.50       (5.81)
     Options forfeited (unaudited).........   (29,750)    4.44 - 12.50      (5.79)
                                              -------    --------------    ------
Shares under option, March 31, 1998
  (unaudited)..............................   378,675    $4.44 - $12.50    $ 7.39
                                              =======    ==============    ======

Options outstanding at September 30, 1997 had a weighted average remaining contractual life of 4.9 years. The fair value per share of all options issued in 1997, estimated on the date of grant using the Black-Scholes option pricing model, is $4.85.

The Company adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, effective for the Company's September 30, 1997 financial statements. The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock plans. No compensation cost has been recognized for its stock plans based on the intrinsic value of the stock options at date of grant (i.e., the difference between the exercise price and the fair value of the Common Stock). Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates under those plans consistent with the method of FASB Statement 123, the Company's

                      ADVANCED COMMUNICATION SYSTEMS, INC.

12.  STOCKHOLDERS' EQUITY -- (CONTINUED)
pro forma net income and pro forma net income per share would have been reduced to the amounts indicated below:

                                                               YEAR ENDED
                                                              SEPTEMBER 30,
                                                                  1997
                                                              -------------
Pro forma net income (in thousands) --
     As reported............................................      $ 915
     SFAS No. 123 pro forma.................................      $ 826
Pro forma net income per share --
     As reported............................................      $0.19
     SFAS No. 123 pro forma.................................      $0.17

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1996: no dividend yield; expected volatility of 57.6%; risk-free interest rates of approximately 6.4%; and average expected lives of 7.5 years. The volatility factor was based on the volatility percentage of comparable publicly traded companies because the Company does not have sufficient public trading history.

13.  COMMITMENTS:

LEASE COMMITMENTS

The Company leases office space and equipment under various operating lease agreements expiring through August 2003. Most leases include a provision for annual rent adjustments based on changes in various economic indices. Future minimum lease payments under noncancelable operating leases as of September 30, 1997, were as follows:

 YEAR ENDED
SEPTEMBER 30,                                                 (IN THOUSANDS)
-------------                                                 --------------
1998........................................................      $1,146
1999........................................................       1,070
2000........................................................         737
2001........................................................         465
2002........................................................         326
Thereafter..................................................         299
                                                                  ------
     Total..................................................      $4,043
                                                                  ======

During 1993, the Company entered into a lease agreement for office space with a related party which includes the principal stockholders of the Company (Note 9). For the years ended September 30, 1995, 1996 and 1997 and for the six months ended March 31, 1997 and 1998, rent expense related to this lease totaled $299,000, $309,000, $257,000, $158,000 (unaudited) and $168,000 (unaudited), respectively. Amounts representing aggregate rent expense on all operating leases, excluding the related party lease, totaled $1,014,000, $1,183,000, $1,066,000, $526,000 (unaudited) and $851,000 (unaudited) for the years ended September 30, 1995, 1996 and 1997 and for the six months ended March 31, 1997 and 1998, respectively.

PROFIT-SHARING PLAN

The Company provides a profit-sharing plan (401(k) plan) which covers substantially all employees. Under the terms of the plan, the Company may make discretionary profit-sharing contributions and discretionary

                      ADVANCED COMMUNICATION SYSTEMS, INC.

13.  COMMITMENTS -- (CONTINUED)
matching contributions, each determined annually by the Board of Directors. Contributions charged to expense for the years ended September 30, 1995, 1996 and 1997 and the six months ended March 31, 1997 and 1998, were $320,000, $368,000, $236,000, $60,000 (unaudited) and $297,000 (unaudited), respectively.

14.  SUBSEQUENT EVENTS:

ACQUISITION

As discussed in Note 4, the Company acquired all the outstanding shares of ISC in November 1997 and all of the outstanding shares of AMI in February 1998.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Advanced Management Incorporated
McLean, Virginia

We have audited the accompanying balance sheets of Advanced Management Incorporated, as of December 31, 1996 and 1997, and the related statements of income, shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Management Incorporated as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KELLER BRUNER & COMPANY, L.L.C.

Bethesda, Maryland
February 13, 1998, except for Note 11, as to which the date is February 26, 1998

                        ADVANCED MANAGEMENT INCORPORATED

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                                 1996          1997
                                                              -----------   -----------
                                    ASSETS
Current assets:
Cash and cash equivalents...................................  $   168,346   $   813,303
Accounts receivable, net....................................    6,361,598     5,016,407
Prepaid expenses............................................    1,057,557       181,582
Notes receivable -- shareholder, current maturities.........       26,089            --
                                                              -----------   -----------
     Total current assets...................................    7,613,590     6,011,292
                                                              -----------   -----------
Investments available for sale..............................    5,413,249     6,174,464
                                                              -----------   -----------
Other assets:
Notes receivable -- shareholder, net of current
  maturities................................................    1,894,051            --
Deposits....................................................       37,711        20,225
                                                              -----------   -----------
                                                                1,931,762        20,225
                                                              -----------   -----------
Property and equipment, less accumulated depreciation-
  $554,597 in 1996; $614,972 in 1997........................      148,209        97,687
                                                              -----------   -----------
     Total assets...........................................  $15,106,810   $12,303,668
                                                              ===========   ===========
                     LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Accounts payable............................................  $   426,532   $   485,992
Accrued expenses............................................      177,765       836,683
Contract contingency allowance..............................      100,000       100,000
Accrued litigation settlement...............................    1,088,000            --
                                                              -----------   -----------
     Total liabilities......................................    1,792,297     1,422,675
                                                              -----------   -----------
Commitments and contingencies
Shareholder's equity:
Common stock -- $5 par value; 1,000 shares authorized,
  issued, and outstanding...................................        5,000         5,000
Additional paid-in-capital..................................      300,000       300,000
Accumulated unrealized gains on investments.................      543,445       411,638
Retained earnings...........................................   12,466,068    10,164,355
                                                              -----------   -----------
     Total shareholder's equity.............................   13,314,513    10,880,993
                                                              -----------   -----------
     Total liabilities and shareholder's equity.............  $15,106,810   $12,303,668
                                                              ===========   ===========

                       See Notes to Financial Statements.

                        ADVANCED MANAGEMENT INCORPORATED

                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996          1997
                                                              -----------   -----------
Contract revenue............................................  $20,648,940   $23,164,624
Other revenue...............................................      196,880            --
                                                              -----------   -----------
                                                               20,845,820    23,164,624
Direct contract costs.......................................   13,822,316    14,793,680
                                                              -----------   -----------
          Gross profit......................................    7,023,504     8,370,944
                                                              -----------   -----------
Indirect expenses...........................................    3,839,614     3,902,943
Bonuses.....................................................           --       670,000
                                                              -----------   -----------
                                                                3,839,614     4,572,943
                                                              -----------   -----------
          Operating income..................................    3,183,890     3,798,001
                                                              -----------   -----------
Other income (expense):
     Investment income......................................      397,834       957,863
     Other income...........................................      234,370       261,816
     Litigation settlement..................................   (1,088,000)           --
     Interest expense.......................................       (1,907)       (1,005)
     Other expense..........................................     (103,437)     (147,355)
                                                              -----------   -----------
                                                                 (561,140)    1,071,319
                                                              -----------   -----------
          Net income........................................  $ 2,622,750   $ 4,869,320
                                                              ===========   ===========

                       See Notes to Financial Statements.

                        ADVANCED MANAGEMENT INCORPORATED

                       STATEMENTS OF SHAREHOLDER'S EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                           UNREALIZED
                                                          ACCUMULATED
                                     COMMON   PAID-IN    GAINS (LOSSES)    RETAINED
                                     STOCK    CAPITAL    ON INVESTMENTS    EARNINGS        TOTAL
                                     ------   --------   --------------   -----------   -----------
BALANCE, DECEMBER 31, 1995.........  $5,000    300,000       261,209       10,015,478    10,581,687
Unrealized gain on investments.....     --          --       282,236               --       282,236
Net income.........................     --          --            --        2,622,750     2,622,750
Shareholder distributions..........     --          --            --         (172,160)     (172,160)
                                     ------   --------     ---------      -----------   -----------
BALANCE, DECEMBER 31, 1996.........  5,000     300,000       543,445       12,466,068    13,314,513
Unrealized loss on investments.....     --          --      (131,807)              --      (131,807)
Net income.........................     --          --            --        4,869,320     4,869,320
Shareholder distributions..........     --          --            --       (7,171,033)   (7,171,033)
                                     ------   --------     ---------      -----------   -----------
BALANCE, DECEMBER 31, 1997.........  $5,000   $300,000     $ 411,638      $10,164,355   $10,880,993
                                     ======   ========     =========      ===========   ===========

                       See Notes to Financial Statements.

                        ADVANCED MANAGEMENT INCORPORATED

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996           1997
                                                              -----------   ------------
Cash flows from operating activities:
Net income..................................................  $ 2,622,750   $  4,869,320
Adjustments to reconcile net income to net cash provided by
  operating activities --
  Depreciation..............................................      109,867         60,375
  Increase (decrease) in allowance for doubtful accounts....      (26,725)        87,966
  Realized gains on transfer and sales of investments.......           --       (616,220)
  Realized loss on sale of investments......................       74,704             --
  Deferred rent.............................................      (38,623)            --
  Changes in assets and liabilities --
     (Increase) decrease in --
       Accounts receivable..................................   (2,631,929)     1,257,225
       Prepaid expenses.....................................     (510,408)       817,642
       Deposits.............................................       37,295         17,486
     Increase (decrease) in --
       Accounts payable.....................................      181,875         59,460
       Accrued expenses.....................................     (347,600)       658,918
       Accrued litigation settlement........................    1,088,000     (1,088,000)
                                                              -----------   ------------
          Net cash provided by operating activities.........      559,206      6,124,172
                                                              -----------   ------------
Cash flows from investing activities:
Principal payments received on note
  receivable -- shareholder.................................       28,223         23,844
Purchases of investment securities..........................   (3,801,861)   (16,940,057)
Proceeds from sale of investment securities.................    3,342,731     11,753,460
Purchase of property and equipment..........................      (97,519)        (9,853)
                                                              -----------   ------------
          Net cash (used in) investing activities...........     (528,426)    (5,172,606)
                                                              -----------   ------------
Cash flows from financing activities:
Distributions to shareholder................................     (172,160)      (306,609)
                                                              -----------   ------------
          Net cash (used in) financing activities...........     (172,160)      (306,609)
                                                              -----------   ------------
          Net increase (decrease) in cash and cash
             equivalents....................................     (141,380)       644,957
Cash and cash equivalents:
Beginning...................................................      309,726        168,346
                                                              -----------   ------------
Ending......................................................  $   168,346   $    813,303
                                                              ===========   ============
Supplemental disclosures of cash flow information:
Cash payments for --
  Interest..................................................  $     1,907   $      1,005
                                                              ===========   ============
  Income taxes -- state.....................................  $    72,260   $      1,538
                                                              ===========   ============

                       See Notes to Financial Statements.

                        ADVANCED MANAGEMENT INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  NATURE OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Nature of business: Advanced Management Incorporated (the "Company"), is a Virginia corporation organized on August 10, 1981. The Company engages in computer consulting, training, computer facility operations, and other computer related services. Virtually all of the Company's business is currently with government or quasi-government agencies. The Company's principal market locations include Washington, D.C. and Leawood, Kansas.

A summary of the Company's significant accounting policies follows:

Basis of accounting: The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all cash accounts which are not subject to withdrawal restrictions or penalties and money market funds with a maturity of three months or less, as cash and cash equivalents.

Revenue and cost recognition: The Company's services are performed under various time-and-material and fixed price contracts. Revenue from time-and-material contracts is recognized on the basis of man-hours provided plus other reimbursable contract costs incurred during the period. Revenue from fixed price contracts is recognized on the percentage of completion method. Under this method, individual contract revenue earned is based upon the percentage relationship that contract costs incurred bear to management's estimate of total contract costs. The Company currently provides for all known or anticipated losses on contracts.

Allowance for doubtful accounts: The allowance for doubtful accounts is based on management's evaluation of the collectibility of existing accounts receivable.

Investments available for sale: The Company has various holdings in bonds, equity securities and mutual funds. These investments are accounted for under the fair market value method as required by Statement of Financial Accounting Standard 115. Under this pronouncement the Company does not reflect unrealized gains or losses in the statement of operations, rather as an addition or reduction to the shareholder's equity section of the balance sheet.

Property and equipment: Property and equipment are recorded at cost. Depreciation has been calculated using accelerated and straight line methods over the estimated useful lives of the respective assets.

Income taxes: The Company has elected to be treated as an "S" Corporation under subchapter "S" of the Internal Revenue Code, which provides that, in lieu of corporation income taxes, the shareholders separately account for their pro-rata share of the Company's items of income, deductions, losses and credits. As a result of this election, no income taxes have been recognized in the accompanying financial statements.

Financial credit risk: The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        ADVANCED MANAGEMENT INCORPORATED

NOTE 2.  ACCOUNTS RECEIVABLE

The Company's accounts receivable consisted of the following amounts as of December 31, 1996 and 1997:

                                                          1996         1997
                                                       ----------   ----------
Billed...............................................  $6,187,507   $4,971,953
Unbilled.............................................     172,560      118,541
Other receivables....................................       1,531       13,879
                                                       ----------   ----------
                                                        6,361,598    5,104,373
     Allowance for doubtful accounts.................          --       87,966
                                                       ----------   ----------
                                                       $6,361,598   $5,016,407
                                                       ==========   ==========

NOTE 3.  INVESTMENTS -- AVAILABLE FOR SALE

As of December 31, 1996 and 1997, the Company owned bonds, equity security and mutual funds that are readily marketable. The cost and fair market value of these marketable securities were as follows:

                                                 1996                        1997
                                       -------------------------   -------------------------
                                          COST      MARKET VALUE      COST      MARKET VALUE
                                       ----------   ------------   ----------   ------------
Accrued interest:
     Smith Barney....................  $    6,874    $    6,874    $    6,880    $    6,880
Bonds:
     NationsBank ....................   1,981,104     1,969,066     2,455,060     2,505,300
     Smith Barney....................     415,000       447,191       415,000       457,330
Equity securities:
     Trigon Healthcare...............          --            --       122,403       169,352
Money funds:
     Smith Barney....................       1,968         1,968            --            --
Mutual funds:
     American Capital Emerging
       Growth--B.....................     121,938       147,497       139,340       172,640
     Federated American Lenders
       Fund..........................          --            --     1,086,411     1,049,685
     Federated Equity Income Fund....          --            --       514,735       497,421
     Liberty American Lenders
       Funds.........................   1,422,036     1,744,675            --            --
     MFS--Emerging Growth Class B....     162,796       304,238       165,478       364,273
     Smith Barney....................     758,088       791,740       857,519       951,583
                                       ----------    ----------    ----------    ----------
                                       $4,869,804    $5,413,249    $5,762,826    $6,174,464
                                       ==========    ==========    ==========    ==========

Investment income for the years ended December 31, 1996 and 1997 consists of the following components:

                                                            1996       1997
                                                          --------   --------
Interest................................................  $330,179   $136,985
Dividends...............................................    14,513    204,658
Capital gains...........................................   127,846    616,220
Capital losses..........................................   (74,704)        --
                                                          --------   --------
                                                          $397,834   $957,863
                                                          ========   ========

                        ADVANCED MANAGEMENT INCORPORATED

NOTE 4.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31, 1996 and 1997:

                                                            1996       1997
                                                          --------   --------
Furniture and fixtures..................................  $199,963   $199,963
Computer hardware and software..........................    38,412     48,265
Equipment...............................................   337,190    337,190
Automobiles.............................................   123,972    123,972
Leasehold improvements..................................     3,269      3,269
                                                          --------   --------
                                                           702,806    712,659
Less accumulated depreciation and amortization..........   554,597    614,972
                                                          --------   --------
                                                          $148,209   $ 97,687
                                                          ========   ========

NOTE 5.  CONSULTING CONTRACT

The Company has entered into an agreement with Systems Development Group, Inc. for accounting, contract support, and administration services on an "as needed" basis. Billings for these services are based on cost plus 25%. During the years ended December 31, 1996 and 1997, the Company paid $249,593 and $145,000, respectively, to Systems Development Group, Inc. on these contracts. There were no outstanding amounts due on these contracts at December 31, 1996 and 1997.

NOTE 6.  LEASING ARRANGEMENTS

The Company has entered into a lease commitment for office space.

The total minimum rental commitment under this lease as of December 31, 1997 is outlined below:

                 YEARS ENDING DECEMBER 31,
                 -------------------------
1998........................................................  $226,655
1999........................................................    57,079
                                                              --------
                                                              $283,734
                                                              ========

Rent expense for the years ended December 31, 1996 and 1997 charged to operations totaled $194,169 and $220,054, respectively.

NOTE 7.  RETIREMENT PLAN

The Company maintains a qualified 401(k) and profit sharing plan for its eligible employees. The Company can make discretionary contributions to this plan of up to 15% of eligible compensation. For the years ended December 31, 1996 and 1997, the Company charged to operations $37,930 and $157,467, respectively related to this plan.

NOTE 8.  RELATED PARTY TRANSACTIONS

The Company loaned to the president of the Company the sum of $2 million for 30 years at an interest rate of 7% in May 1993. Monthly principal and interest payments amount to $13,306. During 1997, this note was forgiven by the Company and the remaining principal of $1,896,298 is included as a distribution to the shareholder.

                        ADVANCED MANAGEMENT INCORPORATED

NOTE 8.  RELATED PARTY TRANSACTIONS -- (CONTINUED)
The Company's distributions to the shareholder totaled $7,171,033 during 1997. These distributions related to the transfer of investments from the Company's portfolio of $4,909,793, premiums paid on behalf of the Owner for Officer's Life Insurance of $364,942, and forgiveness of note of $1,896,298.

A bonus of $670,000 was paid to the shareholder during 1997.

NOTE 9.  MAJOR CUSTOMERS

Substantially all of the Company's revenue for the years ended December 31, 1996 and 1997 and accounts receivable at December 31, 1996 and 1997 are derived through contracts with the U.S. Government.

NOTE 10.  CONTINGENCIES

The Company has cost reimbursable type contracts with the federal government. Consequently, the Company is reimbursed based upon their direct expenses attributable to the contracts, plus a percentage based upon overhead and general and administrative expenses. The overhead and general and administrative rates are estimates. Accordingly, if the actual rates as determined by the Defense Contract Audit Agency are below the Company's estimates, a refund for the difference would be due to the federal government. The Company does not anticipate any significant adjustment.

The Company has undergone a contract audit performed by the Resolution Trust Corporation (RTC). The preliminary findings by RTC indicate that they had reimbursed the Company for unsubstantiated travel costs in the amount of approximately $100,000. This amount has been set up as an allowance and included on the balance sheets as a contract contingency. The Company is currently contesting this finding.

On May 27, 1996, the Company's Martinsburg, West Virginia post office contract was terminated for the convenience of the U.S. Postal Service. This decision by the U.S. Postal Service resulted in a law suit being filed against the Company by its displaced West Virginia employees. These former employees alleged that the Company violated the U.S. Fair Labor Standards Act and the West Virginia Wage Payment and Collection Act. The suit was settled on May 9, 1997 for the sum of $1,270,000 of which the Company has accrued and charged $1,020,000 to operations for the year ended December 31, 1996. The Company's insurance carrier, Hartford, paid the difference of $250,000.

Four individuals filed a lawsuit against the Company for wrongful termination and pregnancy discrimination. This suit was settled on June 9, 1997 for a total of $68,000. This amount was charged to operations for the year ended December 31, 1996.

NOTE 11.  SUBSEQUENT EVENTS

Effective January 31, 1998, the Company was acquired by Advanced Communication Systems, Inc.

The Company distributed approximately $6,200,000 of investments to the shareholder subsequent to year end.

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Directors
Integrated Systems Control, Inc.
Virginia Beach, Virginia

We have audited the accompanying balance sheets of Integrated Systems Control, Inc. (an S corporation) as of September 30, 1996 and 1997, and the related statements of income, retained earnings and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Integrated Systems Control, Inc. as of September 30, 1996 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          FAILES AND ASSOCIATES, P.C.

January 14, 1998

                        INTEGRATED SYSTEMS CONTROL, INC.

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1996 AND 1997

                                                                 1996         1997
                                                              ----------   ----------
                                    ASSETS
Current assets:
Cash and cash equivalents...................................  $   36,083   $   27,670
Accounts receivables -- trade...............................   3,046,071    3,079,260
Loans receivable -- officers................................      10,000           --
Prepaid expenses............................................       3,191       26,692
                                                              ----------   ----------
                                                               3,095,345    3,133,622
Property and equipment......................................   2,371,766    2,361,601
Other assets................................................      40,458       61,902
                                                              ----------   ----------
                                                              $5,507,569   $5,557,125
                                                              ==========   ==========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable...............................................  $  614,000   $  434,000
Current portion of long-term debt...........................     116,498      130,250
Accounts payable -- trade...................................     319,423      126,575
Accrued expenses............................................     583,524      811,250
                                                              ----------   ----------
                                                               1,633,445    1,502,075
Long-term debt, net.........................................   1,911,420    1,782,953
                                                              ----------   ----------
                                                               3,544,865    3,285,028
                                                              ----------   ----------
Stockholders' equity:
Common stock, par value $1 per share; 1,000 shares
  authorized, issued and outstanding........................       1,000        1,000
Retained earnings...........................................   1,961,704    2,271,097
                                                              ----------   ----------
                                                               1,962,704    2,272,097
                                                              ----------   ----------
                                                              $5,507,569   $5,557,125
                                                              ==========   ==========

                 See Accompanying Notes to Financial Statements

                        INTEGRATED SYSTEMS CONTROL, INC.

                              STATEMENTS OF INCOME
                    YEARS ENDED SEPTEMBER 30, 1996 AND 1997

                                                                 1996          1997
                                                              -----------   -----------
Contract revenues...........................................  $10,686,969   $12,179,618
                                                              -----------   -----------
Expenses (including provision for depreciation and
  amortization of $210,264 (1996) and $213,212 (1997))
Direct job costs............................................    5,712,848     6,504,569
Overhead expenses...........................................    3,177,367     3,746,152
General and administrative expenses.........................    1,007,793     1,138,872
Non-allocable items.........................................       48,478        90,710
                                                              -----------   -----------
Operating income............................................      740,483       699,315
Interest expense............................................      221,198       217,586
                                                              -----------   -----------
     Net income.............................................  $   519,285   $   481,729
                                                              ===========   ===========

                 See Accompanying Notes to Financial Statements

                        INTEGRATED SYSTEMS CONTROL, INC.

                        STATEMENTS OF RETAINED EARNINGS
                    YEARS ENDED SEPTEMBER 30, 1996 AND 1997

                                                                 1996         1997
                                                              ----------   ----------
RETAINED EARNINGS -- BEGINNING..............................  $1,511,345   $1,961,704
Net income..................................................     519,285      481,729
S corporation cash dividends paid...........................     (68,926)    (172,336)
                                                              ----------   ----------
RETAINED EARNINGS -- ENDING.................................  $1,961,704   $2,271,097
                                                              ==========   ==========

                 See Accompanying Notes to Financial Statements

                        INTEGRATED SYSTEMS CONTROL, INC.

                            STATEMENTS OF CASH FLOWS
                    YEARS ENDED SEPTEMBER 30, 1996 AND 1997

                                                                 1996         1997
                                                              -----------   ---------
Cash flows from operating activities
Net income..................................................  $   519,285   $ 481,729
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      210,264     213,212
  Gain (loss) on disposal of fixed assets...................       (2,575)      2,107
  Changes in assets and liabilities:
  (Increase) decrease in:
     Accounts receivable....................................   (1,017,444)    (33,189)
     Prepaid expense........................................        2,236     (23,501)
     Deposits...............................................       (4,933)    (23,141)
  Increase (decrease) in:
     Accounts payable -- trade..............................      239,047    (192,848)
     Accrued expenses.......................................       81,408     227,726
                                                              -----------   ---------
          Net cash provided by operating activities.........       27,288     652,095
                                                              -----------   ---------
Cash flows from investing activities
Proceeds from sale of fixed asset...........................        2,575          --
Capital expenditures........................................     (227,212)   (203,457)
Net cash used in investing activities.......................     (224,637)   (203,457)
Cash flows from financing activities
Net borrowings (payments) under line-of-credit agreements...        5,000    (180,000)
Proceeds from long-term borrowing...........................      100,000          --
Principal payments on long-term debt........................     (100,154)   (114,715)
Repayments from officers....................................           --      10,000
Cash dividends paid to stockholders.........................      (68,926)   (172,336)
                                                              -----------   ---------
          Net cash provided used in investing activities....      (64,080)   (457,051)
                                                              -----------   ---------
Net decrease in cash and cash equivalents...................     (261,429)     (8,413)
Cash and cash equivalents, at beginning of year.............      297,512      36,083
                                                              -----------   ---------
Cash and cash equivalents, at end of year...................  $    36,083   $  27,670
                                                              ===========   =========
Supplemental disclosures of cash flow information
Interest paid...............................................  $   221,198   $ 217,586
                                                              ===========   =========
State income taxes refunded.................................  $    (4,804)  $      --
                                                              ===========   =========

                 See Accompanying Notes to Financial Statements

                        INTEGRATED SYSTEMS CONTROL, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES AND NATURE OF OPERATIONS

NATURE OF OPERATIONS

     Integrated Systems Control, Inc. is a Virginia based corporation. The Company's principal lines of business are communication resource master planning, implementation support and concept development, as well as, the design, engineering and analysis of communication systems. The principal markets of the Company are the United States and allied military forces.

REVENUE RECOGNITION

     The principal source of revenue of Integrated Systems Control, Inc. is contracts for systems engineering services in the government defense industry. Revenue on cost-plus-fixed-fee contracts is recognized to the extent of costs incurred plus a proportionate amount of fee earned. Revenue on firm-fixed-price contracts is recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Revenue on time-and-material contracts is recognized based on hours incurred, extended at contract rates plus materials expense incurred. Anticipated losses are recognized as soon as they become known.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization is provided using accelerated and straight-line methods over the estimated useful lives of the assets. Expenditures for major renewals or betterments that extend the useful lives of property, plant and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

ADVERTISING

     The Company follows the policy of charging the cost of advertising to expense as incurred. There were no advertising costs incurred for the years ended September 30, 1996 and 1997.

INCOME TAXES

     The Company's stockholders have elected to be taxed as an S Corporation. Under this election, the Company's net income or loss is reportable by the stockholders. Therefore, no provision or liability for federal or certain states income taxes is presented in these statements. The Company operated in one state which required them to pay income taxes on approximately 13% of the Company's net income. A (benefit) provision of $-0- (1997) and ($4,804) (1996) for state income tax has been reflected in general and administrative expenses.

CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

NOTE 2.  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        INTEGRATED SYSTEMS CONTROL, INC.

NOTE 3.  CONCENTRATION OF CREDIT RISK

     The Company maintains its cash in bank deposit accounts at high credit quality financial institutions. The balances, at times, may exceed Federally insured limits.

     The Company is also subject to concentration of credit risk due to high dollar value of accounts receivable. The credit risk with respect to accounts receivable is mitigated because the majority of the Company's receivables are due from prime contractors conducting business with agencies of the U.S. Government.

NOTE 4.  ACCOUNTS RECEIVABLE -- TRADE

     Accounts receivable -- trade consist of the following:

                                                                 1996         1997
                                                              ----------   ----------
Amounts billed, net of allowance for doubtful accounts of
  $-0-(1996), $36,226 (1997)................................  $2,774,669   $2,882,630
Recoverable costs and accrued profit on progress
  completed -- not billed...................................     271,402      196,630
                                                              ----------   ----------
                                                              $3,046,071   $3,079,260
                                                              ==========   ==========

     Recoverable costs and accrued profit not billed principally comprise amounts of revenue recognized on contracts for which billings had not been presented to the contract owners because the amounts were not billable at balance sheet date. It is anticipated such unbilled amounts will be billed and collectible in the near future once certain contract commitments have been fulfilled.

NOTE 5.  LOANS RECEIVABLE -- OFFICERS

     Loans receivable -- officers represents a note with interest accrued at 8 1/4% per annum. The balances are $10,000 (1996) and $-0- (1997).

NOTE 6.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                 1996         1997
                                                              ----------   ----------
     Land...................................................  $  231,325   $  231,325
     Building and related fixtures..........................   1,978,332    1,995,940
     Furniture and fixtures.................................     813,855      708,844
     Computer equipment and software........................     283,159      445,642
                                                              ----------   ----------
                                                               3,306,671    3,381,751
     Less: Accumulated depreciation and amortization........     934,905    1,020,150
                                                              ----------   ----------
                                                              $2,371,766   $2,361,601
                                                              ==========   ==========

                        INTEGRATED SYSTEMS CONTROL, INC.

NOTE 7.  OTHER ASSETS

     Other assets consist of the following:

                                                               1996      1997
                                                              -------   -------
Deposits....................................................  $ 9,562   $32,703
Loan acquisition costs, net of amortization of $3,041 (1996)
  and $4,738 (1997).........................................   30,896    29,199
                                                              -------   -------
                                                              $40,458   $61,902
                                                              =======   =======

NOTE 8.  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                1996       1997
                                                              --------   --------
Payroll.....................................................  $258,363   $511,515
Vacation and sick leave.....................................   304,284    275,285
Benefits....................................................    20,876     24,450
                                                              --------   --------
                                                              $583,523   $811,250
                                                              ========   ========

                        INTEGRATED SYSTEMS CONTROL, INC.

NOTE 9.  NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable consists of the following line of credit arrangements with a bank. All credit arrangements are secured by accounts receivable, furniture, fixtures, equipment and various current and future U.S. Government contract rights.

                                                                 1996         1997
                                                              ----------   ----------
$1,000,000 maximum borrowing limit, interest accrues monthly
  at the prime rate plus one-half percent...................  $  614,000   $  434,000
                                                              ==========   ==========
Long-term debt consists of the following:

Note payable with bank, balloon payment due February 2005,
  payable in monthly installments of $9,062 including
  interest at 9.9% (fixed for first five years) secured by a
  First Deed of Trust on the office building with a book
  value of $2,105,000.......................................  $  989,199   $  976,898
Note payable with Urban Business Development Corporation,
  due January 2015, payable in monthly installments of
  $6,537, including interest at 8.575%, also added to
  monthly payment is $375 for Small Business Administration
  (SBA) service fees (which will be recalculated every five
  years based on the principal balance at that time), the
  note is guaranteed by the SBA plus secured by a second
  deed of trust on the office building and personal
  guarantees of the stockholders............................     722,518      706,847
Note payable with bank, due April 2000, payable in monthly
  installments of $6,264, including interest at 9.25%
  secured by accounts receivables, furniture, fixtures,
  equipment and various government contracts................     229,443      173,426
Note payable with bank, due April 1999, payable in monthly
  installments of $3,169, including interest at 8.75%,
  secured by accounts receivable, furniture, fixtures,
  equipment and various government contracts................      86,758       56,032
                                                              ----------   ----------
                                                               2,027,918    1,913,203
     Less: current portion..................................     116,498      130,250
                                                              ----------   ----------
                                                              $1,911,420   $1,782,953
                                                              ==========   ==========

     Annual maturities of long term-debt after September 30, 1997, are as follows:

1998....................................  $  130,250
1999....................................     120,199
2000....................................      77,308
2001....................................      47,550
Thereafter..............................   1,537,896
                                          ----------
                                          $1,913,203
                                          ==========

NOTE 10.  LEASE COMMITMENTS

     The Company leases three facilities which are accounted for as noncancelable operating leases expiring through April 2001. In addition, the Company rents equipment under noncancelable operating leases expiring on various dates through November 1999.

                        INTEGRATED SYSTEMS CONTROL, INC.

NOTE 10.  LEASE COMMITMENTS -- (CONTINUED)
     The following is a schedule of future minimum rental payments required under the above leases as of September 30, 1997:

1998....................................  $  514,399
1999....................................     490,432
2000....................................     325,956
2001....................................     218,858
2002....................................     193,805
                                          ----------
                                          $1,743,450
                                          ==========

     Rent expense charged to operations was $247,641 (1996) and $363,960 (1997).

NOTE 11.  EMPLOYEE BENEFIT PLANS

     The Company maintains a qualified 401(k) employee savings and profit sharing plan for the benefit of substantially all employees. Under the plan, individual employee contributions are not to exceed the lesser of 15% of total compensation earned by plan participants during the year or $9,500 (1996 and 1997). The Company matches, within prescribed limits, the contributions of employees. The Company also has the option to make additional profit sharing contributions to the plan. Employer contributions to the plan amounted to $160,106 (1996) and $189,261 (1997).

NOTE 12.  SUBSEQUENT EVENTS

     Effective November 1, 1997, all of the outstanding common stock of the company was acquired by Advanced Communications Systems, Inc. (ACS), a company publicly traded on the NASDAQ exchange. In order to conform with ACS's fiscal year, the accompanying financial statements have been presented based on a September 30 year end.

ADVANCED                COMMUNICATION                SYSTEMS,               INC.

                             DESCRIPTION OF GRAPHIC

    [Picture of: satellite dish, army personnel discussing data presented on computer terminal;
  systems operator sitting at communications lab; systems integrator inserting communications boards into a chasis; communications equipment]

                                 COMMUNICATION
                                 SYSTEMS

                                 INFORMATION
                                 TECHNOLOGY

                                 SYSTEMS
                                 INTEGRATION

          CORPORATE HEADQUARTERS: 10089 LEE HIGHWAY, FAIRFAX, VA 22030
        CRYSTAL CITY - ALEXANDRIA - PHILADELPHIA - VIRGINIA BEACH - SAN
                        DIEGO - CHARLESTON - LOS ANGELES
        EL SEGUNDO - COLORADO SPRINGS - LUSBY, MARYLAND - UNITED KINGDOM

              (703) 934-8130  FAX: (703) 934-8807  www.advcom.com

===============================================================================

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    7
Use of Proceeds.......................   13
Dividend Policy.......................   13
Price Range of Common Stock...........   14
Capitalization........................   14
Unaudited Pro Forma Condensed
  Consolidated Statement of
  Operations..........................   15
Selected Consolidated Financial Data..   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business..............................   25
Management............................   37
Certain Transactions..................   43
Principal and Selling Stockholders....   44
Description of Capital Stock..........   46
Shares Eligible for Future Sale.......   48
Underwriting..........................   49
Legal Matters.........................   50
Experts...............................   50
Available Information.................   50
Glossary of Acronyms..................   52
Index to Financial Statements.........  F-1

                                2,525,000 SHARES

                                    ADVANCED
                                 COMMUNICATION
                                 SYSTEMS, INC.
                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                           A.G. EDWARDS & SONS, INC.

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                           SCOTT & STRINGFELLOW, INC.

                                  MAY 20, 1998

===============================================================================